UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12

barnesandnoble.com inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

                               Class A Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

                               44,141,587 shares of common stock and stock options to purchase 8,501,221 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was based upon the sum of (a) the product of 44,141,587 common shares and the merger consideration of $3.05 per share and (b) the difference between (i) the product of the merger consideration of $3.05 per share and the 8,501,221 common shares subject to outstanding stock options of which the exercise price per share is less than the per share merger consideration and (ii) the product of the weighted average exercise price per share of such stock options and such 8,501,221 common shares. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the amount of the filing fee was determined by multiplying $0.00008090 by the amount calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

                               $149,849,026

(5)	Total fee paid:

                               $12,122.79

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
(212) 414-6000

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

May 3, 2004

Dear Stockholder:

      You are cordially invited to attend the special meeting of our stockholders to be held on May 27, 2004, at 10:00 a.m., local time, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York.

      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 8, 2004, among Barnes & Noble, Inc., B&N.com Holding Corp., B&N.com Acquisition Corp. and barnesandnoble.com inc., providing for the acquisition of barnesandnoble.com inc. by Barnes & Noble, Inc. If our stockholders adopt the merger agreement, B&N.com Acquisition Corp. will merge with and into barnesandnoble.com inc. and each issued and outstanding share of our Class A common stock (other than shares held by Barnes & Noble, Inc., B&N.com Holding Corp. and their respective subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $3.05 in cash, without interest and less any applicable withholding taxes. As a result of the merger, we will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Barnes & Noble, Inc.

      The attached proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful and prompt attention. You also may obtain more information about us from documents that we have filed with the Securities and Exchange Commission.

      Our board of directors, upon the recommendation of a special committee consisting of two independent directors and by unanimous vote and after careful consideration, (i) has approved the merger agreement and the transactions contemplated thereby, including the merger and (ii) has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our unaffiliated stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and merger.

      The affirmative vote of a majority of the voting power of our outstanding common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. As of March 15, 2004, Barnes & Noble, Inc. controlled approximately 96.3% of our voting power and has committed to vote in favor of the merger agreement and the merger. The affirmative vote of the shares controlled by Barnes & Noble, Inc. is sufficient under Delaware law to adopt the merger agreement and approve the merger.

      It is important your shares be represented at the special meeting, whether or not you plan to attend the special meeting. Therefore, please complete, sign, date and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope. Should you prefer, you may vote by telephone or via the Internet by following the instructions on the proxy card or voting instruction form.

      Thank you for your cooperation.

Sincerely,

Marie J. Toulantis Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger, passed upon the fairness or merits of the merger, or passed upon the accuracy or adequacy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

      This proxy statement is dated May 3, 2004 and is first being mailed to our stockholders beginning on or about May 3, 2004.

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
(212) 414-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2004

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of barnesandnoble.com inc., a Delaware corporation, will be held on May 27, 2004, at 10:00 a.m. local time, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York, for the following purposes:

      1.     To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 8, 2004, among Barnes & Noble, Inc., B&N.com Holding Corp., B&N.com Acquisition Corp. and barnesandnoble.com inc., pursuant to which Barnes & Noble, Inc. will acquire us for $3.05 in cash, without interest and less any applicable withholding taxes, per share of our outstanding common stock (other than shares held by Barnes & Noble, Inc., B&N.com Holding Corp. and their respective subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly owned subsidiary, B&N.com Acquisition Corp., with and into barnesandnoble.com inc. The merger agreement and merger are described in the attached proxy statement, which you are encouraged to read carefully. A copy of the merger agreement is included as Annex A to the attached proxy statement.

      2.     To transact such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting and any matters incidental thereto.

      Only our stockholders of record at the close of business on April 23, 2004 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Adoption of the merger agreement requires the affirmative vote of a majority of the voting power of our outstanding common stock entitled to vote at the special meeting. As of March 15, 2004, Barnes & Noble, Inc. controlled approximately 96.3% of our voting power and has committed to vote in favor of the merger agreement and the merger.

      If you do not vote in favor of the merger agreement and the merger, and you otherwise comply with the applicable statutory provisions of Delaware law, you will be entitled to appraisal rights for your shares if the merger is completed. By properly exercising such appraisal rights, you will be entitled to receive, in lieu of the $3.05 per share merger consideration, payment in cash equal to the “fair value” of your shares, as determined in accordance with Delaware law. A copy of these provisions is included as Annex B to the attached proxy statement. We also refer you to the information included in the section of the attached proxy statement entitled “THE MERGER — Appraisal Rights.”

Sincerely,

Marie J. Toulantis
Chief Executive Officer

New York, New York

May 3, 2004

      Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may vote by telephone or via the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by telephone or via the Internet or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement and the merger. You may revoke your proxy and vote in person if you decide to attend the special meeting.

      If you have certificates representing shares of our common stock, please do not send your certificates to us at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of our common stock. If you hold your shares of our common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of our common stock. In such a case, following completion of the merger, the exchange agent will automatically mail you the merger consideration in exchange for the cancellation of your shares of our common stock.

      No person has been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by barnesandnoble.com inc. or any other person.

      If you have any questions or need assistance in voting your shares of our common stock, please contact:

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
Attn: Investor Relations, Kevin M. Frain
(212) 414-6000

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	6
THE PARTIES TO THE MERGER	8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	9
SPECIAL FACTORS	10
Background of the Merger	10
Recommendation of the Special Committee and our Board of Directors	15
Reasons for the Special Committee’s Determination; Fairness of the Merger	16
Reasons for our Board of Directors’ Determination; Fairness of the Merger	18
Opinion of the Special Committee’s Financial Advisor	19
Our Financial Projections	25
Position of the Barnes & Noble Parties as to the Fairness of the Merger	25
Purposes and Reasons for the Merger; Consideration of Alternatives; Structure of the Merger	26
Presentations of Barnes & Noble’s Financial Advisor	28
Effects of the Merger	31
Plans for the Company	31
Interests of Directors and Officers in the Merger	32
Certain Relationships and Related Transactions	34
Provisions for Unaffiliated Stockholders	37
THE MERGER	38
Effective Time of the Merger	38
Payment of Merger Consideration and Surrender of Stock Certificates	38
Risks that the Merger will not be Completed	39
Merger Financing; Sources of Funds	39
Certain U.S. Federal Income Tax Consequences	40
Litigation Relating to the Merger	40
Regulatory Matters	41
Accounting Treatment	41
Estimated Fees and Expenses of the Merger	41
Appraisal Rights	41
THE SPECIAL MEETING	44
Date, Time and Place of the Special Meeting	44
Matters to be Considered at the Special Meeting	44
Vote Required	44
Record Date, Voting Rights, Quorum and Revocability of Proxies	44
Expenses of Proxy Solicitation	45
Adjournments and Postponements	45
Exchanging Stock Certificates	45
THE MERGER AGREEMENT	46
Effective Time of the Merger	46
The Merger	46
Merger Consideration	46
Stock Options	46

i

Surrender of Certificates and Payment Procedures	46
Representations and Warranties	47
Covenants	48
Conditions to Completing the Merger	50
Termination	51
Amendment and Waiver	52
Fees and Expenses	52
Governing Law	52
Assignment	52
Our Actions	52
SUMMARY HISTORICAL FINANCIAL DATA	53
MARKET PRICE AND DIVIDENDS	54
PRINCIPAL STOCKHOLDERS	55
CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK	57
OTHER MATTERS	58
STOCKHOLDER PROPOSALS	58
INDEPENDENT ACCOUNTANTS	58
WHERE YOU CAN FIND MORE INFORMATION	58

ANNEXES

ANNEX A	—	AGREEMENT AND PLAN OF MERGER
ANNEX B	—	DELAWARE GENERAL CORPORATION LAW SECTION 262 — APPRAISAL RIGHTS
ANNEX C	—	OPINION OF CREDIT SUISSE FIRST BOSTON LLC
ANNEX D	—	INFORMATION RELATING TO THE COMPANY, B&N.COM AND THE BARNES & NOBLE PARTIES
ANNEX E	—	ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2003

ii

SUMMARY TERM SHEET

      This summary highlights the material information contained elsewhere in this proxy statement. You should carefully read the entire proxy statement, including the documents which are annexed to this proxy statement.

The Parties to the Merger

barnesandnoble.com inc.

      barnesandnoble.com inc. is a holding company whose sole asset is its approximate 29.6% interest in barnesandnoble.com llc and whose sole business is acting as sole manager of barnesandnoble.com llc. barnesandnoble.com inc. is referred to as the “Company,” “we,” “our,” or “us” in this proxy statement. The Company is soliciting your proxy in connection with the proposed merger involving the Company and Barnes & Noble, Inc.

barnesandnoble.com llc

      barnesandnoble.com llc is a leading Internet-based retailer of books, music and DVD/video. barnesandnoble.com llc is referred to as “B&N.com” in this proxy statement.

Barnes & Noble, Inc.

      Barnes & Noble, Inc. is the nation’s largest bookseller, operating 647 Barnes & Noble bookstores in 49 states and 195 B. Dalton Bookseller stores, primarily in regional shopping malls as of January 31, 2004. Barnes & Noble, Inc. also has approximately a 64% interest in GameStop Corp., the nation’s largest video-game and PC-entertainment software specialty retailer with over 1,500 stores. Barnes & Noble, Inc., through its wholly owned subsidiary B&N.com Holding Corp., beneficially owned 119,138,502 shares of our capital stock representing approximately 72.9% of our outstanding equity interest and approximately 96.3% of our voting interest as of March 15, 2004. Barnes & Noble, Inc. is referred to as “Barnes & Noble” in this proxy statement.

B&N.com Holding Corp.

      B&N.com Holding Corp. is a wholly owned subsidiary of Barnes & Noble, whose sole assets consist of membership units in B&N.com and common stock in the Company. B&N.com Holding Corp. is referred to as “B&N Holding” in this proxy statement.

B&N.com Acquisition Corp.

      B&N.com Acquisition Corp., a wholly owned subsidiary of B&N Holding, was created solely for the purpose of effecting the merger. In the merger, B&N.com Acquisition Corp. will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Barnes & Noble. B&N.com Acquisition Corp. is referred to as “B&N Acquisition” in this proxy statement.

      Barnes & Noble, B&N Holding and B&N Acquisition are sometimes referred to as the “Barnes & Noble Parties” in this proxy statement.

Terms of the Merger

      Pursuant to the merger agreement, Barnes & Noble will acquire the Company for $3.05 in cash, without interest and less any applicable withholding taxes, for each share of our outstanding Class A common stock (other than shares held by Barnes & Noble, B&N Holding and their respective subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly owned subsidiary, B&N Acquisition, with and into the Company. All outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled, and each holder will be entitled to receive a cash payment equal to the difference between the exercise price of those options and $3.05 per share, less any applicable withholding taxes. At the closing of the merger, we will be a direct wholly owned subsidiary of B&N Holding, and B&N Acquisition will cease to exist as a separate entity. Shares of our Class A common stock are referred to in this proxy statement as our “common stock,” unless the context requires otherwise.

Special Committee of our Board of Directors

      Certain of our directors also serve as directors of Barnes & Noble or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not affiliated with Barnes & Noble or its affiliates, and who have no financial interest in the merger, should be formed to perform those tasks and, if appropriate, to recommend the merger and the terms of the merger agreement to our entire board of directors.

Vote Required (See Page 44)

      The merger agreement and the merger must be approved and adopted by the affirmative vote of a majority of the voting power of our common stock outstanding on the record date for the special meeting described in this proxy statement. For this vote, abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. As of March 15, 2004, Barnes & Noble controlled approximately 96.3% of the voting power of our common stock and has committed to vote in favor of the merger agreement and the merger. In addition, as of March 15, 2004, our directors and executive officers together beneficially owned approximately 11,416,521 shares of our common stock, which represent approximately 0.95% of the voting power of our common stock. We anticipate that each of our directors and executive officers who is a stockholder will vote in favor of the merger.

Recommendation of the Special Committee and our Board of Directors (See Page 15)

      After careful consideration, and in light of the factors described in the section of this proxy statement entitled “SPECIAL FACTORS — Reasons for our Board of Directors’ Determination; Fairness of the Merger,” our board of directors, based on the recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of our unaffiliated stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the merger.

      For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why our board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of our unaffiliated stockholders, see the sections of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for our Board of Directors’ Determination; Fairness of the Merger.”

Opinion of the Special Committee’s Financial Advisor (See Page 19)

      The special committee received the written opinion of Credit Suisse First Boston LLC, referred to as “Credit Suisse First Boston” in this proxy statement, to the effect that, as of January 8, 2004, the merger consideration to be received by the holders of our common stock (other than Barnes & Noble and its affiliates and directors and officers of each of the Company and Barnes & Noble) was fair, from a financial point of view, to such holders. The full text of Credit Suisse First Boston’s written opinion, dated January 8, 2004, is attached as Annex C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction.

Position of the Barnes & Noble Parties as to the Fairness of the Merger (See Page 25)

      The Barnes & Noble Parties have considered the factors examined by the special committee and our board of directors described in the sections of this proxy statement entitled “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for our Board of Directors’ Determination; Fairness of the Merger.” Based on these factors and certain other factors described under “SPECIAL FACTORS — Position of the Barnes & Noble Parties as to the Fairness of the Merger,” the Barnes & Noble Parties believe that the merger is both procedurally and substantively fair to our unaffiliated stockholders. The Barnes & Noble Parties reached this conclusion independent of Barnes & Noble’s obligation, pursuant to a purchase agreement, to pay Bertelsmann AG, referred to as “Bertelsmann” in this proxy statement, additional consideration if our stockholders received more than $3.05 per share in cash in the merger.

Interests of Directors and Officers in the Merger (See Page 32)

      When considering the recommendation of our board of directors that you vote for approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:

•	some of our directors and executive officers hold our common stock and have options to purchase our common stock and, as a result, will receive the merger consideration for these shares and options;

•	Barnes & Noble has agreed to assume or guarantee certain employment agreements and deferred compensation plans of the Company and B&N.com; and

•	following the merger, Barnes & Noble will indemnify our current and former directors and officers and provide these directors and officers with liability insurance for at least six years thereafter.

Effects of the Merger (See Page 31)

      Upon completion of the merger, B&N Acquisition will merge with and into the Company with the Company surviving the merger. Barnes & Noble will own 100% of our then-outstanding stock, and you will no longer be a stockholder of, or have any ownership interest in, the Company. We will no longer be a public company, and our common stock will no longer be quoted on the NASDAQ National Market. The registration of our common stock under the Securities Exchange Act of 1934, as amended, will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

Conditions to Completing the Merger (See Page 50)

      Conditions to the Obligations of the Parties. The obligations of each party to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	absence of a temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing consummation of the merger or any statute, rule, regulation or order enacted, entered or enforced preventing or prohibiting the consummation of the merger;

•	approval of the merger agreement by a majority of the votes entitled to be cast at the special meeting; and

•	receipt of all material consents, approvals or authorizations of or filings with governmental entities required for consummation of the merger.

      Conditions to our Obligations. Our obligations to complete the merger also are subject to the satisfaction or waiver of other conditions, including the following:

•	the representations and warranties of the Barnes & Noble Parties contained in the merger agreement are true and correct in all material respects;

•	each Barnes & Noble Party shall have performed and complied in all material respects with all its undertakings and agreements required by the merger agreement to be performed or complied with prior to or at the closing date; and

•	we shall have received a certificate of a senior officer of Barnes & Noble certifying that the above conditions have been fulfilled.

      Conditions to the Obligations of the Barnes & Noble Parties. The obligations of the Barnes & Noble Parties to complete the merger also are subject to the satisfaction or waiver of other conditions, including the following:

•	our representations and warranties contained in the merger agreement are true and correct in all material respects;

•	we shall have performed and complied in all material respects with all our undertakings and agreements required by the merger agreement to be performed or complied with prior to or at the closing date;

•	Barnes & Noble shall have received a certificate of one of our senior officers certifying that the above conditions have been fulfilled; and

•	since the date of the merger agreement, there has not been a “material adverse effect” on the Company and B&N.com, taken as a whole.

Termination (See Page 51)

      The merger agreement may be terminated prior to the effective time of the merger for a number of reasons, including the following:

•	by mutual written consent at any time prior to adoption of the merger agreement at the special meeting;

•	by Barnes & Noble or the Company at any time prior to adoption of the merger agreement at the special meeting, if the merger has not been consummated on or prior to July 15, 2004;

•	by Barnes & Noble or the Company at any time prior to the effective time of the merger, if an administrative agency or commission or other governmental authority shall have issued a final nonappealable injunction, order, decree, judgment or ruling permanently enjoining or otherwise prohibiting the merger;

•	by Barnes & Noble at any time prior to adoption of the merger agreement at the special meeting, if our board of directors (upon the recommendation of the special committee) or the special committee withdraws, qualifies or modifies its recommendation to our unaffiliated stockholders or upon a breach of any of our representations, warranties, covenants or agreements such that the closing conditions cannot be satisfied; and

•	by the special committee at any time prior to adoption of the merger agreement at the special meeting, if it has terminated the merger agreement because it determines that an unsolicited bona fide acquisition proposal is more favorable to our unaffiliated stockholders than the merger and the party making such proposal is reasonably able to finance the proposed transaction, or upon a breach of any representation, warranty, covenant or agreement on the part of a Barnes & Noble Party such that the closing conditions cannot be satisfied.

Certain U.S. Federal Income Tax Consequences (See Page 40)

      The conversion of shares of our common stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Litigation Relating to the Merger (See Page 40)

      Following Barnes & Noble’s announcement of its initial offer on November 7, 2003, fifteen separate complaints were filed in the Delaware Court of Chancery to commence class action lawsuits on behalf of our stockholders against Barnes & Noble, the Company and our directors. These complaints were subsequently consolidated. On January 8, 2004, a Memorandum of Understanding was executed by the parties reflecting the parties’ agreement to settle the action. The settlement is contingent upon, among other things, court approval, the merger consideration being $3.05 per share in cash and consummation of the merger.

Appraisal Rights (See Page 41)

      If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law.

Questions

      If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement or require assistance with voting your shares of our common stock, please contact:

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
Attn: Investor Relations, Kevin M. Frain
(212) 414-6000

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

      The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this proxy statement. You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting will be held on May 27, 2004, at 10:00 a.m. local time, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on a proposal to approve and adopt the merger agreement and the merger. Under the merger agreement, B&N Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation. We will continue to operate after the closing of the merger, but will be wholly owned by Barnes & Noble.

Q:	What will I receive in the merger?

A:	If the merger is completed, each outstanding share of our common stock that you hold at the completion of the merger will be converted into the right to receive $3.05 in cash, without interest and less any applicable withholding taxes (unless you exercise appraisal rights under Delaware law). Barnes & Noble, B&N Holding and their respective subsidiaries will not receive any consideration in the merger. However, they will own all of our outstanding common stock following the completion of the merger.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock at the close of business on April 23, 2004, the record date for the special meeting, are entitled to vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q:	What vote is required to approve the merger agreement and the merger?

A:	The merger agreement and the merger must be approved and adopted by a majority of the voting power of our outstanding common stock entitled to vote at the special meeting. As of March 15, 2004, Barnes & Noble controlled approximately 96.3% of the voting power of our common stock and has committed to vote in favor of the merger agreement and the merger. In addition, we anticipate that our directors and executive officers who are stockholders of the Company and held approximately 0.95% of the voting power of our common stock as of March 15, 2004 will vote in favor of the merger.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its annexes, and consider how the merger would affect you. Then, simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided so that your shares can be voted at the special meeting. Should you prefer, you may cast your vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form. If you sign the enclosed proxy card but do not mark your vote, it will have the same effect as voting for the merger agreement and the merger.

Q:	What happens if I do not return a proxy card or otherwise vote by proxy, abstain from voting or do not instruct my broker holding my shares how to vote?

A:	If you fail to return your proxy card or cast your vote by telephone or via the Internet, do not instruct your broker how to vote or you do not vote at the meeting, it will have the same effect as voting against the merger agreement and the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return a proxy card or otherwise vote by proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder of your shares in order to vote in person at the special meeting. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A:	Yes. You may change your vote at any time before the vote is taken at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of the Company stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card by mail or later dated proxy instructions by telephone or via the Internet. Third, you can attend the special meeting and vote in person at the meeting. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker, bank or other nominee who is the record holder of your shares to vote your shares at the special meeting, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	Should I send in my stock certificates now?

A:	No. If you hold certificates representing shares of our common stock after the merger is completed, you will receive detailed written instructions explaining how to exchange your certificates for a cash payment of $3.05, without interest and less any applicable withholding taxes, for each share of our common stock evidenced by your certificate.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date but transfer your shares after the record date but before the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement and the merger are approved and adopted at the special meeting by the requisite votes of our stockholders, and if the other conditions to the merger are satisfied or waived, we expect to complete the merger as promptly as possible after the special meeting.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
Attn: Investor Relations, Kevin M. Frain
(212) 414-6000

THE PARTIES TO THE MERGER

barnesandnoble.com inc.

      The Company is a Delaware corporation with its executive offices located at 76 Ninth Avenue, New York, New York 10011. Its telephone number is (212) 414-6000. The Company is a holding company whose sole asset is its approximate 29.6% interest in B&N.com and whose sole business is acting as sole manager of B&N.com. The Company is soliciting your proxy in connection with the proposed merger involving the Company and Barnes & Noble.

      A detailed description of the Company’s business and financial results is contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, which is attached to this proxy statement as Annex E. Information about our directors and executive officers is set forth in Annex D to this proxy statement.

barnesandnoble.com llc

      B&N.com is a Delaware limited liability company with its executive offices located at 76 Ninth Avenue, New York, New York 10011. Its telephone number is (212) 414-6000.

      B&N.com is a leading Internet-based retailer of books, music and DVD/video. Since opening its online store (www.bn.com) in March 1997, B&N.com has attracted approximately 18 million customers in 230 countries. B&N.com’s bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. B&N.com offers its customers fast delivery, easy and secure ordering and rich editorial content.

      A detailed description of B&N.com’s business and financial results are contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, which is attached to this proxy statement as Annex E. Information about B&N.com’s directors and executive officers is set forth in Annex D to this proxy statement.

Barnes & Noble, Inc.

      Barnes & Noble is a Delaware corporation with its executive offices located at 122 Fifth Avenue, New York, New York 10011. Its telephone number is (212) 633-3300. Information about Barnes & Noble’s directors and executive officers is set forth in Annex D to this proxy statement.

      Barnes & Noble is the nation’s largest bookseller, operating 647 Barnes & Noble bookstores in 49 states as of January 31, 2004. It also operates 195 B. Dalton Bookseller stores, primarily in regional shopping malls as of January 31, 2004. Barnes & Noble offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. Barnes & Noble also has approximately a 64% interest in GameStop Corp., the nation’s largest video-game and PC-entertainment software specialty retailer with over 1,500 stores.

      Barnes & Noble, through B&N Holding, beneficially owned 119,138,502 shares of our capital stock representing approximately 72.9% of our outstanding equity interest and approximately 96.3% of our voting interest as of March 15, 2004. The shares of our capital stock beneficially owned by Barnes & Noble through B&N Holding consist of the following: (i) 4,138,500 shares of our Class A common stock and (ii) 115,000,002 shares of our Class A common stock which B&N Holding has the right to acquire upon conversion of its (A) one share of our Class B common stock, which represents the only share of Class B common stock issued and outstanding, (B) one share of our Class C common stock, which represents the only share of Class C common stock issued and outstanding, and (C) 115,000,000 membership units in B&N.com.

B&N.com Holding Corp.

      B&N Holding is a Delaware corporation with its executive offices at 122 Fifth Avenue, New York, New York 10011. Its telephone number is (212) 633-3300. B&N Holding is a wholly owned subsidiary of Barnes & Noble whose sole assets consist of membership units in B&N.com and common stock in the Company. Information about B&N Holding’s directors and executive officers is set forth in Annex D to this proxy statement.

B&N.com Acquisition Corp.

      B&N Acquisition is a Delaware corporation with its executive offices at 122 Fifth Avenue, New York, New York 10011. Its telephone number is (212) 633-3300. B&N Acquisition, a wholly owned subsidiary of B&N Holding, was created solely for the purpose of effecting the merger. In the merger, B&N Acquisition will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Barnes & Noble. Information about B&N Acquisition’s directors and executive officers is set forth in Annex D to this proxy statement.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

      This proxy statement, and the documents to which we refer in this proxy statement, may contain forward-looking statements regarding our expectations. When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to the Company or our management, identify forward-looking statements. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. These statements reflect our current views with respect to future events, the outcomes of which are subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in our computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, the performance of our new product initiatives, the successful integration of acquired businesses, unanticipated adverse litigation results or effects, product shortages, changes in tax and other governmental rules and regulations applicable to the Company and other factors, risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the information and the risk factors set forth in other reports and documents that we file from time to time with the Securities and Exchange Commission.

SPECIAL FACTORS

Background of the Merger

Background of Barnes & Noble’s Investment in the Company

      Prior to October 31, 1998, B&N.com’s business was conducted by a wholly owned subsidiary of Barnes & Noble. Through a series of transactions in the fall of 1998 and the spring of 1999, Barnes & Noble and Bertelsmann each held a 50% beneficial interest in the Company through their ownership of our outstanding share of Class B and share of Class C common stock as well as a 50% beneficial interest in B&N.com. On May 25, 1999, the Company completed its initial public offering of 28,750,000 shares of Class A common stock raising a total of approximately $484,382,000. Using the proceeds of our initial public offering, we made a capital contribution to B&N.com in exchange for a 20.0% ownership interest in B&N.com.

      Due to significant operating losses and diminishing cash reserves since our initial public offering, our board of directors began considering additional capital sources and financing opportunities in the spring of 2001 and continuing through the summer of 2002. At several meetings of our board of directors, Mr. Leonard Riggio, Chairman of both the Company and Barnes & Noble, discussed our possible financing alternatives, including bank financing with guarantees from Barnes & Noble and Bertelsmann, as well as the possible sale of debt or equity securities of the Company. Based on the Company’s forecasts at that time, the Company had sufficient cash to meet its needs through the fall of 2003.

      In August 2002, we received notice from the Nasdaq Stock Market, Inc. that, for the previous 30 consecutive trading days, the price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ National Market. As a result, we had 90 calendar days, or until November 4, 2002, for our common stock to trade at $1.00 or above for 10 consecutive trading days in order to avoid being delisted from the NASDAQ National Market. Our board of directors again discussed our future cash needs and the various possible methods of financing our future operations. Additionally, our board of directors considered the possible delisting from the NASDAQ National Market and reviewed means to avoid the delisting.

      At a meeting of the Barnes & Noble board of directors on September 12, 2002, Mr. Riggio noted that our common stock was trading below $1.00 and that the Company may be subject to delisting from the NASDAQ National Market. At this meeting, Mr. Riggio also stated that he believed that our common stock was undervalued and that he was in discussions with Bertelsmann about purchasing publicly traded shares of our common stock. Although he stated his belief that Bertelsmann would be supportive, he requested authority from the Barnes & Noble board for Barnes & Noble to purchase up to $10 million of our common stock in the open market even if Bertelsmann declined to participate. After discussion, the Barnes & Noble board approved the purchase.

      On October 1, 2002, Barnes & Noble publicly announced that, subject to market conditions, it intended to purchase up to $10 million of our common stock in the open market or through privately negotiated transactions. At the same time, Barnes & Noble’s management asked Bertelsmann to consider participating in the stock acquisition program as well. On October 23, 2002, Bertelsmann publicly announced that it intended to purchase, subject to market conditions and securities law considerations, our common stock in the open market or through privately negotiated transactions. Barnes & Noble and Bertelsmann agreed to coordinate their purchases of our common stock in order to, among other things, comply with the safe harbor provisions of Exchange Act Rule 10b-18. At the same time, Barnes & Noble and Bertelsmann each filed a Schedule 13D with the Securities and Exchange Commission to disclose that they were acting as a “group” for purposes of the stock acquisition program.

      In connection with Barnes & Noble’s participation in this stock acquisition program, on November 1, 2002, Barnes & Noble publicly disclosed that it intended to review its holdings in the Company on a continuing basis and, depending upon the price and availability of our common stock, subsequent developments affecting the Company, the business prospects of the Company, general stock market and economic conditions, tax considerations and other factors deemed relevant, may consider increasing or decreasing its investment in the Company. In connection with the stock acquisition program, Barnes & Noble, through B&N Holding, purchased an aggregate of 3,012,500 shares of our common stock at prices ranging from $0.76 to $1.75 per share between October 2, 2002 and April 3, 2003. See the section of this proxy statement entitled “CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK” for more details of Barnes & Noble’s acquisition of our common stock pursuant to this stock acquisition program.

      Our common stock has not closed below $1.00 since October 22, 2002.

Barnes & Noble Acquires Bertelsmann’s Interest in the Company

      In the spring of 2003, Mr. Riggio met with representatives of Bertelsmann to discuss the Company’s future capital needs and the possibility of additional capital investments in the Company by Barnes & Noble and Bertelsmann. In those discussions, Bertelsmann indicated a reluctance to invest significant additional capital in the Company, as well as a desire to avoid a dilution of their interest from a significant investment in the Company by Barnes & Noble. As a result, Mr. Riggio and Bertelsmann discussed the possibility that Barnes & Noble acquire Bertelsmann’s interest prior to any significant capital infusion into the Company.

      At a meeting of our board of directors held on July 17, 2003, the Company’s future cash needs were discussed. Representatives of Citigroup Global Markets Inc., referred to as “Citigroup” in this proxy statement, attended the meeting and reviewed with our board various options for raising capital to address funding needs, including potential capital infusions from Barnes & Noble and Bertelsmann. Mr. Riggio also indicated to our board that, in connection with Barnes & Noble’s consideration of any capital investment in the Company, Barnes & Noble may also consider acquiring Bertelsmann’s ownership interest in the Company.

      After the July 17, 2003 meeting of our board, Bertelsmann again discussed with Mr. Riggio the possibility that Barnes & Noble purchase Bertelsmann’s interest in the Company. A meeting of the Barnes & Noble board of directors was held on July 21, 2003 to discuss the possible acquisition of Bertelsmann’s interest. Representatives of Citigroup participated at this meeting and reviewed with the Barnes & Noble board the benefits to be derived from such an acquisition. After discussion, the Barnes & Noble board authorized the acquisition of Bertelsmann’s interest in the Company.

      Barnes & Noble and Bertelsmann entered into negotiations that culminated in the execution of a purchase agreement, dated July 29, 2003, whereby Barnes & Noble would acquire for cash and notes all of the shares of our Class A common stock, together with all of the membership units in B&N.com and the share of our Class C common stock beneficially owned by Bertelsmann, for an aggregate purchase price equal to $164,152,802.80, or $2.80 per share or membership unit. Under the purchase agreement, Barnes & Noble is required to pay Bertelsmann additional consideration in the event that at any time prior to September 15, 2006 Barnes & Noble acquires, subject to certain exceptions, additional equity in the Company for a per share purchase price in excess of $3.05 if the purchase price is paid solely in cash, or $3.30 if the purchase price is paid solely in stock of Barnes & Noble. The purchase by Barnes & Noble of Bertelsmann’s entire interest in the Company was consummated on September 15, 2003. Barnes & Noble subsequently transferred all shares and membership units purchased from Bertelsmann to B&N Holding.

Reintegrating the Company

      Barnes & Noble’s management and the Barnes & Noble board of directors have from time to time in the past reviewed Barnes & Noble’s options with respect to its investment in the Company. Barnes & Noble’s management began to explore the possibility of the proposed merger and reintegrating the Company with Barnes & Noble during the week of September 22, 2003.

      On September 29, 2003, Mr. Riggio informed William F. Reilly, Chairman of the audit committee of our board of directors, that Barnes & Noble was contemplating making an offer to take the Company private and was determining an appropriate price for an offer.

      In view of Barnes & Noble’s potential proposal, our board of directors determined that it would be appropriate for our board to appoint a special committee comprised of independent directors to act on its behalf. On October 24, 2003, the special committee, consisting of Jan-Michiel Hessels and Patricia Higgins, was authorized to exercise all of the powers of our board of directors with respect to Barnes & Noble’s potential proposal and any transaction resulting from the proposal, including the power to select and retain legal counsel and an independent financial advisor.

      From the week of September 22, 2003 through October 2003, Barnes & Noble’s management continued to review with Barnes & Noble’s legal and financial advisors various strategic alternatives with respect to the Company in light of its continued economic and strategic challenges. Specifically, Barnes & Noble engaged Citigroup as its financial advisor in connection with the potential acquisition of all of our Class A common stock not already owned by Barnes & Noble and discussed with Citigroup the possible structure, associated costs and potential benefits to Barnes & Noble of such a transaction. After a number of discussions regarding the various options concerning the Company, Barnes & Noble’s management determined that it should continue to explore the possibility of taking the Company private and the preferred structure for such a transaction.

      On October 24, 2003, the special committee retained Dewey Ballantine LLP to act as its legal advisor, and on November 4, 2003, the special committee retained Credit Suisse First Boston as its financial advisor.

      A meeting of the Barnes & Noble board of directors was held on November 6, 2003 at which various alternatives with respect to the Company were discussed. Representatives of Citigroup and Bryan Cave LLP, counsel to Barnes & Noble, attended the meeting and Citigroup made a presentation to the Barnes & Noble board of directors and provided the Barnes & Noble board of directors written materials which are summarized under the section of this proxy statement entitled “— Presentations of Barnes & Noble’s Financial Advisor.” Strategic alternatives discussed included the form of consideration for the potential transaction and various transaction structures. See the section of the proxy statement entitled “— Purposes and Reasons for the Merger; Consideration of Alternatives; Structure of the Merger — The Barnes & Noble Parties” for a discussion of the alternatives considered by Barnes & Noble. The Barnes & Noble board of directors concluded that reintegration could, on appropriate financial terms, enable Barnes & Noble to devote appropriate management resources to the Company, reduce expenses at the Company by eliminating the costs of being a public company, and provide certain tax savings to Barnes & Noble. See the section of this proxy statement entitled “— Purposes and Reasons for the Merger; Consideration of Alternatives; Structure of the Merger — The Barnes & Noble Parties” for a more detailed discussion of the Barnes & Noble Parties’ purposes of, and reasons for, the merger. Following further discussion and deliberation, the Barnes & Noble board of directors authorized management to propose to take the Company private in a merger that would pay $2.50 per share for each share of Class A common stock of the Company that Barnes & Noble did not own. Additionally, the Barnes & Noble board of directors authorized management to inform the Company that Barnes & Noble remained committed to providing interim financing to the Company if it required capital prior to the consummation of the merger, and that in the event that the merger was not consummated, such interim financing would be repaid through a rights offering that Barnes & Noble would underwrite at an appropriate discount to market.

      Shortly following the November 6, 2003 meeting of the Barnes & Noble board of directors, representatives of Barnes & Noble informed Marie J. Toulantis, our Chief Executive Officer, and Ms. Higgins that Barnes & Noble planned to formally announce its proposal and issue a press release on November 7, 2003.

      On November 7, 2003, prior to the opening of the markets, Mr. Riggio sent the following letter to the special committee:

November 7, 2003

BY FAX

Ms. Patricia Higgins and Mr. Jan Michiel Hessels
Special Committee of the Board of Directors
c/o barnesandnoble.com inc.
76 Ninth Avenue, 11th Floor
New York, NY 10011

Dear Patricia and Jan Michiel:

Barnes & Noble, Inc. (“Barnes & Noble”) is pleased to propose a merger (the “Merger”) with barnesandnoble.com inc. (“Barnes & Noble.com”) in which all shareholders of Barnes & Noble.com (other than B&N.com Holding Corp.) would receive $2.50 in cash for each share of Barnes & Noble.com (the “Shares”) that they own. At this price, Barnes & Noble estimates that it would be paying in excess of the approximate net after-tax price per Share that it paid to Bertelsmann AG in a combination of cash and notes on September 15, 2003 for a 37% interest in Barnes & Noble.com. As a result of the Merger, Barnes & Noble.com would become a wholly owned subsidiary of Barnes & Noble.

Please note that we remain committed to providing interim financing to Barnes & Noble.com if it requires capital prior to the consummation of the proposed transaction. In the event the transaction is not consummated, the interim financing would be taken out by a rights offering that we would underwrite at an appropriate discount to market.

Consummation of the Merger would be subject to the (i) approval of the Special Committee of the Board of Directors of Barnes & Noble.com, (ii) execution and delivery of a definitive merger agreement and such other documentation (including regulatory filings) as may be required or appropriate and (iii) receipt of all necessary third party consents, if any (together, the “Conditions”). Upon consummation of the Merger, Barnes & Noble would cause the Shares to be delisted from trading on the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

A copy of the press release announcing the proposed transaction is attached for your information. We expect to make this release public prior to the market opening today.

We reserve the right to rescind or amend this offer at any time prior to the satisfaction of the Conditions.

We wish to complete this transaction as soon as possible. Accordingly, we appreciate your immediate consideration of this proposal and look forward to your prompt response. We are available to meet with you and your advisors to discuss the proposed transaction at your convenience.

Very truly yours,

/s/ Leonard Riggio
Leonard Riggio
Chairman

      On November 7, 2003, shortly following delivery of the letter to the special committee, Barnes & Noble issued a press release publicly announcing its proposal.

      Following Barnes & Noble’s public announcement of its proposal to take the Company private, fifteen substantially similar putative class action lawsuits were filed on behalf of an alleged class of our unaffiliated stockholders against the Company, our directors and Barnes & Noble in the Delaware Court of Chancery. The complaints generally alleged that our directors and Barnes & Noble had violated their fiduciary duties owed to our unaffiliated stockholders in connection with the merger and sought, among other things, to enjoin

Barnes & Noble’s proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal, as more fully described in the section of this proxy statement entitled “THE MERGER — Litigation Relating to the Merger.”

      During the second week of November 2003, the special committee met with its legal and financial advisors to consider, among other things, Barnes & Noble’s proposal and the special committee’s fiduciary duties in responding to Barnes & Noble’s proposal. The special committee discussed with its legal and financial advisors the due diligence investigations to be undertaken by each of its advisors. In addition, the special committee was apprised of the shareholder complaints filed against the Company, our directors and Barnes & Noble in connection with Barnes & Noble’s proposal. During that same time, the special committee, together with its legal and financial advisors, met with Barnes & Noble’s legal and financial advisors. Citigroup reviewed for the special committee and its legal and financial advisors Barnes & Noble’s proposal.

      From mid- to late November 2003, the special committee held telephonic meetings with its legal and financial advisors. During these meetings, the special committee’s legal and financial advisors updated the special committee on their respective due diligence investigations. The special committee also reviewed financial matters relating to the Company, including the Company’s working capital resources and liquidity needs. During this time, the special committee’s legal and financial advisors continued their due diligence investigations.

      On December 2, 2003, the special committee held a meeting with its legal and financial advisors at which Credit Suisse First Boston reviewed with the special committee on a preliminary basis financial aspects of Barnes & Noble’s offer of $2.50 per share in cash. At the December 2, 2003 meeting, Credit Suisse First Boston discussed the same financial analyses that were included in Credit Suisse First Boston’s written presentation to the special committee on January 8, 2004, which is referred to as the January 8, 2004 presentation, that is summarized under the caption “— Opinion of the Special Committee’s Financial Advisor,” except that the later presentation was updated to reflect more recent and additional data as described below. In that regard, the December 2, 2003 presentation included stock trading prices as of November 28, 2003 (compared to stock trading prices as of January 6, 2004 that were included in the January 8, 2004 presentation); accounted for the Company’s cash-in-hand and number of shares outstanding as of November 17, 2003 (compared to the Company’s cash-in-hand and number of shares outstanding as of January 7, 2004 that were accounted for in the January 8, 2004 presentation); and reviewed the premiums paid as a percentage of the closing stock prices prior to the transaction announcement date in minority buy-out transactions completed in the United States between January 1, 2000 and December 1, 2003 (compared to the corresponding data for transactions completed between January 1, 1998 and December 1, 2003 that were reviewed in the January 8, 2004 presentation). Also, on December 2, 2003, the special committee received a draft of the merger agreement from Barnes & Noble.

      The special committee held telephonic meetings with its legal and financial advisors during the second and third weeks of December 2003 to discuss the draft merger agreement received from Barnes & Noble as well as developments since the prior special committee meeting and its views with respect to the adequacy of Barnes & Noble’s offer. During this time, Barnes & Noble informed the special committee that Barnes & Noble was not willing to sell its shares of our common stock in connection with any transaction involving the Company and that it was not willing to consummate a transaction for the shares of our common stock that it did not already own for consideration other than cash.

      On December 15, 2003, representatives of Credit Suisse First Boston met with representatives of Citigroup and, as instructed by the special committee, communicated that Barnes & Noble’s offer of $2.50 in cash was insufficient and that the special committee would be willing to consider a per share price of $3.20 in cash.

      On December 17, 2003, Barnes & Noble revised its offer to $2.90 per share in cash. The special committee met telephonically with its legal and financial advisors on several occasions from mid- to late December 2003 to discuss the status of the negotiations with Barnes & Noble. During the week of December 23, 2003, the special committee’s legal and financial advisors held numerous conference calls with representatives of Barnes & Noble with respect to the merger agreement and the offer price. During the course of these discussions, the special committee’s advisors indicated to Barnes & Noble’s representatives that the special committee would be willing to consider a per share price of $3.10 in cash.

      On January 6, 2004, Barnes & Noble revised its offer to $3.00 per share in cash. On January 7, 2004, the special committee held a telephonic meeting with its legal and financial advisors to discuss, among other things, Barnes & Noble’s revised offer and at the conclusion of this meeting the special committee instructed its advisors to notify Barnes & Noble that the special committee would be willing to accept $3.05 per share in cash assuming satisfactory resolution of the terms of the merger agreement. Negotiations over the terms of the merger agreement continued on January 7, 2004, and on January 8, 2004, Barnes & Noble agreed to take the Company private for $3.05 per share in cash, without interest and less any applicable withholding taxes, and the terms of the merger agreement were finalized.

      On January 8, 2004, the special committee held a telephonic meeting to discuss the final terms of the merger agreement and the proposed transaction. At this meeting, representatives of Dewey Ballantine reviewed with the special committee the terms and conditions of the merger agreement. Also at this meeting, representatives of Credit Suisse First Boston reviewed with the special committee its financial analysis of the merger consideration and rendered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 8, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by the holders of our common stock (other than Barnes & Noble and its affiliates and certain officers and directors of each of the Company and Barnes & Noble) was fair, from a financial point of view, to such holders. The special committee also was notified that Barnes & Noble had reached a settlement with the plaintiffs in the shareholder litigation.

      The special committee then carefully considered the benefits and risks associated with the proposed transaction to our unaffiliated stockholders and the special committee’s reasons for the proposed transaction. After deliberation, the special committee determined that the terms of the merger agreement and the merger, were advisable, fair to, and in the best interest of our unaffiliated stockholders. The special committee then unanimously recommended to our entire board of directors that the board approve the merger and the transactions contemplated thereby, including the merger.

      Following the special committee meeting, our board of directors, upon the recommendation of the special committee, unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of our unaffiliated stockholders and (ii) resolved to recommend that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

      On January 8, 2004, the parties executed the merger agreement and the Company and Barnes & Noble issued press releases announcing the execution of the merger agreement.

Recommendation of the Special Committee and our Board of Directors

      Certain of our directors also serve as directors of Barnes & Noble or its affiliates. Because these directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the merger agreement, a special committee of independent directors who are not affiliated with Barnes & Noble or its affiliates, and who have no financial interest in the merger, should be formed to perform those tasks and, if appropriate, to recommend the merger and the terms of the merger agreement to our entire board.

      The special committee of our board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of our unaffiliated stockholders. The special committee unanimously recommended to our board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

      Our board of directors, acting upon the recommendation of the special committee, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, our unaffiliated stockholders. On the basis of the foregoing, our board of directors has unanimously approved the merger agreement and the merger, and recommends that our stockholders vote to approve and adopt the merger agreement and the merger. The recommendation of our board of directors was made after consideration of all the material factors, both positive and negative, as described below.

Reasons for the Special Committee’s Determination; Fairness of the Merger

      In determining the fairness of the merger and recommending adoption of the merger agreement and approval of the merger to our board of directors, the special committee considered a number of factors which, in the opinion of the members of the special committee, supported the special committee’s recommendation, including:

•	the special committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the retail Internet industry in which we compete and, in particular, its belief that many of the factors that may have caused our shares over the last three years to trade at price levels substantially below the merger consideration are not likely to change in the foreseeable future;

•	the relationship between the merger consideration and recent market prices for our common stock, including: $3.05 per share in cash represented a 35.6% premium over the closing price on November 6, 2003 (the last day of trading before public announcement of Barnes & Noble’s initial offer) and an 8.9% premium over the per share consideration paid by Barnes & Noble to Bertelsmann in July 2003; and our common stock had not traded above $3.05 during the past three years;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in Barnes & Noble’s initial offer from $2.50 per share of our common stock to $3.05 per share of our common stock, and the special committee’s determination that, following extensive negotiations between the special committee and Barnes & Noble, $3.05 per share was the highest price that Barnes & Noble would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Barnes & Noble during the negotiation process, Barnes & Noble’s obligation, pursuant to a purchase agreement, to pay Bertelsmann additional compensation in the event the merger consideration exceeded $3.05 per share in cash, and the experience of the special committee and its advisors;

•	the financial presentation of Credit Suisse First Boston to the special committee on January 8, 2004, including Credit Suisse First Boston’s opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of our common stock (other than Barnes & Noble and its affiliates and directors and officers of each of the Company and Barnes & Noble);

•	the fact that the merger consideration will be paid in all cash to our stockholders, eliminating any uncertainties in value to our stockholders;

•	the likelihood that the merger would close as a result of Barnes & Noble having the necessary capital to finance the merger without having to obtain financing;

•	the fact that, under the terms of the merger agreement, the special committee would be entitled, if necessary to comply with its fiduciary duties, to consider unsolicited bona fide alternative proposals and would be entitled to terminate the merger agreement if it determined that such proposal was more favorable to our unaffiliated stockholders and the party making such proposal was reasonably able to finance the proposed transaction;

•	the fact that, under the terms of the merger agreement, our board of directors (acting upon the recommendation of the special committee) or the special committee is not prohibited from withdrawing, qualifying or modifying its recommendation that our stockholders vote to approve and adopt the merger agreement and the merger if the special committee determines that such withdrawal, qualification or modification is necessary in order for the special committee to comply with its fiduciary duties;

•	the special committee’s judgment, in light of the fact that no third parties had expressed an interest in acquiring the Company following Barnes & Noble’s public announcement of its initial offer on November 7, 2003, that it was unlikely that any other buyer would be willing to pay a price equal to or greater than $3.05 per share in cash; and

•	the ability of stockholders who may not support the merger to exercise appraisal rights under Delaware law.

      The special committee also determined that the merger is procedurally fair because, among other things:

•	our board of directors established a special committee to consider and negotiate the merger agreement;

•	the special committee is composed of independent directors who do not serve as directors of Barnes & Noble;

•	the special committee was granted the full authority of our board of directors to evaluate Barnes & Noble’s proposal and any alternative transactions;

•	the special committee retained and received advice from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement, and these advisors reported directly to and took direction solely from the special committee;

•	the price of $3.05 per share and the other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the special committee and its legal and financial advisors, on the one hand, and Barnes & Noble and its legal and financial advisors, on the other hand; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares.

      In light of the foregoing factors, the special committee determined that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our unaffiliated stockholders.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•	the Company will cease to be a public company and our stockholders will no longer participate in any potential future growth;

•	while we expect to complete the merger, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be completed;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that Barnes & Noble has agreed to vote approximately 96.3% of the voting power of our common stock in favor of approving the merger means that the proposed merger does not require the approval of any unaffiliated stockholders; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

      The special committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by the Company or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      Although the special committee considered our net book value and going concern value in determining the fairness of the merger to our unaffiliated stockholders, the special committee noted the following:

•	our net book value ($0.32 per share as of December 31, 2003), which is an accounting concept, generally has no correlation to the fair value of our shares in the context of a sale of the Company; and

•	to the extent our going concern value, which was based on the discounted cash flow analysis performed by Credit Suisse First Boston using the management case scenario ($1.49 to $2.13 per share as of January 8, 2004), is reflected in the public market price of our common stock, the merger consideration to be received by our stockholders represents a premium to our going concern value.

      The special committee also noted that, given Barnes & Noble’s interest in the Company and its intention to continue to conduct the Company’s business as a subsidiary of Barnes & Noble, a liquidation of the Company was not a viable option and, therefore, did not perform a liquidation analysis of the Company to derive the Company’s liquidation value. In addition, the special committee noted that even if a liquidation of the Company was a viable option, selling the Company’s business as an ongoing operation to Barnes & Noble in the merger would in all likelihood realize greater value for our unaffiliated stockholders that is more certain and more immediate than the value that would otherwise be realized in an orderly liquidation of the Company’s business.

      The special committee and our board of directors were fully aware of and considered possible conflicts of interest of certain of our directors and officers set forth below under “— Interests of Directors and Officers in the Merger.” The special committee, which consists solely of directors who are not officers or employees of the Company, and who have no financial interest in the proposed merger, was aware of these interests and considered them in making its determination.

      After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

Reasons for our Board of Directors’ Determination; Fairness of the Merger

      Our board of directors consists of six directors, two of whom serve on the special committee. On January 8, 2004 following the special committee’s meeting with its legal and financial advisors, our board of directors, acting upon the recommendation of the special committee, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. In considering the determination of the special committee, our board of directors believed that the analysis of the special committee was reasonable and adopted the special committee’s conclusion and the analysis underlying the conclusion.

      Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders for all of the reasons set forth above under “— Reasons for the Special Committee’s Determination; Fairness of the Merger.” In addition, with respect to procedural fairness, our board of directors established a special committee, consisting of two independent directors. Neither of the members of the special committee is employed by or serves as a director of Barnes & Noble or its affiliates or is employed by us. The merger consideration of $3.05 per share in cash was the highest price Barnes & Noble indicated it was willing to pay following extensive negotiations between the special committee, Barnes & Noble and their respective legal and financial advisors.

      In reaching these conclusions, our board of directors considered it significant that the special committee retained independent legal and financial advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Barnes & Noble.

      Because of the foregoing factors, our board of directors determined that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our unaffiliated stockholders.

Opinion of the Special Committee’s Financial Advisor

      Credit Suisse First Boston has acted as financial advisor to the special committee in connection with the merger. The special committee selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with the business sector in which the Company conducts its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with Credit Suisse First Boston’s engagement, the special committee requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock, other than Barnes & Noble and its affiliates and officers and directors of each of Barnes & Noble and the Company. On January 8, 2004, at a meeting of the special committee held to evaluate the merger, Credit Suisse First Boston delivered to the special committee its opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock, other than Barnes & Noble and its affiliates and officers and directors of each of Barnes & Noble and the Company.

      The full text of Credit Suisse First Boston’s written opinion, dated January 8, 2004, to the special committee, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Holders of the Company’s common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Credit Suisse First Boston reviewed publicly available business and financial information relating to the Company, as well as the merger agreement. Credit Suisse First Boston also reviewed other information, including financial forecasts, that were provided to or discussed with Credit Suisse First Boston by the Company’s management. Credit Suisse First Boston also met with the Company’s management to discuss the business and prospects of the Company. Credit Suisse First Boston considered financial and stock market data of the Company, and compared those data with similar data for other publicly held companies in businesses which it deemed similar to that of the Company. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for the Company provided to or discussed with Credit Suisse First Boston by the Company’s management, Credit Suisse First Boston assumed that the forecasts were reasonably prepared on bases which reflected the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. Credit Suisse First Boston also assumed, with the consent of the special committee, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, amendment, or modification of any material term, condition or agreement contained in the merger agreement, and that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the merger.

      Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration to be received in the merger, which consideration was determined between the special committee, on the one hand, and Barnes & Noble, on the other hand. Credit Suisse First Boston’s opinion was necessarily based on information available to it and financial, economic, market and other conditions as they exist and can be evaluated on the date of its opinion. Credit Suisse First Boston was not requested to, and it did not, solicit third party indications of interest in acquiring all or any part of the Company. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies that may be available to the Company, and it did not address the underlying business decision of the Company to proceed with the merger. Although subsequent developments may affect its opinion, Credit Suisse First Boston does not have any obligation to update, revise or reaffirm its opinion. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

      In preparing its opinion to the special committee, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to the Company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee or the Company’s management with respect to the merger or the merger consideration.

      A copy of Credit Suisse First Boston’s written presentation to the special committee has been attached as Exhibit (c)(2) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and the summary described below is qualified by reference to this Exhibit. Credit Suisse First Boston’s written presentation will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder or any representative of the stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

      The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated January 8, 2004 delivered to the special committee in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumption underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Stock Trading History

      Credit Suisse First Boston analyzed the prices at which the Company’s common stock traded during the period from January 6, 2003 through January 6, 2004. Credit Suisse First Boston noted that the merger consideration of $3.05 per share was higher than the highest closing price of the Company’s common stock during this period and represented:

•	a 5.2% premium to the closing price of the Company’s common stock on January 6, 2004;

•	a 35.6% premium to the closing price of the Company’s common stock on November 6, 2003, which was the last trading day prior to Barnes & Noble’s public announcement of its offer to acquire all of the Company’s outstanding common stock that it did not already own; and

•	an 8.9% premium to the price that Barnes & Noble paid on July 29, 2003 to acquire all of Bertelsmann’s interest in the Company and B&N.com.

Discounted Cash Flow Analysis

      Credit Suisse First Boston performed a discounted cash flow analysis of the Company to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate over calendar years 2004 through 2008 based on three scenarios:

•	a management case, which was based on internal estimates of the Company’s management for calendar years 2003 through 2006 and extrapolated for calendar years 2007 through 2008 based on guidance from the Company’s management;

•	an increased competition case, which was a sensitivity case that included adjustments to the management case estimates based on guidance from the Company’s management, reflecting negative sales growth and lower gross margins in calendar years 2004 and 2005, and higher promotional and marketing spending; and

•	a growth case, which was a sensitivity case that included adjustments to the management case estimates based on guidance from the Company’s management, reflecting sales growth consistent with the total growth of the online book industry, higher gross margins, and higher marketing, merchandising and customer service spending.

      Credit Suisse First Boston applied a range of earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, terminal value multiples of 12.0x to 16.0x to the Company’s calendar year 2008 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 15% to 20%. This analysis indicated the following implied values per share of the Company’s common stock, as compared to the merger consideration:

Implied Values Per Share of the Company’s Common Stock			Merger Consideration

	Increased
Management Case	Competition Case	Growth Case

$1.49 to $2.13	$0.40 to $0.47	$3.03 to $4.49	$3.05

     Comparable Companies Analysis

      Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the following publicly traded companies in the e-commerce and book/video/music retail industries:

E-commerce	Book/Video/Music Retailers

• Amazon.com, Inc. • drugstore.com, inc • eBay Inc. • InterActiveCorp • Netflix, Inc. • 1-800-FLOWERS.COM, Inc. • Overstock.com, Inc. • Priceline.com Incorporated	• Barnes & Noble • Best Buy Co., Inc. • Blockbuster, Inc. • Borders Group, Inc. • Circuit City Stores, Inc. • Hollywood Entertainment Corporation

      Credit Suisse First Boston compared the enterprise values, calculated as equity value plus total debt and minority interests, less cash, of the Company and the comparable companies, as a multiple of estimated revenues and EBITDA for 2003 and 2004, as well as projected sales and earnings growth rates and profitability measures of the Company and the comparable companies. Credit Suisse First Boston then applied a range of revenue multiples derived from its analysis of the comparable companies from 0.50x to 1.25x to calendar year 2003 estimated revenue data of the Company. All multiples were based on closing stock prices on January 6, 2004. Estimated financial data for the comparable companies were based on publicly available research analysts’ estimates. Estimated financial data for the Company were based on estimates of the Company’s management. This analysis indicated the following implied values per share of the Company’s common stock, as compared to the merger consideration:

Implied Values Per Share of
the Company’s Common Stock	Merger Consideration

$1.51 to $3.36	$3.05

     Precedent Transaction Analysis

      Using publicly available information, Credit Suisse First Boston reviewed purchase price multiples in the following 16 selected transactions involving e-commerce companies:

Acquiror	Target

• Barnes & Noble

• InterActiveCorp
• InterActiveCorp
• InterActiveCorp
• InterActiveCorp
• Credit Suisse First Boston, Inc.
• Vivendi
• Autobytel, Inc.
• General Electric Company
• Staples, Inc.
• The Walt Disney Company
• Vitamin Shoppe Industries Inc.
• barnesandnoble.com inc.
• Bertelsmann
• Webvan Group, Inc.
• CMGI, Inc.	• Bertelsmann’s Interest in the Company and
  B&N.com
• Hotels.com
• Expedia, Inc. (2003)
• Ticketmaster
• Expedia, Inc. (2001)
• CSFBdirect
• MP3.com, Inc.
• Autoweb.com, Inc.
• NBC Internet, Inc.
• Staples.com
• The Walt Disney Internet Group
• VitaminShoppe.com
• Fatbrain.com, Inc.
• CDnow, Inc.
• HomeGrocer.com, Inc.
• uBid, Inc.

      Credit Suisse First Boston compared enterprise value in each of the selected transactions as a multiple of the target company’s latest 12 months revenues, EBITDA and earnings before interest and taxes. Credit Suisse First Boston then applied a range of revenue multiples derived from its analysis of the selected transactions from 0.80x to 1.40x to corresponding latest 12 months revenue data of the Company. All multiples for the selected transactions were based on publicly available financial information. Estimated financial data for the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied values per share of the Company’s common stock, as compared to the merger consideration:

Implied Values Per Share of
the Company’s Common Stock	Merger Consideration

$2.29 to $3.69	$3.05

Minority Buy-out Premiums Analysis

      Using publicly available information, Credit Suisse First Boston reviewed the premiums paid as a percentage of the closing stock prices prior to the transaction announcement date in minority buy-out transactions completed in the United States between January 1, 1998 and December 1, 2003 with transaction values greater than $50 million. This analysis showed the following:

		Percentage of Shares Acquired
	All
	Transactions	30-40%	20-30%	Less than 20%

Median Premium	21.8%	16.8%	20.0%	23.1%
Average Premium	26.8%	24.4%	27.1%	28.5%
High Premium	140.0%	135.1%	104.7%	140.0%
Low Premium	(29.1)%	(29.1)%	(0.7)%	(11.6)%

      Credit Suisse First Boston then reviewed the following implied per share purchase prices calculated using premiums ranging from 10% to 30% based upon the closing price of the Company’s common stock on November 6, 2003, which was the last trading day prior to Barnes & Noble’s public announcement of its offer to acquire all of the Company’s outstanding common stock that it did not already own. This analysis showed the following:

Closing Price of
the Company’s	Indicative Premium
Common Stock
on November 6, 2003	10.0%	15.0%	20.0%	25.0%	30.0%

$2.25	$2.48	$2.59	$2.70	$2.81	$2.93

Other Factors

      Credit Suisse First Boston noted in its presentation that Barnes & Noble had identified the following rationale for the proposed merger:

•	Governance and Trading. Acquiring the public float of the Company would eliminate ongoing issues regarding:

•	Continued corporate governance;

•	Affiliated party transactions; and

•	Illiquid, micro-capitalization.

•	Tax Savings.

•	Based on Barnes & Noble’s initial offer of $2.50 per share, carry forward and utilization of the Company’s net operating losses (subject to Internal Revenue Code section 382 limitation) would result in tax savings having an estimated present value of approximately $20.4 million, or $0.51 per share not already owned by Barnes & Noble as of August 8, 2003; and

•	Barnes & Noble would need to own only 80% of the Company in order to realize these tax benefits.

•	Theoretical Savings. Barnes & Noble noted the elimination of separate, redundant public company costs which were estimated to be approximately $2.5 million, and the following other synergies that were not quantified:

•	Revenue synergies;

•	Brand-enhancement synergies;

•	Marketing synergies; and

•	Integration savings.

Miscellaneous

      The Company has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger. The Company also has agreed to reimburse Credit Suisse First Boston for its reasonable and customary out-of-pocket expenses, including the reasonable fees and expenses of its outside legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Credit Suisse First Boston and its affiliates in the past have provided and may in the future provide investment banking and other financial services to Barnes & Noble, unrelated to the merger, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Barnes & Noble and the Company for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Our Financial Projections

      We do not, as a matter of course, publicly disclose financial forecasts. However, in connection with the merger, we provided Credit Suisse First Boston the following financial projections prepared by our management. These projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of these projections or expressed any conclusion or provided for any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. These projections are not fact and should not be relied upon as being indicative of future results. You are cautioned not to place undue reliance on these projections.

      These projections below constitute forward-looking statements and involve numerous risks and uncertainties. While presented with numerical specificity, these projections reflect numerous assumptions made by our management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. Neither the Company nor any of its affiliates, advisors or representatives has made or makes any representation to any person regarding the Company’s ultimate performance compared to the information contained in these projections. Except to the extent required under applicable securities laws, we do not intend to update or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying these projections are shown to be in error.

	Fiscal Year Ending December 31,

	2003	2004	2005	2006

	(Dollars in Millions)
Sales	$424.7	$446.7	$464.6	$487.8
Gross Profits	$100.2	$109.7	$118.4	$126.6
Operating Expenses:
Fulfillment & Customer Service	$33.8	$30.8	$26.9	$26.8
Sales & Marketing & Editorial	$29.4	$26.0	$24.7	$25.1
Website & Technology Development	$29.7	$27.0	$27.1	$27.6
General & Administrative	$26.5	$25.4	$25.9	$26.3

Total Operating Expense	$119.4	$109.2	$104.6	$105.8
EBITDA	$(19.2)	$0.5	$13.8	$20.8
Depreciation & Amortization	$25.7	$18.0	$10.5	$10.3
EBIT	$(44.9)	$(17.5)	$3.3	$10.5
Net Interest Income	$0.2	$0.1	$0.6	$0.7
Operating Loss	$(44.7)	$(17.4)	$3.9	$11.2

Capital Expenditures	$11.0	$10.0	$10.0	$10.0

Position of the Barnes & Noble Parties as to the Fairness of the Merger

      Under the rules of the Securities and Exchange Commission, the Barnes & Noble Parties are required to express their belief as to the fairness of the proposed merger to our unaffiliated stockholders. The Barnes & Noble Parties have considered the factors examined by the special committee and our board of directors described in the sections of this proxy statement entitled “— Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for our Board of Directors’ Determination; Fairness of the Merger.” Based on these factors and certain other factors described below, the Barnes & Noble Parties believe that the merger is both procedurally and substantively fair to our unaffiliated stockholders. The Barnes & Noble Parties reached this conclusion independent of Barnes & Noble’s obligation, pursuant to a purchase agreement, to pay Bertelsmann additional consideration if our stockholders received more than $3.05 per share in cash in the merger. Barnes & Noble has agreed to cause B&N Holding to vote its approximately 96.3% voting interest in the Company in favor of adoption of the merger agreement and the merger at the special meeting.

      The liquidation of our assets was not considered by the Barnes & Noble Parties to be a viable course of action based on their interest in the Company continuing to conduct its business as a subsidiary of Barnes & Noble and remain a component of Barnes & Noble’s overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the consideration payable in the merger.

      Additionally, the Barnes & Noble Parties formed their belief that the merger is procedurally and substantively fair to our unaffiliated stockholders based on, among other things, the following factors:

•	the financial and other terms of the merger were determined through arm’s-length negotiations between Barnes & Noble and the special committee and its legal and financial advisors, all of which are unaffiliated with Barnes & Noble;

•	that the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by our stockholders;

•	under Delaware law, our stockholders have the right to demand appraisal of their shares; and

•	the relationship between the $3.05 merger consideration and recent market prices for our common stock, including: $3.05 per share in cash represented a 35.6% premium over the closing price on November 6, 2003 (the last day of trading before public announcement of Barnes & Noble’s initial offer) and an 8.9% premium over the per share consideration paid by Barnes & Noble to Bertelsmann in July 2003; and our common stock had not traded above $3.05 during the past three years.

      The Barnes & Noble Parties have found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusion as to fairness. The foregoing discussion of the information and factors considered by the Barnes & Noble Parties as to the fairness of the merger includes the material factors considered by the Barnes & Noble Parties. Barnes & Noble’s views as to the fairness of the merger to our unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

Purposes and Reasons for the Merger; Consideration of Alternatives; Structure of the Merger

The Company

      Our purpose for engaging in the merger is to enable our stockholders (other than Barnes & Noble, B&N Holding and their respective subsidiaries) to receive $3.05 per share in cash, without interest and less any applicable withholding taxes, representing a substantial premium to the market price of our common stock prior to Barnes & Noble’s initial offer. In addition, the merger provides our unaffiliated stockholders immediate liquidity for their investment in the Company. Shares of our common stock have been trading at a relatively low trading volume. We believe that this is due to its relatively low market capitalization and share price and the fact that the Barnes & Noble Parties hold a large portion of our outstanding shares and we have not attracted meaningful analyst coverage. The merger will provide our unaffiliated stockholders with immediate liquidity at a specified price for their shares without the usual transaction costs associated with open market sales.

      In addition, we believe that obtaining $3.05 per share in cash, without interest and less any applicable withholding taxes, for our stockholders in the merger is preferable to attempting to achieve a future price in excess of that amount as an independent publicly traded company. As a private company, we will not continue to incur significant audit, legal and other costs and fees associated with remaining a public company, which we estimate to be approximately $2.5 million. Similarly, our management will no longer be required to continue to devote the significant time required to comply with our public reporting obligations. We also believe that it is unlikely that a third party would be willing to consummate a superior offer with us given our relationship with Barnes & Noble and that during the course of the special committee’s negotiations with Barnes & Noble and its representatives, Barnes & Noble indicated that it would not be willing to sell its shares of our common stock in any proposed transaction.

      We are undertaking the merger now primarily because it presents the most viable alternative for the Company at this time, the benefits of which may not be available to our unaffiliated stockholders in the future, and for the reasons set forth in the sections of this proxy statement entitled “— Background of the Merger,” “— Recommendation of the Special Committee and our Board of Directors,” “— Reasons for the Special Committee’s Determination; Fairness of the Merger” and “— Reasons for our Board of Directors’ Determination; Fairness of the Merger.”

The Barnes & Noble Parties

      The purpose of the Barnes & Noble Parties for engaging in the merger is to acquire all of the shares of our common stock that they do not currently own, terminate our status as a publicly traded company, and afford our unaffiliated stockholders the opportunity to dispose of their shares of our common stock for cash at a value that the special committee and the respective boards of directors of Barnes & Noble and the Company have determined to be fair to our unaffiliated stockholders.

      After analysis conducted by Barnes & Noble’s management and an evaluation by the Barnes & Noble board of directors, together with its financial advisor, Barnes & Noble determined that the benefits perceived at the time of our initial public offering had significantly diminished and that the potential advantages to Barnes & Noble of repurchasing the shares of our common stock held by our unaffiliated stockholders outweighed the advantages of continuing to maintain the Company as a separate publicly-traded entity. Barnes & Noble believes the advantages of a recombination of the two companies currently include, but are not limited to, the following:

•	elimination of separate and redundant costs, including audit and legal costs, and management’s commitment of time and resources associated with the Company being a stand-alone public company subject to the reporting requirements under federal securities laws;

•	the ability of Barnes & Noble to utilize our management team to the extent that it deems it advisable;

•	enabling Barnes & Noble to no longer provide the Company with pricing on inventory and services on favorable terms as required to provide under existing related-party agreements as more fully described in the section of this proxy statement entitled “— Certain Relationships and Related Transactions;”

•	with respect to new transactions and interactions, Barnes & Noble will be free to deal with the Company without the necessity of involving the audit committees of the board of directors of both Barnes & Noble and the Company and without the requirement of ensuring that these transactions occur on arms-length terms;

•	a present value tax benefit to Barnes & Noble estimated to be approximately $30 million based on the estimated utilization of the Company’s net operating losses and deductions for the Company’s portion of B&N.com’s current operating losses; and

•	as the Company is expected to require additional capital requirements in the near future, facilitating Barnes & Noble’s ability to provide such capital support.

Consideration of Alternatives

      Once Barnes & Noble determined to reintegrate the Company, Barnes & Noble decided to structure the transaction as a cash merger in order to provide a prompt and orderly transfer of complete ownership of the Company with reduced transaction costs and minimal risk that the contemplated transaction will not be finalized. In choosing this structure, Barnes & Noble also considered the factors described in the section of this proxy statement entitled “— Position of the Barnes & Noble Parties as to the Fairness of the Merger” as well as various alternatives to the merger discussed below.

      Barnes & Noble, together with its financial advisor, considered alternatives to a cash merger. Among the alternatives, Barnes & Noble considered issuing shares of Barnes & Noble common stock in exchange for the shares of our common stock that Barnes & Noble does not already own. However, given the relatively small size of the transaction, Barnes & Noble’s management did not believe that the substantial time, costs and complexity of an exchange offer were justified. Barnes & Noble also determined that issuing stock instead of paying cash would have a significantly greater dilutive effect on Barnes & Noble’s stockholders. Additionally, given Barnes & Noble’s substantial size and capitalization, an exchange of Barnes & Noble common stock for shares of our common stock would not have resulted in our stockholders retaining in any material way the indirect benefits of ownership of the Company’s business. Furthermore, Barnes & Noble has expressed that because it paid cash to Bertelsmann in connection with its buy-out of Bertelsmann’s entire interest in the Company, the payment of stock could be perceived as treating our unaffiliated stockholders less favorably.

      Additionally, Barnes & Noble considered a cash tender offer. However, Barnes & Noble ultimately determined that a merger was in the best interests of our unaffiliated stockholders because, through the special committee, they were indirectly afforded the opportunity to negotiate the financial and other terms of the merger, which our unaffiliated stockholders would not have been able to do in a cash tender offer. This negotiation ultimately increased the consideration payable by Barnes & Noble in the merger by 22% over the price that Barnes & Noble initially offered.

      Due to the Company’s additional working capital requirements, Barnes & Noble also considered having the Company engage in a rights offering. Barnes & Noble did not consider this a preferable alternative largely because it would have required a significant additional investment in the Company without any of the benefits that would be derived from the merger. However, Barnes & Noble has indicated to the Company that Barnes & Noble remains committed to providing interim financing to the Company if the Company requires capital prior to the consummation of the merger and, in the event that the merger is not consummated, this interim financing would be taken out by a rights offering that Barnes & Noble would underwrite at an appropriate discount to market.

Structure of the Merger

      The transaction has been structured as a merger of B&N Acquisition with and into the Company in order to permit the acquisition of the Company in a single step and the preservation of our identity. The merger was structured as a cash transaction because that was the consideration offered by Barnes & Noble in its proposal.

Presentations of Barnes & Noble’s Financial Advisor

Presentation to the Barnes & Noble Board of Directors

      Barnes & Noble retained Citigroup as its financial advisor in connection with the possible acquisition of all of the shares of the Company not owned by Barnes & Noble, directly or indirectly. Barnes & Noble and Citigroup entered into a formal engagement agreement on October 31, 2003. Citigroup is one of Barnes & Noble’s advisors for financial advisory and financing services and other investment banking services. In selecting Citigroup as its financial advisor, Barnes & Noble considered primarily Citigroup’s qualifications and knowledge of the business affairs of Barnes & Noble, as well as Citigroup’s performance in connection with Barnes & Noble’s acquisition of Bertelsmann’s entire interest in the Company and the reputation of Citigroup as an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. In connection with Citigroup’s services, Barnes & Noble has agreed to pay Citigroup customary fees.

      At the request of Barnes & Noble, Citigroup made a presentation at a meeting of the board of directors of Barnes & Noble on November 6, 2003. At this meeting, Citigroup reviewed and discussed the following:

      • The terms of Barnes & Noble’s acquisition of Bertelsmann’s entire interest in the Company:

•	the financial terms of the Bertelsmann transaction, showing that the $2.80 per share purchase price paid to Bertelsmann consisted of two components:

•	$1.87 per share for Bertelsmann’s interest in the Company; and

•	$0.93 per share for the tax benefits that Barnes & Noble would receive by acquiring Bertelsmann’s entire interest in the Company

•	the two components of the $0.93 tax benefit:

•	deduction of suspended partnership losses; and

•	amortization of step-up from Bertelsmann

•	the additional consideration payable to Bertelsmann if the purchase price in the merger exceeded $3.05 per share in cash.

      • The strategic rationale of acquiring the shares of the Company not already owned by Barnes & Noble, which included the following:

•	the potential synergies of the merger associated with eliminating redundant costs;

•	the potential tax benefits of the merger;

•	the potential benefits of streamlining corporate governance by the elimination of any potential conflict associated with affiliated party transactions; and

•	other than the tax benefits described below, the benefit of any potential synergies were not quantified.

      • The approximate $0.57 per share tax benefit to Barnes & Noble in acquiring the shares of the Company not already owned by Barnes & Noble:

•	the two components of a hypothetical purchase price of $2.44 per share in the merger:

•	$1.87 per share for remaining shares of the Company (same base value as the Bertelsmann transaction); and

•	$0.57 per share for the tax benefits that Barnes & Noble would receive, based on the present value of the carry forward and utilization of the Company’s net operating losses.

      • Accretion/dilution to Barnes & Noble for the fiscal years ending February 2005 and 2006 at different premia and with different forms of consideration (cash vs. stock):

•	estimated on a preliminary basis that an all cash transaction would be ($0.04) to ($0.06) dilutive to Barnes & Noble’s earnings per share at purchase prices between $2.40 and $3.20 per share. Calculated that $6 to $8 million of pre-tax synergies would be required to achieve neutral EPS dilution; and

•	estimated on a preliminary basis that an all stock transaction would be ($0.10) and ($0.16) dilutive to Barnes & Noble’s earnings per share at purchase prices between $2.40 and $3.20 per share. Calculated that $15 to $22 million of pre-tax synergies would be required to achieve neutral EPS dilution.

      • Summarized the process of making a proposal to the special committee, the Company retaining independent legal and financial advisors, negotiating a fair price with the special committee through its independent advisors, filing a proxy statement and obtaining a vote of the Company’s stockholders.

      The full text of the presentation of Citigroup to the Barnes & Noble board of directors, dated November 6, 2003, has been attached as Exhibit (c)(3) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and is qualified in its entirety by reference to this exhibit.

Presentation to the Special Committee

      On November 12, 2003, during a meeting of the special committee, together with its legal and financial advisors, and Barnes & Noble’s legal and financial advisors, Citigroup made a presentation to the special committee. At this meeting, Citigroup reviewed and discussed the following:

      • The key terms of the proposed transaction as presented in the letter to the special committee dated November 7, 2003. See the section of this proxy statement entitled “— Background of the Merger” for the full text of the letter.

      • The financial terms of Barnes & Noble’s acquisition of Bertelsmann’s interest in the Company, showing that the $2.80 per share purchase price paid to Bertelsmann consisted of two components:

•	$1.87 per share for Bertelsmann’s interest in the Company; and

•	$0.93 per share for the tax benefits that Barnes & Noble would receive by acquiring Bertelsmann’s entire interest in the Company.

      • The two components of the $0.93 tax benefit:

•	deduction of suspended partnership losses; and

•	amortization of step-up of Bertelsmann.

      • The additional consideration payable to Bertelsmann if the purchase price in the merger exceeded $3.05 per share in cash.

      • The approximate $0.51 per share tax benefit to Barnes & Noble in acquiring the shares of the Company not already owned by Barnes & Noble, which included the following:

•	the value of tax benefits differed from the tax benefit described in its presentation to the Barnes & Noble board of directors due to:

•	use of a revised share count; and

•	use of proposed $2.50 per share purchase price as opposed to $2.80 per share purchase price

•	the source of the $0.51 tax benefit based on the present value of the carry forward and utilization of the Company’s net operating losses.

      • A proposed purchase price of $2.50 for the shares of the Company not already owned by Barnes & Noble was calculated as follows:

•	$1.87 per share for the shares of the Company not already owned by Barnes & Noble (same base value as the Bertelsmann transaction);

•	$0.51 per share for the tax benefits;

•	$0.63 premium to the implied $1.87 value for the shares of the Company not already owned by Barnes & Noble; and

•	the $2.50 per share proposed purchase price represented a premium to:

•	the Company’s trading price of $2.25 per share as of November 6, 2003;

•	the 30 prior trading days to November 6, 2003 of $2.45 per share;

•	the 60 prior trading days to November 6, 2003 of $2.20 per share; and

•	the 90 prior trading days to November 6, 2003 of $2.34 per share.

      • The strategic rationale of acquiring the shares of the Company not already owned by Barnes & Noble, which included the following:

•	the potential synergies of the merger associated with eliminating redundant costs;

•	the potential tax benefits of the merger; and

•	the potential benefits of streamlining corporate governance by the elimination of any potential conflict associated with affiliated party transactions.

Other than the tax benefits described below, the benefit of any potential synergies were not quantified.

      • Comparable company trading multiples:

•	reviewed the following firm values for the Company, Amazon.com, Inc., Borders Group, Inc. and Barnes & Noble as multiples of calendar year 2003 estimated sales and EBITDA:

	The Company		Amazon	Borders	Barnes & Noble

Firm Value / Sales	1.0x		4.8x	0.5x	0.4x
Firm Value / EBITDA	(23.5x	)	57.5x	5.9x	5.4x

•	indicated that the Company’s fundamental operating performance and prospects in terms of growth and profitability were generally inferior to each of the comparables.

      • Reviewed premiums paid in other minority buyout transactions, which showed that:

•	60.0% of minority buyouts with a shareholder vote were consummated at less than a 20% premium; and

•	47.1% of minority buyouts with a tender or exchange offer were consummated at less than a 20% premium.

      The full text of the presentation of Citigroup to the special committee, dated November 12, 2003, has been attached as Exhibit (c)(4) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and is qualified in its entirety by reference to this exhibit.

      Upon written request, you or your designated representative may inspect and obtain copies of Citigroup’s presentations at the principal executive offices of Barnes & Noble, during regular business hours, and at your own expense. To obtain a copy of either of the presentations, contact Barnes & Noble at 122 Fifth Avenue, New York, NY 10011 Attn.: Investor Relations.

      In preparing the presentations, Citigroup relied upon the accuracy and completeness of all financial, accounting and other information reviewed by it and assumed such accuracy and completeness for purposes of the presentations. Citigroup was not asked to make, and did not assume responsibility for making, any independent evaluation or appraisal of the Company or its assets and liabilities, and did not verify, and has not assumed any responsibility for making any independent verification of, the information Citigroup reviewed. Citigroup was not asked to and has not delivered a fairness opinion to Barnes & Noble in connection with the merger.

Effects of the Merger

      Pursuant to the merger agreement, Barnes & Noble will acquire the Company for $3.05 in cash, without interest and less any applicable withholding taxes, per share of our common stock (other than shares held by Barnes & Noble, B&N Holding and their respective subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly owned subsidiary, B&N Acquisition, with and into the Company. At the closing of the merger, the Company will be an indirect wholly owned subsidiary of Barnes & Noble and B&N Acquisition will cease to exist as a separate entity. As a result, the interest of Barnes & Noble and its subsidiaries in the Company’s net book value and net earnings will increase from approximately 73% to 100%. This will constitute an approximately $10 million increase in Barnes & Noble’s interest in our net book value and will entitle Barnes & Noble to all future income generated by the Company’s operations, if any, and any future increase in the Company’s value. Similarly, Barnes & Noble also will bear the risk of all losses generated by the Company’s operations and any decrease in the value of the Company after the merger. As a result of the acquisition of Bertelsmann’s interest in the Company in September 2003, whether or not the merger is consummated, the Company’s financial results are consolidated with those of Barnes & Noble, which will remain a public company listed on the New York Stock Exchange.

      As an additional consequence of the closing of the merger, our shares of common stock will no longer be quoted on the NASDAQ National Market or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our common stock under the Exchange Act will be terminated upon application to the Securities and Exchange Commission after the merger. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders.

Plans for the Company

      It is expected that, following the consummation of the merger, the operations and business of the Company will be conducted substantially as they are being conducted currently. Except as otherwise described in this proxy statement, or as may be effected in connection with the reintegration of the operations of Barnes & Noble and the Company, Barnes & Noble has informed us that it has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the merger), reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of our assets; (iii) any material change in our present dividend policy, indebtedness or capitalization (other than a possible capital contribution prior to or following consummation of the merger); (iv) any change in our management or any change in any material term of the employment contract of any of our executive officers; or (v) any other material change in our business or structure. It is expected that, following the consummation of the merger, our board of directors will consist of Messrs. Leonard Riggio, Stephen Riggio, Matthew Berdon and William Sheluck, Jr.

      Notwithstanding the foregoing, Barnes & Noble has informed us that, following the consummation of the merger, it expects to review the Company’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary to best organize and reintegrate the activities of the Company and Barnes & Noble.

      If the merger is not completed because the conditions to the merger are not satisfied or waived, we expect that our current management will continue to operate our business substantially as presently operated. However, Barnes & Noble has informed us that, if the merger is not completed, it will re-evaluate the role of the Company within Barnes & Noble’s overall corporate strategy.

Interests of Directors and Officers in the Merger

      In considering the recommendation of the special committee to our board of directors and the recommendation of our board of directors, you should be aware that some of our directors and officers may have interests in the merger that may be different from, or in addition to, yours as a stockholder generally and may create potential conflicts of interests. These interests are described below and in the section of this proxy statement entitled “PRINCIPAL STOCKHOLDERS” and set forth in Annex D to this proxy statement.

      Our board of directors appointed the special committee, consisting solely of independent directors who are not officers, directors, or employees of Barnes & Noble or its affiliates or employed by us, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders who are unaffiliated with Barnes & Noble and its affiliates. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Compensation of Members of the Special Committee

      Each of the members of the special committee will be compensated for serving as a member of the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee. It is payable whether or not the merger is completed. Each of Mr. Hessels and Ms. Higgins has received or will receive $75,000 for their service on the special committee. The members of the special committee also will be reimbursed for their reasonable out-of-pocket expenses related to his or her services on the special committee. In addition, the Company agreed to indemnify and hold harmless each member of the special committee with respect to his or her service on, and any matter or transaction considered by, the special committee to the fullest extent authorized or permitted by law.

Merger Consideration to be Received by Directors and Executive Officers

      As of March 15, 2004, our directors and executive officers beneficially owned, in the aggregate, 11,416,521 shares of our common stock, or approximately 20.03% of the outstanding shares of our common stock.

      Our directors and executive officers hold, in the aggregate, stock options to acquire approximately 8,672,084 shares of our common stock. The merger agreement provides that, immediately prior to the merger, all options, whether or not vested, will be cashed out at a price equal to the excess, if any, of the merger consideration over the per share exercise price of each option, less any applicable withholding taxes. All other options will be cancelled without payment. Accordingly, our directors and executive officers will be able to receive the same cash consideration for their options as all of our other option holders.

      Based upon the issued shares and outstanding options to purchase shares beneficially owned by our directors and executive officers (which includes shares not owned directly by such directors and executive officers), the following are the anticipated proceeds for our directors and executive officers from the merger, less any applicable withholding taxes:

Name of Director or	Merger
Executive Officer	Proceeds

Leonard Riggio	$6,144,033
Stephen Riggio	4,272,400
Marie J. Toulantis	5,887,300
David C. Willen	760,990
Kevin M. Frain	757,340
David Gitow	806,575
Daniel A. Blackman	618,728
Michael N. Rosen	183,000
Jan-Michiel Hessels	—
Patricia Higgins	—
William F. Reilly	152,500

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see the section of this proxy statement entitled “PRINCIPAL STOCKHOLDERS.”

Employment and Other Agreements

      Barnes & Noble agreed to assume or guarantee payment of all our obligations under the employment agreement with Marie J. Toulantis for her services as Chief Executive Officer entered into as of October 31, 2002 and expiring on October 31, 2005. The agreement provides for a minimum annual salary of $600,000 and an annual bonus in accordance with our annual bonus compensation plan established by the compensation committee of our board of directors. The employment agreement also provides for reimbursement for all expenses incurred in the performance of her duties and responsibilities under the employment agreement, a car allowance, disability insurance and a severance arrangement.

      Barnes & Noble also agreed to assume or guarantee our obligations under B&N.com’s deferred compensation plan which is a non-qualified plan, eligibility for which is limited to “eligible executives,” who include: (i) our employees who became B&N.com employees on November 1, 1998 and were eligible to participate in the Barnes & Noble deferred compensation plan on October 31, 1998; and (ii) our employees whose base salary for a calendar year exceeds $130,000. An eligible executive may elect in each year he or she is an eligible executive to defer no less than $5,000 and no more than 50% of his or her base salary to a deferral account. The deferral account of each eligible executive who elects to participate in the deferred compensation plan is credited or debited with investment earnings or losses based upon the performance of the investment fund or index selected by the participant from among alternatives selected by an administrative committee appointed by the compensation committee of our board of directors.

      A participant is entitled to a distribution of his or her deferral account upon retirement or following termination of employment, as elected by the participant, but no later than the beginning of the year in which the participant would attain age 70 1/2. A participant may elect whether to receive the distribution in a lump sum or, at retirement, in annual installments over not more than fifteen (15) years.

Indemnification; Directors’ and Officers’ Insurance

      Subject to certain limitations contained in the merger agreement, for a period of at least six years following the merger, Barnes & Noble has agreed to indemnify and hold harmless each of the present and former directors and officers of the Company and B&N.com against any and all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses in respect of any matters existing or occurring at or prior to the effective time of the merger (to the fullest extent permitted by applicable law and our amended and restated certificate of incorporation or amended and restated by-laws), or any other applicable indemnification agreements.

      Barnes & Noble will provide, for a six-year period, our current and former directors and officers with an insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than our policy currently in place, or, if substantially equivalent insurance coverage is unavailable, the most advantageous insurance policy obtainable for an annual premium equal to 300% of our annual premium currently in place for such insurance; provided that, Barnes & Noble shall not be required to pay an annual premium for such policy in excess of 300% of the annual premium currently in place for such insurance. Alternatively, Barnes & Noble may procure “tail insurance coverage” to cover our current and former directors and officers for events occurring at or prior to the effective time of the merger, which coverage shall be no less favorable than the existing directors’ and officers’ insurance policy, and Barnes & Noble will maintain such coverage for a period of not less than six years after the effective time of the merger.

      In addition, we entered into an indemnification agreement with the members of the special committee in respect of their service on the special committee.

Certain Relationships and Related Transactions

      In the past, B&N.com has entered into agreements with Barnes & Noble and its affiliates. We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between B&N.com and its affiliates are at least as favorable to B&N.com as could be obtained from unaffiliated parties. The numbers referred to below are in thousands.

      Supply Agreement. B&N.com entered into a Supply Agreement, dated October 31, 1998, as amended, with Barnes & Noble, whereby Barnes & Noble has agreed to supply inventory to B&N.com through Barnes & Noble’s distribution facilities and purchasing departments. Pursuant to the Supply Agreement, Barnes & Noble charges B&N.com its actual cost to acquire the inventory plus any incremental overhead incurred by Barnes & Noble in connection with providing such merchandise supply services. B&N.com purchased $114,172 and $106,167 from Barnes & Noble representing 35.0% and 34.0% of our merchandise purchases for the years ended December 31, 2003 and 2002, respectively. The charges for incremental overhead for the years ended December 31, 2003 and 2002 were $3,705 and $2,519, respectively.

      Services Agreement. Under a Services Agreement, dated October 31, 1998, as amended, between B&N.com and Barnes & Noble, B&N.com receives various administrative services from Barnes & Noble, including, among other things, services for payroll processing, benefits administration, insurance (property and casualty, medical, dental and life) and tax administration. In accordance with the terms of the Services Agreement, B&N.com reimburses Barnes & Noble in an amount equal to the third-party expenses it incurs to fund and provide such services, plus any incremental internal costs. B&N.com was charged $1,990 and $3,491 for such services during the years ended December 31, 2003 and 2002, respectively.

      Calendar Club Purchases. B&N.com purchased merchandise directly from Calendar Club, L.L.C., a company engaged in the wholesaling and retailing of calendars, in which Barnes & Noble owns a 73.9%

interest. B&N.com’s purchases from Calendar Club, L.L.C. were $1,320 and $1,740 for the years ended December 31, 2003 and 2002, respectively.

      New Jersey Warehouse Sublease. B&N.com subleases from Barnes & Noble approximately one-third of a 300,000 square foot warehouse facility located in New Jersey. B&N.com was charged by Barnes & Noble $561 and $498 for such subleased space during the years ended December 31, 2003 and 2002, respectively. The amount paid to Barnes & Noble by B&N.com approximates the cost per square foot paid by Barnes & Noble as tenant pursuant to its lease of the space from an unaffiliated third party.

      Music Supply and Database Services. Since 1999, B&N.com has used AEC One Stop Group, Inc., referred to as “AEC,” as its main music supplier, and as one of its suppliers of DVD/video. AEC is among the largest wholesale distributors of music, videos and DVDs in the United States. AEC also provides B&N.com with a music, DVD and video product database. Subsequent to the initial supply arrangement between AEC and B&N.com, AEC’s parent corporation was acquired by an investor group in which Leonard Riggio, Chairman of our board of directors and B&N.com, became a minority investor. B&N.com was charged by AEC $52,257 and $40,536 in connection with this agreement for merchandise purchased during the years ended December 31, 2003 and 2002, respectively. In addition, B&N.com was charged by AEC $490 and $403 for database services during the years ended December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, $7,939 and $9,008, respectively, remained payable to AEC.

      License Agreements. B&N.com licenses the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between B&N.com and Barnes & Noble College Bookstores, Inc., of which Leonard Riggio is the principal stockholder. Pursuant to the license agreement, we have been granted an exclusive license to use the “Barnes & Noble” name and trademark for the purpose of selling books over the Internet (excluding sales of college textbooks). Under a separate agreement dated as of January 2001, between the Company and Textbooks.com, Inc., a corporation owned by Leonard Riggio, B&N.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name. Pursuant to this agreement, B&N.com pays Textbooks.com, Inc. a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by us from the sale of books designated as textbooks. The term of the agreement is for five years and renews annually for additional one-year periods unless terminated 12 months prior to the end of any given term. For the years ended December 31, 2003 and 2002, we recorded royalty expense of $3,984 and $3,485, respectively, under the terms of this agreement.

      B&N.com has a royalty-free non-exclusive license, dated October 31, 1998, as amended, from Barnes & Noble to use Barnes & Noble’s database of book bibliographic data as well as certain software applications.

      Barnes & Noble Membership Program. B&N.com and Barnes & Noble commenced a marketing program in November 2000, whereby a customer purchases a subscription to the Barnes & Noble Membership Program (formerly the “Readers’ AdvantageTM card”) for an annual membership fee of $25.00 which is non-refundable after the first 30 days of the membership term. With this membership card, customers can receive discounts of 10% on certain Barnes & Noble purchases and 5% on all B&N.com purchases. B&N.com and Barnes & Noble have agreed to share the expenses, net of revenue from the sale of the cards, related to this program in proportion to the discounts customers receive on purchases with each company. B&N.com’s share of the card revenue generated from this program for the years ended December 31, 2003 and 2002 were $2,691 and $1,359, respectively.

      Marketing Services Agreement. In 2002, B&N.com entered into an agreement with Marketing Services (Minnesota) Corp., a wholly owned subsidiary of Barnes & Noble, for marketing services, which includes the issuance of gift cards. Under this agreement, B&N.com has received $10,568 and $2,669 as of December 31, 2003 and 2002, respectively, from Marketing Services (Minnesota) Corp., which represents reimbursement for gift card purchases made in a Barnes & Noble store and redeemed on the B&N.com web site.

      Shipping and Handling Agreements. B&N.com ships, through its fulfillment centers, customer orders on behalf of Barnes & Noble to Barnes & Noble retail stores as well as to Barnes & Noble customers’ homes. B&N.com charges Barnes & Noble the costs associated with such shipments plus any incremental overhead incurred by B&N.com to process these orders. For the years ended December 31, 2003 and 2002, B&N.com recorded $2,357 and $1,792, respectively, as a reimbursement for shipping and handling from Barnes & Noble. In addition, during the year 2001, B&N.com and Barnes & Noble entered into an agreement whereby B&N.com receives a commission on all items ordered by customers at Barnes & Noble stores and shipped directly to customers’ homes by B&N.com. Commissions for these sales were recorded as revenue and amounted to $1,434 and $1,280 for the years ended December 31, 2003 and 2002, respectively.

      Nevada Warehouse Sublease. Barnes & Noble subleased warehouse space from B&N.com in Reno, Nevada. B&N.com charged Barnes & Noble $500 for such subleased space in the year ended December 31, 2002. Additionally, Barnes & Noble reimbursed B&N.com $6,186 for fixed assets purchased on behalf of Barnes & Noble for the Reno warehouse. The equipment was sold to Barnes & Noble at its original cost. In January 2002, we determined it could not effectively utilize the full capacity of its Reno, Nevada distribution center. Accordingly, following approval by our board of directors on January 29, 2002, we agreed to transfer the Reno warehouse lease and sell B&N.com’s inventory located in Reno to Barnes & Noble. Barnes & Noble purchased the inventory from B&N.com at cost for approximately $9,877. Barnes & Noble’s board of directors also approved Barnes & Noble’s assumption of the lease obligation and the hiring of all of the employees at the Reno warehouse. The Reno lease assignment and the transfer of the operations of the Reno warehouse to Barnes & Noble was completed in April 2002. In connection with the transfer, B&N.com agreed to pay one-half of the rent charged for the warehouse through December 31, 2002. B&N.com paid $943 in relation to these expenses for the year ended December 31, 2002.

      Textbook Agreements. In 2000, B&N.com began purchasing new and used textbooks directly from MBS Textbook Exchange, Inc., referred to as “MBS,” a corporation majority-owned by Leonard Riggio and one of the nation’s largest wholesalers of college textbooks. B&N.com’s total purchases for the years ended December 31, 2003 and 2002 were $13,829 and $17,223, respectively. In addition, B&N.com maintains a link on its web site called “Sell Your Textbooks” which is hosted by MBS and through which B&N.com customers are able to sell back used books purchased at B&N.com directly to MBS. B&N.com is paid a commission based on the price paid by MBS to the consumer. Total commissions received and recorded as revenue for the years ended December 31, 2003 and 2002 were $75 and $58, respectively.

      Strategic Relationship Agreement. Under a Strategic Relationship Agreement, dated as of May 1, 2001, between B&N.com and GameStop Corp., a majority owned subsidiary of Barnes & Noble, B&N.com’s web site refers customers to the GameStop Corp. web site for purchases of video game hardware, software and accessories and PC entertainment software. GameStop Corp. pays B&N.com a referral fee based on its net sales revenue from certain eligible purchases made by customers as a result of the redirection from the B&N.com web site. Either party may terminate the Strategic Relationship Agreement on 60 days’ notice. Commissions of $8 and $65 were recorded as revenue in the years ended December 31, 2003 and 2002, respectively, under this agreement.

      enews, inc. B&N.com has an approximate 46.8% equity stake in enews, inc., a company previously engaged in selling magazine subscriptions on the Internet, and accounted for this investment under the equity method. Substantially all of the balance of the shares are owned by Barnes & Noble. In July 2002, the board of directors and the stockholders of enews, inc. approved a liquidation plan. The implementation of the liquidation plan was concluded by February 29, 2004. Prior to the implementation of the liquidation plan, B&N.com fulfilled a majority of orders for magazine subscriptions through enews, inc. and recorded a commission on these sales. B&N.com recorded commissions of $909 for the year ended December 31, 2002 and was reimbursed $488 and $524, respectively, for expenses incurred on behalf of enews, inc. for the years ended December 31, 2003 and 2002.

      At December 31, 2003 and 2002, $71,957 and $48,261, respectively, remained payable to Barnes & Noble in connection with the transactions described above.

      Michael N. Rosen, Secretary and a director of the Company, also is a member of Bryan Cave LLP, outside counsel to the Company and B&N.com in connection with matters unrelated to the proposed merger as well as to Barnes & Noble.

Provisions for Unaffiliated Stockholders

      In connection with the execution of the merger agreement, we did not make any provisions to either grant unaffiliated stockholders access to our corporate files or the corporate files of any other party to the merger agreement or to obtain counsel or appraisal services for our unaffiliated stockholders at our expense or the expense of any other party to the merger agreement.

THE MERGER

      The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the annexes to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Annex A. You are encouraged to read Annex A in its entirety. See also the section of this proxy statement entitled “THE MERGER AGREEMENT.”

Effective Time of the Merger

      If all of the conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us and Barnes & Noble and provided in the certificate of merger. If the conditions to the merger are satisfied or, to the extent permitted, waived, we expect to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

      Prior to the effective time of the merger, Barnes & Noble will designate a bank or trust company reasonably acceptable to us to act as exchange agent for the purpose of making the cash payments provided by the merger agreement. Immediately prior to the effective time, Barnes & Noble will deposit, or cause to be deposited, with the exchange agent immediately available funds in an aggregate amount necessary to pay the merger consideration to our stockholders (other than Barnes & Noble, B&N Holding and their respective subsidiaries). The exchange agent will deliver to you your merger consideration according to the procedure summarized below.

      Promptly after the effective time of the merger (but no later that than five business days after the effective time), the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your stock certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the exchange agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will pay to you your merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

      If your stock certificates have been lost, stolen or destroyed, you may be required to deliver to the exchange agent an affidavit of such loss, theft or destruction and, if required by the surviving corporation, (i) an indemnity bond in a reasonable amount that the surviving corporation deems reasonably necessary as indemnity or (ii) enter into an indemnity agreement reasonably satisfactory to the surviving corporation to indemnify the surviving corporation, in order to receive your merger consideration.

      If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the exchange agent any transfer or other taxes required by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid. You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

      At and after the effective time of the merger, you will cease to have any rights as a stockholder of the Company, except for the right to surrender your stock certificates, according to the procedure described in the merger agreement, in exchange for payment of the merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

      At the effective time of the merger, our stock ledger with respect to shares of our common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

      After six months following the effective time of the merger, the exchange agent will deliver to us all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the exchange agent’s duties will terminate. Thereafter, you may surrender your stock certificates to the surviving corporation of the merger and receive the merger consideration, without interest, less any applicable withholding taxes. Neither the Barnes & Noble Parties nor the Company will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Risks that the Merger will not be Completed

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that we will experience a business interruption, incident, occurrence or event that has a material adverse effect on us and B&N.com, taken as a whole, that would permit Barnes & Noble to terminate the merger agreement and abandon the merger;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a closing condition not being satisfied; and

•	that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of the merger illegal or prevents or prohibits the merger.

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

Merger Financing; Sources of Funds

      Barnes & Noble estimates that the amount of funds required to fund the payment of the merger consideration, including payment with respect of “in-the-money” options, is approximately $150 million. Barnes & Noble intends to obtain the funds required to pay the merger consideration from cash flow from operations and from its $500 million revolving credit facility, as amended, with Fleet National Bank as administrative agent thereunder, and the banks party thereto, a copy of which, including amendments thereto, are included as Exhibits (b)(1), (b)(2), (b)(3) and (b)(4) to the Schedule 13E-3 filed with the Securities and Exchange Commission. The credit facility permits borrowings at various interest-rate options based on the prime rate or London Interbank Offer Rate plus applicable margin depending upon the level of Barnes & Noble’s fixed charge coverage ratio. As of the date of this proxy statement, Barnes & Noble could borrow money under the credit facility at an interest rate per annum equal to approximately 2.55% of the outstanding principal amount borrowed. The credit facility contains covenants, limitations and events of default typical of credit facilities of its size and nature, including financial covenants, which require Barnes & Noble to meet, among other things, leverage and fixed charge coverage ratios and which limit capital expenditures. Negative covenants include limitations on other indebtedness, liens, investments, mergers, consolidations, sales or leases of assets, acquisitions, distributions and dividends and other payments in respect of capital stock, transactions with affiliates, and sale/leaseback transactions. In the event that Barnes & Noble defaults on these financial covenants, all outstanding borrowings under the credit facility may become immediately payable and no further borrowings may be available. The credit facility is secured by Barnes & Noble’s capital stock in its subsidiaries, and by the accounts receivable and general intangibles of Barnes & Noble and its subsidiaries. The credit facility expires on May 22, 2006. Barnes & Noble does not anticipate the need for any alternative financing arrangements and the merger is not subject to any financing contingency. Barnes & Noble anticipates that it will pay off any amounts that it draws upon from its credit facility with its funds from operations.

Certain U.S. Federal Income Tax Consequences

      The following is a summary of certain U.S. federal income tax consequences of the merger relevant to a stockholder whose shares of our common stock are converted to cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which is commonly referred to as the Code, Treasury regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to our stockholders who hold their shares of our common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, stockholders who acquired their shares of our common stock pursuant to the exercise of employee stock options or other compensation arrangements, stockholders who dissent and exercise appraisal rights, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, persons who hold the shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or persons that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign trust or estate, and does not address any state, local or foreign tax consequences of the merger.

      The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who has shares of our common stock converted into cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares acquired at the same cost in a single transaction), converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the stockholder has held the shares of our common stock for more than one (1) year. Certain limitations apply to the use of capital losses.

      Under the U.S. federal income tax laws, backup withholding at the applicable rate may apply to cash payments a stockholder receives pursuant to the merger unless the stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information, or (ii) comes within certain other exempt categories (for example, in certain circumstances, a corporation) and, when required, demonstrates this fact, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld generally will be allowed as a credit against the stockholder’s U.S. federal income tax liability for the year.

      Stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

Litigation Relating to the Merger

      Following the November 7, 2003 announcement of Barnes & Noble’s proposal to purchase all of the outstanding shares of our common stock at a price of $2.50 per share in cash, fifteen substantially similar putative class action lawsuits were filed by individual stockholders of the Company against the Company, our directors and Barnes & Noble in the Delaware Court of Chancery. The complaints in these actions, which purported to be brought on behalf of all of our stockholders excluding the defendants and their affiliates, generally alleged (i) breaches of fiduciary duty by Barnes & Noble and our directors, (ii) that the consideration offered by Barnes & Noble was inadequate and constituted unfair dealing and (iii) that Barnes & Noble, as controlling stockholder, breached its duty to our remaining stockholders by acting to further its own interests at the expense of our remaining stockholders. The complaints sought to enjoin the proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal. The complaints were eventually consolidated under the caption In re BarnesandNoble.com, Inc. Shareholders Litigation, Consolidated Civil Action No. 042-N.

      On January 8, 2004, the parties executed a Memorandum of Understanding reflecting the parties’ agreement to settle the action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed in good faith to execute as soon as practicable a Stipulation of Settlement providing for, among other things, the release of all claims of the plaintiffs and other members of the class against defendants that were or could have been asserted in the action or in any way arise out of or in connection with the merger. The Stipulation of Settlement also is to expressly provide that the defendants in the action deny that they have committed any violation of law whatsoever and are entering into the Stipulation of Settlement solely to eliminate the burden, expense and distraction of further litigation and to permit the merger to proceed as scheduled.

      The parties subsequently agreed that plaintiffs’ counsel will apply to the court for an award of attorney’s fees and costs in the amount of $600,000 and that defendants will not object to a fee award up to that amount. It was further agreed that defendants would pay or reimburse the costs of mailing. The settlement is contingent upon, among other things, court approval, the merger consideration being $3.05 per share in cash and consummation of the merger.

Regulatory Matters

      We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the Company’s consolidated assets and liabilities based on the fair values of the assets and liabilities assumed.

Estimated Fees and Expenses of the Merger

      Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The estimated total fees and expenses to be incurred in connection with the merger are as follows:

Legal fees and expenses	$850,000
Investment banker fees and expenses	1,400,000
Special committee fees and expenses	165,000
Accounting fees	125,000
Printing, proxy solicitation and mailing expenses	440,000
Total	$2,980,000

      These expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal Rights

      Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Annex B to this proxy statement.

      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares of our common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of our common stock so voted and will nullify any previously filed written demands for appraisal.

      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

      All demands for appraisal should be addressed to Vice President — Legal Affairs at barnesandnoble.com inc., 76 Ninth Avenue, New York, New York 10011, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

      To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

      If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

      If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 10 days after the effective date of the merger, we must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger or consent to the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either we or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. We have no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of our common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of our common stock.

      In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed upon us and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

      In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      The special meeting of our stockholders will be held on May 27, 2004, at 10:00 a.m. local time, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York. We mailed this proxy statement and accompanying proxy card on or about May 3, 2004, to all stockholders entitled to vote at the special meeting.

Matters to be Considered at the Special Meeting

      At the special meeting, our stockholders will be asked to:

•	consider and vote upon a proposal to approve and adopt the merger agreement and the merger; and

•	transact such other matters as may properly come before the special meeting and/or any adjournment or postponement of the special meeting and any matters incidental thereto.

      We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Vote Required

      The affirmative vote of a majority of the voting power of our outstanding common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement and the merger. For this vote, abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. As of March 15, 2004, Barnes & Noble controlled approximately 96.3% of the voting power of our common stock and in the merger agreement committed to vote its shares in favor of the merger agreement and the merger. In addition, we anticipate that our directors and executive officers who are stockholders of the Company and, as of March 15, 2004, held approximately 0.95% of the voting power of our common stock will vote in favor of the merger.

Record Date, Voting Rights, Quorum and Revocability of Proxies

      Our board of directors has fixed the close of business on April 23, 2004 as the record date for determination of the holders of our shares entitled to notice of and to vote at the special meeting. As of April 23, 2004, we had 52,478,325 shares outstanding.

      Each holder of record of our Class A common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by sending a written notice to the Secretary of the Company at our executive offices located at 76 Ninth Avenue, New York, New York 10011, submitting a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date or attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

Expenses of Proxy Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments and Postponements

      Although it is not expected, the special meeting may be adjourned or postponed. Any adjournment or postponement of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of shares of our common stock having a majority of the voting power of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

Exchanging Stock Certificates

      Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $3.05 per share cash payment, without interest and less any applicable withholding taxes, will be sent to you.

THE MERGER AGREEMENT

      On January 8, 2004, the Company, Barnes & Noble, B&N Holding and B&N Acquisition entered into an Agreement and Plan of Merger, or the merger agreement. The following is a summary of certain terms of the merger agreement and the merger and is qualified by reference to the complete text of the merger agreement, which is included as Annex A. You are encouraged to read the entire merger agreement.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law. We refer to the effective time of the merger in this proxy statement as the effective time. The filing is expected to occur as soon as practicable after all of the conditions set forth in the merger agreement have been satisfied or waived.

The Merger

      At the effective time, B&N Acquisition will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of B&N Holding, and the separate existence of B&N Acquisition will cease. We sometimes refer to the Company following the completion of the merger as the surviving corporation. At the effective time, the amended and restated certificate of incorporation of the surviving corporation will be amended in accordance with the form agreed to among the parties to the merger agreement and the by-laws of B&N Acquisition as in effect immediately prior to the effective time will be the by-laws of the surviving corporation.

Merger Consideration

      The merger agreement provides that each share of our common stock outstanding immediately prior to the completion of the merger (other than shares held by Barnes & Noble, B&N Holding and their respective subsidiaries and shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $3.05 per share in cash, without interest and less any applicable withholding taxes.

Stock Options

      The merger agreement provides that upon the completion of the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist.

      All of the options that we have granted contain change of control provisions that will give rise to their accelerated vesting by virtue of the merger.

Surrender of Certificates and Payment Procedures

      Prior to the effective time, an exchange agent will be appointed to handle the issuance of applicable merger consideration to the holders of our common stock. Promptly after the merger, the exchange agent will mail to you a letter of transmittal and instructions explaining how to surrender your stock certificates. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal and all other documents the exchange agent may reasonably require, you will receive the appropriate merger consideration, subject to any required withholding taxes. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing our shares, other than shares as to which appraisal rights have been properly exercised, will only represent the right to receive the applicable merger consideration. No interest will be paid or will accrue on the merger consideration payable.

      At the completion of the merger, our stock transfer book will be closed and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the merger, they will be cancelled and exchanged for the right to receive the merger consideration.

Representations and Warranties

      We have made certain representations and warranties to the Barnes & Noble Parties, subject to disclosure schedules, documents filed with the Securities and Exchange Commission and certain materiality thresholds. These include representations and warranties as to:

•	organization, standing and power;

•	capitalization;

•	interests in other entities;

•	authority to execute, deliver and perform the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	opinion of a financial advisor and approval by the special committee;

•	absence of certain brokerage fees or commissions;

•	absence of material misstatements and omissions in this proxy statement or Schedule 13E-3 transaction statement;

•	Securities and Exchange Commission regulatory compliances, financial statements and the absence of material misstatements and omissions in such documents;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	no violation of law;

•	absence of litigation and claims; and

•	employee arrangements.

      The Barnes & Noble Parties have made certain representations and warranties to us, subject to certain materiality thresholds. These include representations and warranties as to:

•	organization, standing and power;

•	authority to execute, deliver and perform the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	absence of certain brokerage fees or commissions;

•	absence of material misstatements or omissions in information supplied by the Barnes & Noble Parties for inclusion in this proxy statement or Schedule 13E-3 transaction statement; and

•	absence of knowledge of any facts or circumstances which would cause our representations and warranties described above to be materially untrue or incorrect.

      The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of specified conditions to the obligations of the Company and the Barnes & Noble Parties to complete the merger.

Covenants

Conduct of Business

      Until the completion of the merger, we and B&N.com have agreed to continue conducting our businesses in the ordinary and usual course of business consistent with past practices. Moreover, until the completion of the merger, we and B&N.com may not, without the prior written consent of Barnes & Noble:

•	declare, set aside or pay any dividends on or make any other distributions in respect of, or split, combine, reclassify, issue or authorize or propose the issuance of, or repurchase, redeem or otherwise acquire, any shares of its capital stock or membership units;

•	issue, pledge, encumber or sell or authorize the issuance, pledge, encumbrance or sale of, or purchase or propose to purchase, any shares of its capital stock or membership units or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or membership units or other convertible securities, other than in connection with the exercise of outstanding options or the exchange or conversion of membership units, authorize or propose any change in our equity capitalization or amend any of the economic terms of such securities;

•	amend our amended and restated certificate of incorporation, amended and restated by-laws or other organizational documents;

•	merge or consolidate with, or purchase any assets or capital stock of, another entity, except in the ordinary course of business;

•	incur or guarantee any indebtedness for borrowed money, except pursuant to any current agreements or in the ordinary course of business;

•	make or authorize any capital expenditures, other than capital expenditures that are in the aggregate no greater than (i) $5.0 million from the date of the merger agreement through March 31, 2004 and (ii) $10.0 million from the date of the merger agreement through July 15, 2004;

•	except as may be required by applicable law or U.S. generally accepted accounting procedures, change any method, practice or principle of accounting;

•	enter into any new employment agreements with, or increase the compensation of, any of our officers (vice president or above) or directors or those of B&N.com, other than as required by law or written agreements in effect on or prior to the date of the merger agreement, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any employee benefits plan or accelerate the vesting or any payment under any such plans;

•	enter into any transaction with any of our officers (vice president or above) or directors or those of B&N.com, other than as provided for in the terms of any agreement in effect on or prior to the date of the merger agreement;

•	settle or compromise certain material litigation, arbitration or other judicial or administrative dispute or proceeding relating to either us or B&N.com; or

•	enter into any agreement to, or make any commitment to, take any of the preceding actions.

Stockholders’ Meeting; Recommendation

      As promptly as practicable following the mailing of this proxy statement to our stockholders, we will call and hold a special meeting of our stockholders for the purpose of voting upon the adoption and approval of the merger agreement and the merger. At the special meeting, Barnes & Noble will cause B&N Holding to vote all of its shares of our common stock in favor of the adoption and approval of the merger agreement and the merger. Neither our board of directors nor the special committee may withdraw, qualify or modify its approval or recommendation of the approval of the merger agreement in a manner adverse to Barnes & Noble unless: (i) we receive an unsolicited bona fide acquisition proposal from a third-party, we promptly (but in no event later than two business days after receipt of the acquisition proposal) notify Barnes & Noble of the acquisition proposal and the special committee determines in good faith, after consultation with its legal and financial advisors, that the acquisition proposal is more favorable to our stockholders (other than Barnes & Noble and its affiliates) and is made by a third-party which is reasonably able to finance the transaction contemplated by the proposal or (ii) the special committee determines in good faith, after consultation with its legal and financial advisors, that such withdrawal, qualification or modification is necessary in order for the special committee to comply with its fiduciary obligations to our stockholders under applicable law.

      Subject to our rights to terminate the merger agreement described below under the section of this proxy statement entitled “— Termination” and notwithstanding any withdrawal, qualification or modification by our board of directors or the special committee of its recommendation of the merger agreement, the merger agreement must be submitted to our stockholders at a stockholder meeting for the purpose of adopting the merger agreement.

Reasonable Efforts

      The parties to the merger agreement have agreed to use their reasonable efforts to take all actions necessary or advisable under applicable laws and regulations and to obtain all necessary governmental or regulatory consents or approvals necessary to complete the merger. Moreover, the parties have agreed to cooperate with each other in connection with making all necessary filings and submissions necessary to complete the merger, including this proxy statement, and to take all necessary action to deliver such other documents or instruments as may be reasonably necessary to consummate the merger.

Company Indemnification Provisions

      Barnes & Noble will cause the surviving corporation to indemnify and hold harmless our current and former directors and officers and those of B&N.com and all other persons who served at our request or the request of B&N.com as a director or officer of another entity for all expenses and other amounts paid by reason of actions or omissions or alleged actions or omissions existing or occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law and our amended and restated certificate of incorporation or amended and restated by-laws or other indemnification agreements, for a period of not less than six years after the effective time of the merger.

      Barnes & Noble will further cause the surviving corporation to purchase an insurance policy, including run-off coverage, if necessary, consisting of directors’ and officers’ liability insurance covering our current and former directors and officers for events occurring at or prior to the effective time, on terms and conditions that are no less favorable than our policy currently in place, or, if substantially equivalent insurance coverage is unavailable, the most advantageous insurance policy obtainable for an annual premium equal to 300% of our annual premium currently in place for such insurance; provided, that, among other things, the premium for such policy shall not exceed 300% of the last annual premium paid prior to the date of the merger agreement for directors’ and officers’ insurance currently in place. Alternatively, Barnes & Noble will be permitted to procure “tail insurance coverage” to cover the Company’s current and former directors and officers for events occurring at or prior to the effective time, which coverage shall be no less favorable than the existing director and officer insurance policy, and Barnes & Noble shall maintain such coverage for a period of not less than six years after the effective time of the Merger.

Stockholder Litigation

      Each of the parties to the merger agreement will give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any party or their respective directors and officers, as applicable, relating to the merger agreement and the transactions contemplated thereby.

Additional Covenants Regarding the Merger

      In addition to the covenants of the merger agreement described above, the merger agreement contains the following additional covenants:

•	the preparation and filing of this proxy statement and a Schedule 13E-3 transaction statement;

•	reasonable access by Barnes & Noble to information concerning our operations;

•	notification of certain events or communications among the parties to the merger agreement;

•	subject to certain Securities and Exchange Commission disclosure requirements and applicable laws, consultation among the parties to the merger agreement prior to making any additional public announcements concerning the merger; and

•	the provision by Barnes & Noble or the surviving corporation of employee benefits to our employees or those of B&N.com and the assumption by Barnes & Noble of all our obligations and those of B&N.com under certain compensation plans and employment agreements.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations

      The obligations of each party to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger (each party agreeing to use its reasonable efforts to have any restraining order, injunction or other order or legal restraint or prohibition lifted), any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing or any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the merger illegal or prevents or prohibits the merger;

•	the adoption of the merger agreement shall have been approved by the requisite vote of our stockholders in accordance with Delaware law; and

•	other than filing the certificate of merger with the Secretary of State of the State of Delaware, all material consents, approvals and authorizations of and filings with governmental entities required to be obtained in connection with the merger shall have been obtained.

Conditions to our Obligations

      Our obligations to complete the merger are subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by the Barnes & Noble Parties in the merger agreement shall be true and correct in all material respects when made and as of the closing date of the merger;

•	the Barnes & Noble Parties shall have performed and complied in all material respects with each of their undertakings and agreements contained in the merger agreement; and

•	we shall have received a certificate of Barnes & Noble to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material respects.

Conditions to the Obligations of the Barnes & Noble Parties

      The obligations of the Barnes & Noble Parties to complete the merger are subject to the satisfaction or waiver of the following further conditions:

•	our representations and warranties made in the merger agreement shall be true and correct in all material respects when made and as of the closing date of the merger;

•	we shall have performed and complied in all material respects with our undertakings and agreements contained in the merger agreement;

•	Barnes & Noble shall have received a certificate from us to the effect that all conditions required to be satisfied at or as of the closing have been waived or satisfied in all material respects; and

•	since the date of the merger agreement, there shall not have occurred any “material adverse effect” on us and B&N.com, taken as a whole.

      For the purposes of determining satisfaction of the conditions to the obligations of the Barnes & Noble Parties described above, a “material adverse effect” on us and B&N.com, taken as a whole, means any event, fact, violation, breach, inaccuracy, circumstance or other matter that had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and B&N.com, taken as a whole, other than any event or condition resulting from: (i) general economic, business or industry conditions; (ii) the taking of any action permitted or required by the merger agreement or from the announcement or pendency of the merger; (iii) a decline in our stock price; or (iv) the delisting of our common stock from the NASDAQ National Market.

Termination

      We and Barnes & Noble may agree by mutual written consent to terminate the merger agreement at any time prior to the approval of the merger agreement by our stockholders. In addition, the merger agreement may be terminated:

•	by either us or Barnes & Noble, if the merger is not completed on or before July 15, 2004, unless the non-completion is caused by the failure to fulfill any of the obligations under the merger agreement of the party wishing to terminate;

•	by either us or Barnes & Noble, if a court of competent jurisdiction or an administrative, governmental or regulatory body or commission has issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the merger;

•	by Barnes & Noble, at any time prior to the approval of the merger agreement by our stockholders, if our board of directors (upon the recommendation of the special committee) or the special committee withdraws, qualifies or modifies its approval or recommendation of the approval of the merger agreement in a manner adverse to Barnes & Noble;

•	by Barnes & Noble, at any time prior to the approval of the merger agreement by our stockholders, upon a breach of any of our representations, warranties or covenants under the merger agreement such that the conditions in the merger agreement will not be satisfied;

•	by the special committee, at any time prior to the approval of the merger agreement by our stockholders, if (i) we receive an unsolicited bona fide acquisition proposal from a third party, (ii) we give Barnes & Noble no less than five days’ notice of any and all such proposals or offers and (iii) the special committee concludes in good faith, after consultation with its legal and financial advisors, that such proposal is more favorable to our stockholders, other than Barnes & Noble and its affiliates, and is made by a third party which is reasonably able to finance the transaction contemplated by the proposal; and

•	by the special committee, at any time prior to the approval of the merger agreement by our stockholders, upon a breach of any of the Barnes & Noble Parties’ representations, warranties or covenants under the merger agreement such that the conditions in the merger agreement will not be satisfied.

      Subject to limited exceptions, including the survival of certain obligations, if the merger agreement is validly terminated it will become null and void and will be of no further effect with no liability on the part of any party to the merger agreement or affiliate of that party, unless that party has breached the merger agreement.

Amendment and Waiver

      The merger agreement may not be amended, modified, altered or supplemented, except by means of a written instrument executed on behalf of each party to the merger agreement.

      At any time prior to the effective time of the merger, any of the parties to the merger agreement may, by written instrument, (i) extend the time for the performance of any of the obligations or other acts of any of the other parties or (ii) waive compliance with any of the agreements of the other parties or fulfillment of any conditions to its own obligations under the merger agreement.

Fees and Expenses

      Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses.

Governing Law

      The merger agreement is governed in all respects by the laws of the State of Delaware.

Assignment

      No party to the merger agreement may assign any of its rights or delegate any of its obligations under the merger agreement to any other person without the prior written consent of the other parties.

Our Actions

      Any action, approval, authorization, waiver or consent taken, given or made by us, including our board of directors, in respect of the merger agreement or the merger prior to the effective time of the merger will not be effective unless such action, approval, authorization, waiver or consent has received the prior approval of the special committee.

SUMMARY HISTORICAL FINANCIAL DATA

      The summary historical financial data set forth below as of and for the fiscal years ended December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements. The summary historical data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and consolidated notes contained in our most recent Annual Report on Form 10-K/A for the fiscal year ended 2003, which is attached to this proxy statement as Annex E.

      We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our stockholders in evaluating the merger and the merger agreement. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to our financial condition resulting from the merger would provide meaningful or relevant information in evaluating the merger and the merger agreement since our stockholders (other than Barnes & Noble, B&N Holding and their respective subsidiaries) will not be stockholders of, and will have no interest in, the Company following the merger.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(Thousands of Dollars, Except Per Share Data)
Statement of Operations Data:
Net sales	$424,815	$422,827	$404,600
Cost of sales	320,627	327,258	313,365

Gross profit	104,188	95,569	91,235
Operating expenses:
Fulfillment and customer service	36,595	35,990	44,637
Marketing, sales and editorial	30,390	35,760	61,418
Technology and web site development	30,725	35,787	45,298
General and administrative	25,548	26,265	32,362
Depreciation and amortization	27,467	33,502	41,981
Impairments and other special charges	—	—	88,213
Equity in net loss of equity investments including amortization of intangibles	—	3,537	28,733

Total operating expenses	150,725	170,841	342,642

Loss from operations	(46,537)	(75,272)	(251,407)
Interest income, net	226	1,615	7,041

Loss before minority interest	(46,311)	(73,657)	(244,366)
Minority interest	34,965	53,525	176,980

Net loss — historical	$(11,346)	$(20,132)	$(67,386)

Basic net loss per common share	$(0.28)	$(0.46)	$(1.54)
Basic weighted average common shares outstanding	40,707	43,790	43,787
Diluted net loss per share	$(0.28)	$(0.46)	$(1.54)
Ratio of earnings to fixed charges(a)	—	—	—
Balance Sheet Data:
Cash and cash equivalents	$68,344	$70,144	$105,125
Working capital (deficit)	(26,747)	2,281	44,628
Total assets	347,918	209,734	287,376
Minority interest	172,516	52,305	105,845
Equity	12,971	22,641	42,758
Book value per share	$0.32	$0.52	$0.98

(a)	The ratio of earnings to fixed charges has not been provided since the ratio would be less than 1:1 for all periods presented. To achieve an earnings to fixed charges ratio of 1:1, the Company would have to generate income.

MARKET PRICE AND DIVIDENDS

      Our common stock has been traded on the NASDAQ National Market since our initial public offering on May 25, 1999 under the symbol “BNBN.” As of the record date, 52,478,325 shares of our common stock were issued and outstanding and we had approximately 1,400 stockholders of record and 40,300 beneficial stockholders. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported by the NASDAQ National Market:

	High	Low

Fiscal Year 2004
Second Quarter (through April 29, 2004)	$3.05	$3.03
First Quarter	3.05	2.88
Fiscal Year 2003
Fourth Quarter	$2.95	$2.17
Third Quarter	2.85	1.97
Second Quarter	3.00	1.28
First Quarter	1.62	0.97
Fiscal Year 2002
Fourth Quarter	$2.20	$0.46
Third Quarter	0.99	0.43
Second Quarter	1.69	0.86
First Quarter	2.44	1.34

      On November 6, 2003, the last full trading day prior to public announcement of Barnes & Noble’s initial offer, the last reported sales price of our common stock was $2.25. On April 29, 2004, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price of our common stock was $3.04. You should obtain current market price quotations for shares of our common stock in connection with voting your shares.

      We have not declared or paid any cash dividends on our capital stock since our inception and B&N.com has not declared any distributions to its members since its inception. Neither we nor B&N.com expect to pay any cash dividends or distributions for the foreseeable future, except we expect to cause B&N.com to pay distributions to its members to the extent necessary to enable such members (including us) to pay taxes incurred with respect to taxable income of B&N.com.

PRINCIPAL STOCKHOLDERS

      We have three classes of common stock. Each holder of our Class A common stock is entitled to one vote per share. Each holder of our Class B common stock or Class C common stock is entitled to the number of votes per share equal to: 10, multiplied by the sum of (a) the aggregate number of shares of Class B and Class C common stock owned by such holder and (b) the aggregate number of membership units in B&N.com owned by such holder. Barnes & Noble is the beneficial owner of all of our outstanding Class B and Class C common stock.

      The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2004 by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock; (ii) the directors and executive officers of the Company and B&N.com and these directors and executive officers as a group; and (iii) the directors and executive officers of the Barnes & Noble Parties. Unless otherwise indicated, the address for each of the directors and executive officers of the Company and the Barnes & Noble Parties is set forth in Annex D to this proxy statement.

			Percentage of
	Number of Shares		Class A		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Common Stock(2)		Voting Power(2)(3)

Beneficial Holders:
Barnes & Noble, Inc.	119,138,502	(4)	72.95	%(4)	96.3	%(4)
122 Fifth Avenue New York, New York 10011

Respective Executive Officers and Directors of the Company and B&N.com:
Leonard Riggio	2,014,437	(5)	4.17%		*
Stephen Riggio	3,580,000	(6)	6.92		*
Marie J. Toulantis	3,818,000	(7)	7.38		*
David C. Willen	450,500	(8)	*		*
Kevin M. Frain	462,000	(9)	*		*
David Gitow	401,500	(10)	*		*
Daniel A. Blackman	420,084	(9)	*		*
Michael N. Rosen	100,000	(11)	*		*
Jan-Michiel Hessels	40,000	(9)	*		*
Patricia Higgins	40,000	(9)	*		*
William F. Reilly	90,000	(11)	*		*
All current executive officers and directors as a group (11 persons)	11,416,521	(12)	20.03		*

Respective Executive Officers and Directors of the Barnes & Noble Parties:
Leonard Riggio	2,014,437	(5)	4.17%		*
Stephen Riggio	3,580,000	(6)	6.92		*
Mitchell S. Klipper	234,710	(13)	*		*
J. Alan Kahn	83,333		*		*
Lawrence S. Zilavy	300		*		*
William F. Duffy	830,500	(9)	*		*
Mary Ellen Keating	332		*		*
David S. Deason	—		—		—
Gary A. King	1,011,190	(14)	2.05		*
Joseph J. Lombardi	—		—		—

			Percentage of
	Number of Shares		Class A	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Common Stock(2)	Voting Power(2)(3)

Michelle L. Smith	—		—	—
Mark Bottini	175		*	*
Michael N. Rosen	100,000	(11)	*	*
Matthew A. Berdon	95,000		*	*
Michael Del Giudice	4,200		*	*
William Dillard, II	15,000	(15)	*	*
Irene R. Miller	10,000		*	*
Margaret T. Monaco	9,275		*	*
William Sheluck, Jr.	60,000		*	*

*	Represents less than 1%.

(1)	Except as indicated in the notes below, shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 15, 2004 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Excludes 4,158,088 shares issued to B&N.com in connection with the merger with Fatbrain.com, LLC.

(3)	Represents the percentage of voting power resulting from the effect of all outstanding Class B and Class C common stock, assuming no conversion of that stock into Class A common stock.

(4)	Represents shares of Class B and Class C common stock that are convertible into, and membership units that are exchangeable for, shares of Class A common stock on a one-for-one-basis at any time at the option of the holder thereof, together with 4,138,500 shares of Class A common stock, beneficially owned by Barnes & Noble through its wholly owned subsidiary B&N Holding.

(5)	Includes 600,000 shares each owned by Barnes & Noble College Bookstores, Inc. and MBS Textbook Exchange, Inc. Does not include 119,138,502 shares of Class A common stock beneficially owned by Barnes & Noble. Mr. Riggio is Barnes & Noble’s Chairman of the board of directors and principal stockholder. Accordingly, he could be considered to beneficially own the shares owned by Barnes & Noble. Mr. Riggio disclaims any beneficial ownership of such shares.

(6)	Includes options granted by the Company to purchase 3,380,000 shares of Class A common stock.

(7)	Includes options granted by the Company to purchase 3,400,000 shares of Class A common stock.

(8)	Includes options granted by the Company to purchase 450,000 shares of Class A common stock.

(9)	All of these shares are issuable upon the exercise of options granted by the Company.

(10)	Includes options granted by the Company to purchase 400,000 shares of Class A common stock.

(11)	Includes options granted by the Company to purchase 40,000 shares of Class A common stock.

(12)	Includes options granted by the Company to purchase 8,672,084 shares of Class A common stock.

(13)	Includes 7,700 shares of Class A common stock owned by Mr. Klipper’s wife who has sole voting and dispositive power with respect to these shares.

(14)	Includes options granted by the Company to purchase 1,011,000 shares of Class A common stock. Also includes 190 shares of Class A common stock owned by Mr. King’s wife who has sole voting and dispositive power with respect to these shares.

(15)	Barnes & Noble has informed the Company that Mr. Dillard sold all of his shares of Class A common stock on January 20, 2004, as more fully described in the section of this proxy statement entitled “CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK.”

CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK

      Since October 1, 2002, as part of Barnes & Noble’s stock acquisition program, Barnes & Noble, through B&N Holding, has acquired an aggregate of 3,012,500 shares of our common stock, at prices ranging from $0.76 per share to $1.75 per share. During our fourth quarter of 2002, Barnes & Noble acquired an aggregate of 1,644,500 shares of our common stock at a weighted average purchase price of $1.08 per share. During our first quarter of 2003, Barnes & Noble acquired an aggregate of 1,328,000 shares of our common stock at a weighted average purchase price of $1.10 per share. During our second quarter of 2003, Barnes & Noble acquired an aggregate of 40,000 shares of our common stock at a weighted average purchase price of $1.53 per share. The consideration payable in the merger represents a 282.4%, 277.3% and 199.3% premium to the weighted average purchase price paid by Barnes & Noble for the shares of our common stock that it acquired during our fourth quarter of 2002, first quarter of 2003 and second quarter of 2003, respectively.

      On December 20, 2002, Leonard Riggio, our Chairman of the Board, sold 400,000 shares of our Class A common stock to Marie J. Toulantis, our Chief Executive Officer, at a purchase price of $1.10 per share.

      On September 15, 2003, Barnes & Noble acquired all of our Class A common stock, together with all of the membership units in B&N.com and our share of Class C common stock, beneficially owned by Bertelsmann for an aggregate amount equal to $164,152,802.80, equivalent to $2.80 per share or membership unit, subject to possible adjustment as set forth in the stock purchase agreement related to such acquisition. Barnes & Noble subsequently transferred all shares and membership units purchased from Bertelsmann to B&N Holding. See the section of this proxy statement entitled “SPECIAL FACTORS — Background of the Merger.”

      Except as described below, there has been no transaction involving shares of our common stock which was effected during the past 60 days by the Company, B&N.com or, to the best of the knowledge of the Company, any of their respective directors or executive officers, or by the Barnes & Noble Parties or, to the best of the knowledge of Barnes & Noble, any of their respective directors or executive officers.

      On January 20, 2004, William Dillard, II, a director of Barnes & Noble and B&N Holding, sold 15,000 shares of our Class A common stock on the NASDAQ National Market at a purchase price of $3.02 per share.

      Except as set forth in this proxy statement, none of the Company or B&N.com or, to the best of the knowledge of the Company, their respective directors or executive officers set forth in Annex D to this proxy statement, or the Barnes & Noble Parties, or to the best of the knowledge of Barnes & Noble, their respective directors or executive officers set forth in Annex D to this proxy statement, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations). Except as described in this proxy statement, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Company, a contest for election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, between the Barnes & Noble Parties, or to the best of the knowledge of Barnes & Noble, their respective directors or executive officers set forth in Annex D to this proxy statement, on the one hand, and the Company or any of its affiliates, on the other hand. There has been no underwritten public offering of the shares of the Company during the past three years that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

OTHER MATTERS

      As of the date of this proxy statement, we are not aware of any matters to be presented at the special meeting other than those described in this proxy statement. However, if other matters should properly come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2004 annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

      In addition, our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 30 days’ nor more than 60 days prior to the annual meeting; provided, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INDEPENDENT ACCOUNTANTS

      The financial statements as of December 31, 2003, 2002 and 2001 have been audited by BDO Seidman, LLP, independent accountants, as stated in their report included in our Annual Report on Form 10-K/A for the year ended December 31, 2003, which is attached to this proxy statement as Annex E.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Securities and Exchange Commission filings also are available to the public from commercial document retrieval services, at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov or at our web site at http://www.barnesandnoble.com/ir.

      The merger described in this proxy statement is a “going private transaction.” We have filed a Section 13(e) Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices during regular business hours, and may be obtained by mail, without charge, by written request directed to us at the following address:

barnesandnoble.com inc.

76 Ninth Avenue
New York, New York 10011
Attn: Investor Relations, Kevin M. Frain
(212) 414-6000

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 3, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BARNES & NOBLE, INC.,

B&N.COM HOLDING CORP.,

B&N.COM ACQUISITION CORP.,

and

BARNESANDNOBLE.COM INC.

Dated as of January 8, 2004

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2004 (this “Agreement”), by and among Barnes & Noble, Inc., a Delaware corporation (“Barnes & Noble”), B&N.com Holding Corp., a Delaware corporation and a wholly owned subsidiary of Barnes & Noble (“B&N Holding Corp.”), B&N.com Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of B&N Holding Corp. (“B&N Acquisition Corp.”), and barnesandnoble.com inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

RECITALS:

      A.     Barnes & Noble, through B&N Holding Corp., beneficially owns, within the meaning of Rule 13d-3 of the Exchange Act, 119,138,502 shares of capital stock of the Company (the “Capital Stock”) representing approximately 74.6% of the outstanding equity interest and approximately 96.6% of the voting interest in the Company as of the date hereof. The shares of Capital Stock beneficially owned by Barnes & Noble through B&N Holding Corp. consist of the following: (i) 4,138,500 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) and (ii) 115,000,002 shares of Class A Common Stock which B&N Holding Corp. has the right to acquire upon conversion of its (A) one share of Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock”), which represents the only share of Class B Common Stock issued and outstanding, (B) one share of Class C common stock, par value $0.001 per share, of the Company (“Class C Common Stock”), which represents the only share of Class C Common Stock issued and outstanding, and (C) 115,000,000 membership units (the “Membership Units”) in barnesandnoble.com llc, a Delaware limited liability company whose sole manager is the Company (“B&N LLC”).

      B.     Barnes & Noble, through B&N Acquisition Corp., desires to acquire all of the shares of Class A Common Stock not owned by it, directly or indirectly, and to provide for the payment of $3.05 per share in cash for all such shares of Class A Common Stock, by means of a merger of B&N Acquisition Corp. with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”).

      C.     The respective Boards of Directors of the Company, Barnes & Noble, B&N Holding Corp. and B&N Acquisition Corp. have (and in the case of the Company, upon the recommendation of a special committee of its Board of Directors (the “Special Committee”)) approved this Agreement and declared it advisable and in the best interests of their respective companies and stockholders to consummate the Merger on the terms and subject to the conditions set forth herein.

      D.     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

The Merger

      Section 1.1.     The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, B&N Acquisition Corp. will be merged with and into the Company, the separate existence of B&N Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects as provided by the DGCL and other applicable law.

      Section 1.2.     Effective Time. On the Closing Date, B&N Acquisition Corp. and the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

      Section 1.3.     Closing. Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Merger (the “Closing”) will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 at 10:00 a.m. (eastern standard time) on a date to be mutually agreed to by the Parties, which date shall be no later than the third business day after the satisfaction of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions) provided in Article V, or at such other time and place as the Parties may agree to in writing (the “Closing Date”).

      Section 1.4.     Certificate of Incorporation; By-laws; Directors and Officers. At the Effective Time:

(a) the Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read in its entirety as set forth in Exhibit A hereto and, until thereafter amended in accordance with its terms and as provided by the DGCL, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

(b) except as required by Section 4.8(a), the By-laws of B&N Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation following the Merger (except that the name of the Surviving Corporation shall be “barnesandnoble.com inc.”), until thereafter amended as provided in the DGCL or in the Certificate of Incorporation or By-laws of the Surviving Corporation;

(c) the directors of B&N Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation; and

(d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

      Section 1.5.     Effect of Merger on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of B&N Acquisition Corp., the Company or the holders of any shares of Class A Common Stock:

(a) each share of common stock, par value $0.001 per share, of B&N Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) subject to Section 1.5(c) and Section 1.6:

(i) each share of Class A Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock held by B&N Holding Corp. and Barnes & Noble and their respective subsidiaries) will be converted into the right to receive $3.05 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist;

(ii) each holder of a certificate representing any such shares of Class A Common Stock will cease to have any rights with respect to such shares of Class A Common Stock to the extent such certificate represents such shares of Class A Common Stock, except for the right to receive the Merger Consideration payable to the shares of Class A Common Stock formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.8; and

(iii) in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Class A Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted; and

(c) each share of Class A Common Stock, Class B Common Stock and Class C Common Stock that is owned immediately prior to the Effective Time by B&N Holding Corp. will be canceled and will cease to exist, no consideration will be delivered in respect of such shares, and B&N Holding Corp. will cease to have any rights with respect to any certificates representing any such shares.

      Section 1.6.     Dissenting Shares.

      (a) Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

      (b) If any holder of shares of Class A Common Stock who demands appraisal of such holder’s shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder’s Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.5(b).

      (c) The Company shall give Barnes & Noble:

(i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Class A Common Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

      (d) The Company shall not, except with the prior written consent of Barnes & Noble, voluntarily make any payment with respect to any demands for appraisals of Class A Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      Section 1.7.     Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Class A Common Stock granted under any stock option plan or purchase plan, program or similar arrangement that is outstanding immediately prior to the Effective Time (each, an “Option”) shall, whether vested or not vested, be converted into and become the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the product obtained by multiplying (A) the excess of the Merger Consideration payable for each share of Class A Common Stock over the exercise price of each such Option, by (B) the number of shares of Class A Common Stock for which such Option was exercisable immediately prior to the Effective Time, and when so converted, will automatically be cancelled and retired and will cease to exist.

      Section 1.8.     Exchange of Certificates; Payment for Class A Common Stock.

      (a) Exchange Agent. Prior to the Effective Time, Barnes & Noble will appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. Immediately prior to the Effective Time, Barnes & Noble will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Class A Common Stock (other than B&N Holding Corp. and Barnes & Noble), the aggregate amount of cash payable under Section 1.5(b) in exchange for outstanding shares of Class A Common Stock in accordance with this Section 1.8 (the “Exchange Fund”).

      (b) Exchange Procedures.

(i) Promptly after the Effective Time (but no later than five (5) business days after the Effective Date), the Exchange Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of Class A Common Stock immediately prior to the Effective Time, whose shares were converted into the right to receive cash pursuant to Section 1.5(b):

(1) a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares of Class A Common Stock will pass, only upon delivery of the certificates representing such shares of Class A Common Stock to the Exchange Agent, which certificates must be in such form and have such other provisions as the Exchange Agent may reasonably specify; and

(2) instructions for use in effecting the surrender of the certificates representing such shares of Class A Common Stock, in exchange for the Merger Consideration.

(ii) Upon surrender to, and acceptance in accordance with Section 1.8(b)(iii) below by, the Exchange Agent of a certificate or certificates formerly representing shares of Class A Common Stock, the holder will be entitled to the amount of cash into which the number of shares of Class A Common Stock formerly represented by such certificate or certificates surrendered have been converted under this Agreement.

(iii) The Exchange Agent will accept certificates formerly representing shares of Class A Common Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates in accordance with normal exchange practices.

(iv) After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of certificates representing shares of Class A Common Stock and if such certificates are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Class A Common Stock represented by such certificate or certificates.

(v) If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Class A Common Stock surrendered for exchange is registered, no Merger Consideration may be paid in exchange for such certificate unless:

(1) the certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and

(2) the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi) Until surrendered as contemplated by this Section 1.8 and at any time after the Effective Time, each certificate for shares of Class A Common Stock (other than Dissenting Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.5(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

      (c) No Further Ownership Rights in Class A Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Class A Common Stock in accordance with this Section 1.8 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Class A Common Stock formerly represented by such certificates.

      (d) Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Class A Common Stock upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of Class A Common Stock prior to the Merger who have not complied with this Section 1.8 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

      (e) No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

      (f) Lost Certificates. If any certificate or certificates formerly representing shares of Class A Common Stock is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate, as determined in accordance with this Section 1.8, only upon:

(i) the making of an affidavit of such loss, theft or destruction by the Person claiming such certificate or certificates to be lost, stolen or destroyed; and

(ii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate; or

(iii) if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such certificate.

      (g) Withholding Rights. The Surviving Corporation may deduct and withhold, or may instruct the Exchange Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Class A Common Stock such amounts as the Surviving Corporation is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign tax law with respect to the making of such payment. Any amounts so deducted and withheld by the Surviving Corporation or the Exchange Agent will be treated as having been paid to the holder of the shares of Class A Common Stock in respect of which such deduction and withholding was made for all purposes of this Agreement.

ARTICLE II.

Representations and Warranties of the Company

      Except as set forth in the Company’s disclosure letter delivered to the Barnes & Noble Parties in connection with this Agreement (the “Company Disclosure Letter”) or the SEC Documents filed prior to the date of this Agreement, the Company hereby represents and warrants to the Barnes & Noble Parties as follows:

      Section 2.1.     Organization of the Companies.

      (a) To the Company’s knowledge the Company is a corporation duly organized, and the Company is validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. To the Company’s knowledge B&N LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

      (b) To the Company’s knowledge, the Company is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, B&N LLC is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on B&N LLC.

      Section 2.2.     Capitalization of the Companies.

      (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Class A Common Stock; (ii) 1,000 shares of Class B Common Stock; (iii) 1,000 shares of Class C Common Stock; and (iv) 50,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”). As of January 7, 2004, there were 48,280,087 shares of Class A Common Stock issued and outstanding, one share of Class B Common Stock issued and outstanding, one share of Class C Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of January 7, 2004, there were 14,939,905 shares of Class A Common Stock issuable upon the exercise of issued and outstanding Options. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are held in the treasury of the Company as of the date of this Agreement.

      (b) Except for Class A Common Stock issuable upon (i) the exercise of outstanding Options and (ii) the conversion of Membership Units, Class B Common Stock or Class C Common Stock, there are no outstanding options, warrants or other rights of any kind issued or granted by the Company to acquire (including preemptive rights) from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.

      (c) As of January 7, 2004, there are issued and outstanding 163,280,087 Membership Units and the Company is the record and beneficial owner of 48,280,089 Membership Units, which are, to the Company’s knowledge, free and clear of any Liens. All of the issued and outstanding Membership Units are duly authorized, validly issued and fully paid. There are no outstanding options, warrants or other rights of any kind issued or granted by either of the Companies to acquire (including preemptive rights) from either of the Companies any Membership Units or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such Membership Units, nor are either of the Companies committed to issuing any such option, warrant, right or security.

      Section 2.3.     Subsidiaries of the Companies. Other than the Company’s interest in B&N LLC and B&N LLC’s 100% interest in BookQuest LLC, the Companies do not own, directly or indirectly, any equity securities of any other Person.

      Section 2.4.     Authorization.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of this Agreement by the stockholders of the Company, to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement by the stockholders of the Company and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the Public Stockholders.

      (c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Barnes & Noble Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

      (d) Consents.

(i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.4(d)(ii) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

(1) any term or provision of any state or federal law, ordinance, rule or regulation to which either of the Companies is subject, except for such violations, breaches or defaults that would not have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement; or

(2) the Certificate of Incorporation or By-laws of the Company or the organizational documents of B&N LLC, as amended and in effect on the date of this Agreement; or

(3) any Contract or Judgment to which either of the Companies is a party or by which either of the Companies is bound, or result in the creation of any Lien upon any of the properties or assets of either of the Companies, except for such violations, breaches, defaults or Liens that would not have, together with all such other violations, breaches, defaults and Liens, a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

(ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which either of the Companies is qualified to do business, and (3) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not have a Material Adverse Effect on the Companies, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

      Section 2.5.     Opinion of Financial Advisor and Approval by the Special Committee.

      (a) On or prior to the date of this Agreement, the Special Committee has (i) approved the terms of this Agreement and the Merger as they relate to the Public Stockholders, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, and (iii) recommended that the Board of Directors of the Company approve this Agreement and the Merger.

      (b) The Special Committee has received an opinion of Credit Suisse First Boston LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

      Section 2.6.     Brokers and Finders. Other than Credit Suisse First Boston LLC, neither of the Companies has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

      Section 2.7.     Proxy Statement; Schedule 13E-3.

      (a) None of the information to be supplied by either of the Companies for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (b) Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

      Section 2.8.     SEC Documents; Financial Statements; Sarbanes-Oxley.

      (a) To the Company’s knowledge, the Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2002 (collectively, the “SEC Documents”).

      (b) As of the respective dates that they were filed, the SEC Documents complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading.

      (c) The financial statements of the Company included in the SEC Documents (i) comply as to form in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates and the Company’s results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Neither of the Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

      Section 2.9.     Absence of Certain Changes or Events. Since December 31, 2002, the Companies have conducted their respective businesses only in the ordinary course of such businesses, and there has not been any event, fact, violation, circumstance or other matter that has or have had, or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

      Section 2.10.     No Undisclosed Material Liabilities. Since September 30, 2003, the Companies have not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute or otherwise, which would be required to be reflected, reserved for or disclosed under GAAP in the consolidated financial statements of the Company, other than:

(a) liabilities or obligations reflected, reserved for or disclosed in the Company’s filed SEC Documents;

(b) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole; and

(c) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement.

      Section 2.11.     Compliance with Laws and Court Orders. Each of the Companies is in compliance with and, to the knowledge of each of the Companies, has not been given notice of any violation of any applicable law, rule regulation, judgment, injunction, order or decree of any Governmental Entity applicable to either of the Companies, except for such violations as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

      Section 2.12.     Litigation and Claims. Neither of the Companies is subject to any continuing order of, or written agreement or memorandum of understanding with, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, or arbitration pending or, to the knowledge of either of the Companies, threatened, except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

      Section 2.13.     Employee Plans. No Company Plan or Contract exists that could result in the payment to any present or former employee of either of the Companies of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of either of the Companies as a result of the Merger.

ARTICLE III.

Representations and Warranties of the Barnes & Noble Parties

      Barnes & Noble, B&N Holding Corp. and B&N Acquisition Corp. (each, a “Barnes & Noble Party” and together, the “Barnes & Noble Parties”) hereby jointly and severally represent and warrant to the Company as follows:

      Section 3.1.     Organization and Qualification. Each Barnes & Noble Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. B&N Acquisition Corp. has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for obligations or liabilities and activities contemplated by this Agreement, B&N Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing.

      Section 3.2.     Authorization.

      (a) Each Barnes & Noble Party has all corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by each Barnes & Noble Party and the consummation by each Barnes & Noble Party of the transactions contemplated by this Agreement have been duly authorized by all corporate action on the part of each Barnes & Noble Party.

      (c) This Agreement has been duly executed and delivered by each Barnes & Noble Party and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each Barnes & Noble Party, enforceable against each Barnes & Noble Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

      (d) Consents.

(i) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.2(d)(ii) have been made or obtained, the execution, delivery and performance by each Barnes & Noble Party of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

(1) any term or provision of any state or federal law, ordinance, rule or regulation to which any Barnes & Noble Party is subject and which violation, breach or default would have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the Barnes & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement; or

(2) the Certificate of Incorporation or By-Laws of each Barnes & Noble Party, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract or Judgment to which any Barnes & Noble Party is a party or by which any Barnes & Noble Party is bound, or result in the creation of any Lien upon any of the properties or assets of any Barnes & Noble Party, which breach or default would have, together with all such other breaches and defaults, a Material Adverse Effect on the Barnes & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

(ii) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by any Barnes & Noble Party, or the consummation of any other transaction contemplated on the part of any Barnes & Noble Party under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (3) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not have a Material Adverse Effect on the Barnes & Noble Parties, taken as a whole, or prevent the consummation of the transactions contemplated by this Agreement.

      Section 3.3.     Brokers and Finders. Other than Citigroup Global Markets, Inc., no Barnes & Noble Party has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

      Section 3.4.     Proxy Statement; Schedule 13E-3. None of the information to be supplied by a Barnes & Noble Party for inclusion in the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by a Barnes & Noble Party, in light of the circumstances under which they are made, not misleading.

      Section 3.5.     Knowledge. Other than as set forth in the Company Disclosure Letter, the Barnes & Noble Parties are not aware of any facts or circumstances which would cause the representations and warranties of the Company contained in this Agreement to be untrue or incorrect in any material respect.

ARTICLE IV.

Certain Covenants and Agreements

      Section 4.1.     Certain Actions Pending Merger. Prior to the Effective Time (i) the Companies shall conduct their respective businesses in the ordinary and usual course of business, consistent with past practice and (ii) neither of the Companies shall take any of the following actions, except with the prior written consent of Barnes & Noble or as expressly contemplated or permitted by this Agreement:

(a) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock or Membership Units;

(b) split, combine or reclassify any of its capital stock or Membership Units or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Membership Units or repurchase, redeem or otherwise acquire any shares of its capital stock or Membership Units;

(c) issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or Membership Units or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or Membership Units or other convertible securities (other than the issuance upon the exercise of outstanding Options in effect on the date of this Agreement or the exchange or conversion of Membership Units or shares of Class B Common Stock or Class C Common Stock, in each case in accordance with their respective present terms), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which either of the Companies is a party relating to such securities;

(d) amend its Certificate of Incorporation, By-laws or other organizational documents in any manner;

(e) merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business;

(f) incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person other than pursuant to any current agreement relating to indebtedness for money borrowed or other than in the ordinary course of business;

(g) make or authorize any capital expenditures, other than capital expenditures that are in the aggregate no greater than (i) $5.0 million from the date of this Agreement through March 31, 2004 and (ii) $10.0 million from the date of this Agreement through July 15, 2004;

(h) except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

(i) enter into any new employment agreements with, or increase the compensation of, any officer (vice president or above) or director of either of the Companies (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from either of the Companies), other than as required by law or by written agreements in effect on or prior to the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company Plan or accelerate the vesting or any payment under any Company Plan;

(j) enter into any transaction with any officer (vice president or above) or director of either of the Companies, other than as provided for in the terms of any agreement in effect on or prior to the date hereof;

(k) settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to either of the Companies; or

(l) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 4.1.

      Section 4.2.     Proxy Statement.

      (a) As soon as reasonably practicable after the date of this Agreement, the Company will prepare and file with the SEC, a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement and will use its reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement and the Schedule 13E-3, the Company will consult with the Barnes & Noble Parties and their counsel with respect to such filings and shall afford the Barnes & Noble Parties reasonable opportunity to review and comment thereon. The Barnes & Noble Parties will provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable law and which is reasonably requested by the Company. The Company will promptly notify the Barnes & Noble Parties of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the Barnes & Noble Parties with copies of all correspondence between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. If at any time prior to the Company Stockholders’ Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will prepare and, if appropriate, mail to its stockholders such amendment or supplement; provided, however, that prior to such mailing, the Company will consult with the Barnes & Noble Parties and their counsel with respect to such amendment or supplement and shall afford the Barnes & Noble Parties reasonable opportunity to review and comment thereon.

      (b) Except under the circumstances described in Section 4.3, the Company through the Company’s Board of Directors (acting upon the recommendation of the Special Committee) shall recommend to its Public Stockholders the adoption of this Agreement and the transactions contemplated hereby and such recommendation shall be included in the Proxy Statement and the Schedule 13E-3.

      Section 4.3.     Stockholders’ Meeting.

      (a) The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held (on a date selected by the Company in consultation with the Barnes & Noble Parties) as promptly as practicable after the mailing of the Proxy Statement to the stockholders of the Company. Barnes & Noble hereby agrees to cause B&N Holding Corp. to vote all shares of its Class A Common Stock, Class B Common Stock and Class C Common Stock in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement. Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby in a manner adverse to Barnes & Noble (an “Adverse Company Board Recommendation”).

      (b) Notwithstanding anything to the contrary contained herein, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation and terminate this Agreement pursuant to Section 6(d)(i) (a “Termination Recommendation”) if: (i) any Person makes an Acquisition Proposal; (ii) the Company provides notice to Barnes & Noble to the effect that it received such Acquisition Proposal as soon as practicable after receipt thereof, but in no event later than two (2) business days after receipt thereof; and (iii) the Special Committee determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is more favorable to the Public Stockholders than the Merger and made by a Person which is reasonably able to finance the transaction contemplated by the Acquisition Proposal (a “Superior Proposal”).

      (c) Notwithstanding anything to the contrary contained herein, at any time prior to the satisfaction of the conditions set forth in Article V, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation (other than a Termination Recommendation) (any such Adverse Company Board Recommendation, a “Non-Termination Recommendation”) if the Special Committee determines in good faith (after consultation with its outside legal counsel) that the Non-Termination Recommendation is necessary in order for the Special Committee to comply with its fiduciary obligations to the Public Stockholders under applicable law. Notwithstanding any Non-Termination Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement and the transactions contemplated hereby, and nothing contained herein shall relieve the Company of such obligation.

      Section 4.4.     Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Parties shall use reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action.

      Section 4.5.     Inspection of Records. From the date hereof to the Effective Time, the Companies shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of Barnes & Noble reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Companies and (ii) make available for inspection by Barnes & Noble and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent such information is readily available. No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 4.5, shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

      Section 4.6.     Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or B&N LLC or would be reasonably likely to cause any of the conditions in Article V not to be satisfied or to cause the satisfaction thereof to be materially delayed;

(b) the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(d) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Party, threatened against any Party or B&N LLC which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

      Section 4.7.     Disclosure. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. The Parties will consult (to the extent reasonably practicable if disclosure is required by law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by law. The Parties shall agree on the text of a joint press release by which the Parties will announce the execution of this Agreement.

      Section 4.8.     Directors’ and Officers’ Indemnification.

      (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation will contain the provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s Amended and Restated Certificate of Incorporation and By-laws on the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights under the Amended and Restated Certificate of Incorporation and By-laws of individuals who on or prior to the Effective Time were directors or officers of the Company or B&N LLC or served at the request of the Company or B&N LLC as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such modification is required by law and then only to the maximum extent required by such applicable law, and except to make changes permitted by applicable law that would enlarge the exculpation, rights of indemnification or advancement of expenses thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

      (b) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) indemnify and hold harmless each present and former officer and director of the Company and B&N LLC, and each person who served at the request of the Company or B&N LLC as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including each person controlling any of the foregoing persons (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Certificate of Incorporation or By-laws of the Company or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation or By-laws of the Company in effect on the date of this Agreement.

      (c) The Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) provide, for a period of not less than six (6) years after the Effective Time, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy, or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 300% of the annual premium currently in place for the Company for such insurance; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently in place for the Company for such insurance; provided further, however, that in lieu of the foregoing, any of the Barnes & Noble Parties shall be permitted to procure “tail insurance coverage” to cover the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy that provides coverage for events occurring at or prior to the Effective Time, which coverage shall be no less favorable than the existing director and officer insurance policy, and the Surviving Corporation shall (and Barnes & Noble shall cause the Surviving Corporation to) maintain such coverage for a period of not less than six (6) years after the Effective Time. In the event any claim is made against present or former directors or officers of the Company or B&N LLC that is covered or potentially covered by insurance, neither the Surviving Corporation nor Barnes & Noble shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

      (d) This Section 4.8 shall survive the Effective Time, is intended to benefit the Surviving Corporation, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy and shall be enforceable by such persons, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Barnes & Noble’s option, Barnes & Noble, shall assume the obligations set forth in this Section 4.8.

      Section 4.9.     Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated hereby.

      Section 4.10.     Employee Matters.

      (a) Following the Closing Date until January 31, 2005, Barnes & Noble shall, or shall cause the Surviving Corporation to, provide employee benefits to employees of the Company or B&N LLC (collectively, “Employees”) that are comparable in the aggregate to the employee benefits provided to Employees immediately prior to the Closing Date. To the extent that service is relevant for purposes of eligibility or vesting under any plan, program or arrangement established or maintained by Barnes & Noble for the benefit of Employees that is comparable to a plan, program or arrangement in which any such Employee was entitled to participate prior to the Closing Date, such plan, program or arrangement shall credit such Employees for service on or prior to the Closing with the Company or B&N LLC, as the case may be, for purposes of eligibility or vesting, but not for benefit accrual or level of benefits. Following the Closing Date, matching contributions on behalf of the Employees shall be invested in the same manner as such contributions are invested on behalf of similarly situated employees of Barnes & Noble.

      (b) Barnes & Noble shall take all actions necessary to provide that all Employees participating in an annual bonus plan or policy of the Company or B&N LLC for the 2003 calendar year be paid the portion of such annual bonus under the terms of the applicable plan or policy as in effect immediately prior to the Closing Date.

      (c) After the Closing Date, Barnes & Noble agrees to assume or guarantee payment of all obligations of the Company or B&N LLC to Employees under (i) the B&N LLC Deferred Compensation Plan and (ii) any employment agreement between any Employee and the Company or B&N LLC.

ARTICLE V.

Conditions Precedent

      Section 5.1.     Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable law):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each Party agreeing to use its reasonable efforts (as set forth in Section 4.4 hereof) to have any restraining order, injunction or other order or legal restraint or prohibition lifted) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(b) Approval of Stockholders. The adoption of this Agreement shall have been approved by the requisite vote of the stockholders of the Company in accordance with the DGCL (the “Required Company Stockholder Vote”).

(c) Consents. Other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger must have been obtained or effected.

      Section 5.2.     Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a) Representations and Warranties. The representations and warranties of each Barnes & Noble Party contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b) Agreements. Each Barnes & Noble Party shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Certificate. The Company shall have received a certificate of a senior executive officer of Barnes & Noble, dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

      Section 5.3.     Conditions to the Obligation of the Barnes & Noble Parties to Effect the Merger. The obligation of the Barnes & Noble Parties to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b) Agreements. The Company must have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Certificate. Barnes & Noble shall have received a certificate of a senior executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Companies, taken as a whole.

ARTICLE VI.

Termination, Amendment and Waiver

      Section 6.1.     Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the mutual written consent of Barnes & Noble and the Company;

(b) by either Barnes & Noble or the Company, in each case by written notice to the other, if:

(i) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, the Merger has not been consummated on or prior to July 15, 2004; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii) at any time prior to the Effective Date, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger.

(c) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by Barnes & Noble upon written notice to the Company:

(i) if there has occurred an Adverse Company Board Recommendation; or

(ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(b) shall have become incapable of fulfillment.

(d) at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the Special Committee upon written notice to Barnes & Noble:

(i) if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given Barnes & Noble no less than five (5) business days notice; or

(ii) upon a breach of any representation, warranty, covenant or agreement on the part of a Barnes & Noble Party set forth in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) shall have become incapable of fulfillment.

      Section 6.2.     Effect of Termination. If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 4.7, 6.2, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.

      Section 6.3.     Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and B&N Acquisition Corp. shall be made without first obtaining such approval.

      Section 6.4.     Waiver. At any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 5.1(b), any of the Parties may:

(a) extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b) waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions to its own obligations under this Agreement.

      Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VII.

Miscellaneous

      Section 7.1.     Definitions. In this Agreement, unless the context otherwise provides, the following terms have the following meanings:

      “Adverse Company Board Recommendation” has the meaning specified in Section 4.3(a).

      “Affiliates” means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or member of management of such Person.

      “Acquisition Proposal” means a bona fide, unsolicited, proposal from any Person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of all of the shares of Class A Common Stock owned by the Public Stockholders, (ii) direct or indirect acquisition of all of the shares of outstanding capital stock or ownership interests of either of the Companies, (iii) direct or indirect acquisition of all or substantially all of the assets of either of the Companies, or (iv) merger, consolidation, share exchange, business combination or similar transaction involving either of the Companies.

      “Barnes & Noble” has the meaning specified in the introductory paragraph of this Agreement.

      “Barnes & Noble Party” and “Barnes & Noble Parties” has the meaning specified in Article III.

      “B&N Acquisition Corp.” has the meaning specified in the introductory paragraph of this Agreement.

      “B&N Holding Corp.” has the meaning specified in the introductory paragraph of this Agreement.

      “B&N LLC” has the meaning specified in Recital A hereof.

      “Capital Stock” has the meaning specified in Recital A.

      “Certificate of Merger” has the meaning specified in Section 1.2.

      “Class A Common Stock” has the meaning specified in Recital A.

      “Class B Common Stock” has the meaning specified in Recital A.

      “Class C Common Stock” has the meaning specified in Recital A.

      “Closing” has the meaning specified in Section 1.3.

      “Closing Date” has the meaning specified in Section 1.3.

      “Companies” means the Company and B&N LLC.

      “Company” has the meaning specified in the introductory paragraph of this Agreement.

      “Company Disclosure Letter” has the meaning specified in Article II.

      “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and any severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy and any other employee benefit plan, agreement, program or other arrangement sponsored or maintained by either of the Companies, in which present or former employees thereof participate or either of the Companies has any present or future liability.

      “Company Stockholders’ Meeting” has the meaning set forth in Section 4.3(a).

      “Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

      “Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “DGCL” has the meaning specified in Recital B.

      “D&O Insurance” has the meaning specified in Section 4.8(c).

      “Dissenting Shares” has the meaning specified in Section 1.6(a).

      “Effective Time” has the meaning specified in Section 1.2.

      “Employees” has the meaning specified in Section 4.10.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

      “Exchange Agent” has the meaning specified in Section 1.8(a).

      “Exchange Fund” has the meaning specified in Section 1.8(a).

      “GAAP” means accounting principles and practices generally accepted from time to time in the United States.

      “Governmental Entity” means a court, legislature or other agency or instrumentality or political subdivision of federal, state or local government.

      “Indemnified Party” has the meaning specified in Section 4.8(b).

      “Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

      “Lien” means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever, other than Liens for or with respect to Taxes that are not yet due and payable or delinquent, including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

      “Material Adverse Effect”: An event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on a Party if such event, fact, violation, breach, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Party, other than any event or condition resulting from: (A) general economic, business or industry conditions; (B) the taking of any action permitted or required by this Agreement or from the announcement or pendency of the Merger; (C) a decline in a Party’s stock price; or (D) the delisting of the Class A Common Stock from the NASDAQ National Market.

      “Membership Units” has the meaning specified in Recital A hereof.

      “Merger” has the meaning specified in Recital B.

      “Merger Consideration” has the meaning specified in Section 1.5(b)(i).

      “Non-Termination Recommendation” has the meaning specified in Section 4.3(c).

      “Option” has the meaning specified in Section 1.7.

      “Party” means each of Barnes & Noble, B&N Holding Corp., B&N Acquisition Corp. and the Company, and any other Person that may become a party to this Agreement from time to time, and “Parties” means all of the foregoing.

      “Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

      “Preferred Stock” has the meaning specified in Section 2.2(a).

      “Proxy Statement” has the meaning specified in Section 4.2(a).

      “Public Stockholders” means all of the holders of shares of Class A Common Stock, excluding B&N Holding Corp., Barnes & Noble and their respective Affiliates and members of management of Barnes & Noble and the Company.

      “Required Company Stockholder Vote” has the meaning specified in Section 5.1(b).

      “Schedule 13E-3” has the meaning specified in Section 4.2(a).

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

      “SEC” means the Securities and Exchange Commission, and any successor or replacement entity.

      “SEC Documents” has the meaning specified in Section 2.8(a).

      “Special Committee” has the meaning specified in Recital C.

      “Superior Proposal” has the meaning specified in Section 4.3(b).

      “Surviving Corporation” has the meaning specified in Section 1.1.

      “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) or this clause (ii), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

      “Termination Recommendation” has the meaning specified in Section 4.3(b).

      Section 7.2.     Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Barnes & Noble Parties and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 7.3.     Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

      Section 7.4.     Applicable Law. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof.

      Section 7.5.     Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five business days after being so sent; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

If to the Company, to:

barnesandnoble.com inc.
76 Ninth Avenue
New York, NY 10011
Attention: Ms. Marie Toulantis
Fax: (212) 414-6107

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Morton A. Pierce, Esq.
Jack S. Bodner, Esq.
Fax: (212) 259-6333

If to any Barnes & Noble Party, to:

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
Attention: Mr. Leonard Riggio
Fax: (212) 675-0413

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Jay M. Dorman, Esq.
Fax: (212) 541-1418

      Such names and addresses may be changed by such notice.

      Section 7.6.     Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

      Section 7.7.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be.

      Section 7.8.     Headings References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      Section 7.9.     Construction.

(a)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)	Except as otherwise indicated, all references in this Agreement to “Section,” “Sections,” “Article” or “Recital” are intended to refer to the Section, Sections, Article or Recital, as the case may be, of this Agreement.

      Section 7.10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

      Section 7.11.     No Third Party Beneficiaries. Except as provided in Section 1.8 and Section 4.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

      Section 7.12.     Actions of the Company. The Barnes & Noble Parties agree that any action, approval, authorization, waiver or consent taken, given or made by the Company (including the Board of Directors of the Company) in respect of this Agreement or the Merger, prior to the Effective Date, shall not be effective unless such action, approval, authorization, waiver or consent shall have received the prior approval of the Special Committee.

      Section 7.13.     Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

      [remainder of this page left intentionally blank]

      IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BARNES & NOBLE, INC.

By:	/s/ Joseph Lombardi

Joseph Lombardi
Chief Financial Officer

B&N.COM HOLDING CORP.

By:	/s/ Joseph Lombardi

Joseph Lombardi
Chief Financial Officer

B&N.COM ACQUISITION CORP.

By:	/s/ Joseph Lombardi

Joseph Lombardi
Chief Financial Officer

BARNESANDNOBLE.COM INC.

By:	/s/ Marie J. Toulantis

Marie J. Toulantis
Chief Executive Officer

ANNEX B

DELAWARE GENERAL CORPORATION LAW SECTION 262-APPRAISAL RIGHTS

§ 262 Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

January 8, 2004

Special Committee of the Board of Directors

barnesandnoble.com inc.
76 Ninth Avenue
New York, New York 10011

Members of the Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of class A common stock, par value $0.001 per share (“Company Common Stock”), of barnesandnoble.com inc. (the “Company”), other than Barnes & Noble, Inc. (the “Acquiror”) and its affiliates and officers and directors of each of the Acquiror and the Company (“Management Members”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2004 (the “Merger Agreement”), among the Company, the Acquiror, B&N.com Holding Corp. (“B&N Holding”) and B&N.com Acquisition Corp. (the “Sub”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock not owned by the Acquiror, B&N Holding or their respective subsidiaries will be converted into the right to receive $3.05 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company, and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have also assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement therein and that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed that will have an adverse effect on the contemplated benefits of the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon the information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon delivery of this opinion. From time to time in the past, we and our affiliates have provided, and in the future we and our affiliates may provide, investment banking and other financial services to the Acquiror, for which services we have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders, other than the Acquiror and its affiliates and Management Members, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

ANNEX D

INFORMATION RELATING TO THE COMPANY, B&N.COM

AND THE BARNES & NOBLE PARTIES

      The following sets forth certain information relating to barnesandnoble.com inc. (the “Company”), barnesandnoble.com llc (“B&N.com”), Barnes & Noble, Inc. (“Barnes & Noble”), B&N.com Holding Corp. (“B&N Holding”), B&N.com Acquisition Corp. (“B&N Acquisition” and, together with Barnes & Noble and B&N Holding, the “Barnes & Noble Parties”) and management of each such party that is required under certain rules of the Securities and Exchange Commission.

barnesandnoble.com inc. and barnesandnoble.com llc

      The Company is a Delaware corporation with its executive offices located at 76 Ninth Avenue, New York, New York 10011; (212) 414-6000. B&N.com is a Delaware limited liability company with its executive offices located at 76 Ninth Avenue, New York, New York 10011; (212) 414-6000.

      The names and positions of the directors and executive officers of the Company and B&N.com are set forth below. Each director and executive officer of the Company is a citizen of the United States, with the exception of Jan-Michiel Hessels, who is a citizen of the Netherlands. Each director and executive officer of B&N.com is a citizen of the United States. Except where indicated, each director’s and executive officer’s principal occupation is as listed below and principal business address is 76 Ninth Avenue, New York, New York 10011. During the last five years, neither the Company, B&N.com, nor, to the best of their knowledge, any of their respective directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such federal or state securities laws.

Directors and Executive Officers of the Company and B&N.com

Name	Position

Leonard Riggio	Chairman of the Board
Stephen Riggio	Vice Chairman
Marie J. Toulantis	Chief Executive Officer
Kevin M. Frain	Chief Financial Officer and Vice President, Operations
David C. Willen	Chief Technology Officer
David Gitow	Vice President, Chief Marketing Officer
Daniel A. Blackman	Vice President and General Manager, Books, Music & Video
Michael N. Rosen	Director* and Secretary
Jan-Michiel Hessels	Director*
Patricia Higgins	Director*
William F. Reilly	Director*

*	Represents that this position is only held at the Company.

Material Occupations, Positions, Offices or Employment During Previous Five Years

      Leonard Riggio has been Chairman of the board of directors of the Company and B&N.com since its inception in February 1997. Mr. Riggio is the founder of Barnes & Noble and has been Chairman of the board of directors and a principal stockholder of Barnes & Noble since its inception in 1986, and was Chief

Executive Officer of Barnes & Noble from inception through February 2002. Since 1965 Mr. Riggio has been Chairman of the board of directors, Chief Executive Officer and the principal stockholder of Barnes & Noble College Bookstores, Inc. (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been Chairman of the board of directors and a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. Mr. Riggio is also a director of GameStop Corp. (“GameStop”), the nation’s largest specialty retailer of video games and a majority owned subsidiary of Barnes & Noble. Mr. Riggio is the brother of Mr. Stephen Riggio.

      Stephen Riggio has been a director of the Company and B&N.com since inception and Vice Chairman since January 2000. From January 2000 to February 2002, Mr. Riggio was also Acting Chief Executive Officer of the Company and B&N.com, a position he previously held at B&N.com from inception to December 1998. Mr. Riggio has been Vice Chairman of Barnes & Noble since December 1997, a director of Barnes & Noble since September 1993 and was named Chief Executive Officer in February 2002. Mr. Riggio was Chief Operating Officer of Barnes & Noble from February 1995 until December 1997. Mr. Riggio is also a director of iUniverse, The National Book Foundation, The National Down’s Syndrome Society and The Association for the Help of Retarded Children. Mr. Riggio is the brother of Mr. Leonard Riggio.

      Marie J. Toulantis has been Chief Executive Officer of the Company and B&N.com since February 2002. Ms. Toulantis was President and Chief Operating Officer of the Company and B&N.com from May 2001 through February 2002. Prior to that, Ms. Toulantis was Chief Financial Officer of the Company and B&N.com from May 1999 through May 2001. From March 1999 through May 1999 Ms. Toulantis was Chief Financial Officer of Barnes & Noble and from July 1997 through May 1999 Ms. Toulantis was Executive Vice President, Finance of Barnes & Noble. Ms. Toulantis has served on the board of directors of Hershey Food Corporation since April 2003.

      Kevin M. Frain has been Chief Financial Officer and Vice President, Operations of the Company and B&N.com since February 2002. Mr. Frain is responsible for all of the finance, distribution, order fulfillment and customer service functions. From May 2001 through February 2002, Mr. Frain was Vice President, Finance of the Company and B&N.com. Prior to that Mr. Frain was the Treasurer of the Company and B&N.com from April 2000 to May 2001. From January 1999 to April 2000, Mr. Frain was Director of Finance of the Company and B&N.com.

      David C. Willen has been Chief Technology Officer of the Company and B&N.com since May 2002. Mr. Willen is responsible for all aspects of systems and technology. Mr. Willen was Chief Software Architect of the Company and B&N.com from October 2001 through May 2002. Mr. Willen was Chief Technology Officer of TheStreet.com, a multimedia provider of financial commentary, analysis and news, from January 2000 to October 2001. Mr. Willen developed technology solutions for Bloomberg, L.P. from January 1999 to January 2000.

      David Gitow has been Vice President, Chief Marketing Officer of the Company and B&N.com since October 2001. Mr. Gitow is responsible for all partner and customer marketing and all marketing analysis and research. Mr. Gitow served as Chief Marketing Officer of enews, inc. (“enews”) from June 1999 through October 2001. Prior to joining enews, Mr. Gitow was with AOL Time Warner for 13 years in a variety of positions culminating in his founding and serving as President of Time Inc. Home Entertainment.

      Daniel A. Blackman has been Vice President and General Manager, Books, Music & Video of the Company and B&N.com since July 2002. Mr. Blackman is responsible for merchandising of consumer books, music and DVD/video products. From October 2001 to July 2002, Mr. Blackman was Vice President, Books, Music & Video of the Company and B&N.com. From February 2000 to October 2001, Mr. Blackman was Vice President, Music, Video & Software of the Company and B&N.com. From July 1998 to February 2000, Mr. Blackman was Director of Music & Video of the Company and B&N.com.

      Michael N. Rosen has been Secretary of B&N.com and Secretary and a director of the Company and Barnes & Noble since their inception. Mr. Rosen has been the Chairman of the New York office of Bryan Cave LLP since their July 2002 combination with Robinson Silverman Pearce Aronsohn and Berman LLP (“Robinson Silverman”), counsel to the Company, B&N.com and Barnes & Noble. Prior to that, Mr. Rosen was Chairman of Robinson Silverman for more than the past five years. Mr. Rosen is also a director of B&N College, MBS and GameStop. Mr. Rosen’s principal business address is 1290 Avenue of the Americas, New York, New York 10104.

      Jan-Michiel Hessels has been a director of the Company since August 1999. Mr. Hessels was Chief Executive Officer of Royal Vendex KBB N.V. (“Vendex”) from 1990 until June 2000. Vendex is a multi-billion dollar Netherlands-based corporation with international retailing operations. Mr. Hessels is also a director of Schiphol Airport, Royal Vopak N.V., Royal Philips Electronics N.V., Euronext N.V., Fortis N.V. and Heineken N.V. Mr. Hessels’ principal business address is Beursplein 5, P.O. Box 19163, 1000 GD, Amsterdam, the Netherlands.

      Patricia Higgins has been a director of the Company since July 2000. Ms. Higgins was President and Chief Executive Officer from September 2000 to February 2004, and currently is a director, of Switch and Data Facilities Inc., an international operator of convergent computer network centers. Ms. Higgins was Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins’ principal business address is 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607.

      William F. Reilly has been a director of the Company since August 1999. Mr. Reilly has been Chief Executive Officer of Aurelian Communications, a special interest publisher, since he founded it in February 2002. Mr. Reilly served as Chairman and Chief Executive Officer of Primedia Inc., a specialty media company, from February 1990 to 1999. Mr. Reilly is a member of the board of directors of FMC Corporation. Mr. Reilly serves on the board of trustees of the University of Notre Dame. Mr. Reilly’s principal business address is 375 Park Avenue, New York, New York 10152.

Barnes & Noble, Inc., B&N.com Holding Corp. and B&N.com Acquisition Corp.

      Barnes & Noble is a Delaware corporation with its executive offices located at 122 Fifth Avenue, New York, New York 10011; (212) 633-3300. B&N Holding is a Delaware corporation with its executive offices located at 122 Fifth Avenue, New York, New York 10011; (212) 633-3300. B&N Acquisition is a Delaware corporation with its executive offices located at 122 Fifth Avenue, New York, New York 10011; (212) 633-3300.

      The names and positions of the directors and executive officers of the Barnes & Noble Parties are set forth below. Each director and executive officer is a citizen of the United States. Except where indicated, each director’s and executive officer’s principal occupation is as listed below and principal business address is 122 Fifth Avenue, New York, New York 10011. During the last five years, neither the Barnes & Noble Parties, nor, to the best of their knowledge, any of their respective directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such federal or state securities laws.

Directors and Executive Officers of the Barnes & Noble Parties

Name	Position

Leonard Riggio	Founder and Chairman of the Board
Stephen Riggio	Vice Chairman and Chief Executive Officer
Mitchell S. Klipper	Chief Operating Officer
J. Alan Kahn	President of the Barnes & Noble Publishing Group*
Lawrence S. Zilavy	Executive Vice President of Corporate Finance & Strategic Planning
William F. Duffy	Executive Vice President, Distribution and Logistics
Mary Ellen Keating	Senior Vice President, Corporate Communications and Public Affairs
David S. Deason	Vice President of Barnes & Noble Development*
Gary King	Chief Information Officer

Name	Position

Joseph J. Lombardi	Chief Financial Officer
Michelle L. Smith	Vice President, Human Resources
Mark Bottini	Vice President and Director of Stores*
Michael N. Rosen	Director** and Secretary
Matthew A. Berdon	Director
Michael J. Del Giudice	Director**
William Dillard, II	Director**
Irene R. Miller	Director**
Margaret T. Monaco	Director**
William Sheluck, Jr.	Director

*	Represents that this position is only held at Barnes & Noble.

**	Represents that this position is only held at Barnes & Noble and B&N Holding.

Material Occupations, Positions, Offices or Employment During Previous Five Years

      Leonard Riggio has been Chairman of the board of directors of the Company and B&N.com since February 1997. Mr. Riggio is the founder of Barnes & Noble and has been Chairman of the board of directors and a principal stockholder of Barnes & Noble since its inception in 1986, and was Chief Executive Officer of Barnes & Noble from inception through February 2002. Since 1965 Mr. Riggio has been Chairman of the board of directors, Chief Executive Officer and the principal stockholder of B&N College. Since 1985, Mr. Riggio has been Chairman of the board of directors and a principal beneficial owner of MBS. Mr. Riggio is also a director of GameStop. Mr. Riggio is the brother of Mr. Stephen Riggio.

      Stephen Riggio has been a director of the Company and B&N.com since inception and Vice Chairman since January 2000. From January 2000 to February 2002, Mr. Riggio was also Acting Chief Executive Officer of the Company and B&N.com, a position he previously held at B&N.com from inception to December 1998. Mr. Riggio has been Vice Chairman of Barnes & Noble since December 1997, a director of Barnes & Noble since September 1993 and was named Chief Executive Officer in February 2002. Mr. Riggio was Chief Operating Officer of Barnes & Noble from February 1995 until December 1997. Mr. Riggio is also a director of iUniverse, The National Book Foundation, The National Down’s Syndrome Society and The Association for the Help of Retarded Children. Mr. Riggio is the brother of Mr. Leonard Riggio.

      Mitchell S. Klipper has been the Chief Operating Officer of Barnes & Noble since February 2002. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of Barnes & Noble from December 1995 to February 2002.

      J. Alan Kahn has been the President of the Barnes & Noble Publishing Group since February 2002. Mr. Kahn was the Chief Operating Officer of Barnes & Noble from December 1997 to February 2002.

      Lawrence S. Zilavy became Executive Vice President of Corporate Finance and Strategic Planning of Barnes & Noble in May 2003. Previously, he was Chief Financial Officer of Barnes & Noble since June 2002. Prior to joining Barnes & Noble, Mr. Zilavy was Executive Vice President of IBJ Whitehall Bank and Trust Company from 1992 to 2001. Mr. Zilavy is a member of the board of directors of The Hain Celestial Group, Inc. He is also a member of the St. Francis College Board of Trustees in New York City.

      William F. Duffy has been the Executive Vice President of Distribution and Logistics since February 2002. Prior to that, he was Vice President, Operations, Fulfillment and Customer Service of the Company from January 1999 to February 2002. Mr. Duffy was Vice President of Operations of the Company since its inception in February 1997. He was also Chief Financial Officer of the Company from its inception to January 1999 and a director of the Company from its inception to October 1998. Mr. Duffy’s principal business address is 100 Middlesex Center Boulevard, Jamesburg, New Jersey 08831.

      Mary Ellen Keating joined Barnes & Noble as Senior Vice President, Corporate Communications and Public Affairs in January 1998.

      David S. Deason joined Barnes & Noble in January 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in January 1997. Mr. Deason serves as a board member of Creative Learning 4 Kids, a nonprofit educational charity which provides tutorial services and mentoring for children. Mr. Deason’s principal business address is 1501 LBJ Freeway, Suite 290, Dallas, Texas 75025.

      Gary King joined Barnes & Noble as Chief Information Officer in May 2002. Prior to that, Mr. King was Executive Vice President of Operations and Chief Technology Officer at the Company from January 1999 to May 2002. Mr. King serves on the advisory boards of Pace University School of Computer Science and Information Systems and Exceed Communications International.

      Joseph J. Lombardi became Chief Financial Officer of Barnes & Noble in May 2003. Previously, he was Vice President and Controller of Barnes & Noble since May 2002. Prior to joining Barnes & Noble, Mr. Lombardi was Chief Financial Officer at The Museum Company Inc. from August 1999 to May 2002. From August 1995 through July 1999, he was the Vice President and Controller of Toys ’R’ Us, Inc. Prior to that, he was a partner at Ernst & Young LLP. Mr. Lombardi is a certified public accountant.

      Michelle L. Smith became Vice President of Human Resources for Barnes & Noble in November 1996. Ms. Smith joined Barnes & Noble in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the Health and Employee Benefits Committee and Employment Law Committee of the National Retail Federation.

      Mark Bottini has been the Vice President and Director of Stores of Barnes & Noble since October 2003. Previously, he was a Regional Director of Barnes & Noble in New York since October 2000. Mr. Bottini served as a Regional Director of Barnes & Noble in Chicago from April 1999 to October 2000 and a District Manager of Barnes & Noble in New York from September 1995 to April 1999.

      Michael N. Rosen has been Secretary of B&N.com and Secretary and a director of the Company and Barnes & Noble since their inception. Mr. Rosen has been the Chairman of the New York office of Bryan Cave LLP since their July 2002 combination with Robinson Silverman, counsel to the Company, B&N.com and Barnes & Noble. Prior to that, Mr. Rosen was Chairman of Robinson Silverman for more than the past five years. Mr. Rosen is also a director of B&N College, MBS and GameStop. Mr. Rosen’s principal business address is 1290 Avenue of the Americas, New York, New York 10104.

      Matthew A. Berdon has been a director of the Barnes & Noble since June 1992. Since January 2003, Mr. Berdon has been the Senior Partner of the financial consulting firm F. B. & Co., LLP. From January 1998 through December 2002, Mr. Berdon was the Chairman of the New York division of the accounting firm of Urbach Kahn & Werlin Advisors, Inc. Mr. Berdon’s principal business address is 19 West 44th Street, New York, New York 10036.

      Michael J. Del Giudice has been a director of Barnes & Noble since 1999. Mr. Del Giudice is a co-founder and Senior Managing Director at Millennium Credit Markets LLC, an investment banking firm. He is Chairman of Rockland Capital Energy Investments LLC, a member of the board of directors of the Consolidated Edison Company of New York, Inc. and a Trustee of the board of directors of the New York Racing Association. He is Chairman of the Governor’s Committee on Scholastic Achievement, an educational non-profit group. Mr. Del Giudice was Chairman of the board of directors of Orange & Rockland Utilities Corp. from 1997 to 1999. Mr. Del Giudice’s principal business address is One Rockefeller Plaza, Suite 2330, New York, New York 10020.

      William Dillard, II has been a director of Barnes & Noble since November 1993. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”) since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a member of JPMorganChase & Co. National Advisory Board, JPMorganChase & Co. Dallas Region Advisory Board and a director of Acxiom Corp. Mr. Dillard’s principal business address is 1600 Cantrell Road, Little Rock, Arkansas 72201.

      Irene R. Miller has been a director of Barnes & Noble since May 1995. Ms. Miller has been the Chief Executive Officer of Akim, Inc., an investment management and consulting firm, since July 1997. Ms. Miller is also a director of Coach, Inc., Inditex, S.A., Oakley, Inc. and The Body Shop International PLC. Ms. Miller’s principal business address is 186 Riverside Drive, New York, New York 10024.

      Margaret T. Monaco has been a director of Barnes & Noble since May 1995. Ms. Monaco resumed her position as Principal of Probus Advisors, a management and consulting firm, in October 2003. Ms. Monaco had been the Chief Operating Officer of Merrill Lynch Ventures, LLC and KECALP, Inc., wholly owned subsidiaries of Merrill Lynch & Co., Inc. from November 1999 to October 2003. She had been the Chief Administrative Officer from April 1998 to November 1999. Ms. Monaco had been Principal of Probus Advisors from July 1993 to 1998. Ms. Monaco’s principal business address is 83 Devon Road, Essex Fells, New Jersey 07021.

      William Sheluck, Jr. has been a director of Barnes & Noble since November 1993. Mr. Sheluck’s principal address is 36 Greenleaf Farms Road, Newtown, Connecticut 06470.

ANNEX E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A

AMENDMENT NO. 2

FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO

SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2003

or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number: 0-26063

barnesandnoble.com inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4048787
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

76 Ninth Avenue, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 414-6000

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

NONE

Securities registered pursuant to Section 12(g) of the Act:

Class A Common Stock, $.001 par value per share

      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K     ☑

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).     Yes ☑          No ☐

      The aggregate market value of the Common Stock held by non-affiliates of the registrant, based upon the closing sale price of the Common Stock on June 30, 2003 as reported on the NASDAQ National Market System, was approximately $87,842,624.

      Number of shares of $.001 par value Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding as of March 1, 2004 was 52,476,325, one and one, respectively.

barnesandnoble.com inc.

EXPLANATORY NOTE

      This Amendment No. 2 on Form 10-K/ A amends the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 originally filed with the Securities and Exchange Commission on March 15, 2004 and subsequently amended by Amendment No. 1 on Form 10-K/ A filed with the Securities and Exchange Commission on April 27, 2004. The Company is filing this Form 10-K/ A to include information required by Items 10, 11, 12, 13 and 14 of Part III because the Company’s proxy statement will not be filed within 120 days after the end of its fiscal year.

PART I

Item 1.	Business

General

      barnesandnoble.com inc. (the “Company”) is a holding company whose sole asset is its 29.6% interest in barnesandnoble.com llc (“B&N.com”), and whose sole business is acting as sole manager of B&N.com. Through direct membership interests in B&N.com and ownership of common stock in the Company, as of March 1, 2004 Barnes & Noble, Inc. (“Barnes & Noble”) owned a 72.9% economic interest in B&N.com and a 96.3% voting interest in the Company. Barnes & Noble increased its interest to that level on September 15, 2003 by acquiring the entire 36.8% equity interest of Bertelsmann AG (“Bertelsmann”) in B&N.com and the Company for $2.80 per share or membership unit in B&N.com (“Membership Unit”), payable in a combination of cash and notes. On January 8, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), which sets forth the terms and conditions of the proposed acquisition of the Company by a wholly owned subsidiary of Barnes & Noble. The Merger Agreement provides that at the closing of the merger, the holders of the Company’s outstanding common stock, other than Barnes & Noble and its subsidiaries, will receive $3.05 per share in cash for their shares, and the Company will become a privately held company, wholly owned by Barnes & Noble. The closing of the merger is expected to occur in the second quarter of fiscal 2004.

      B&N.com is a leading internet-based retailer of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, B&N.com has attracted more than 17.0 million customers in 230 countries. B&N.com’s bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. The Company now receives commissions on sales of used and out of print books, through BookQuest LLC (“BookQuest”), a service that allows independent book dealers to sell their used books on the B&N.com Web site. B&N.com offers its customers fast delivery, easy and secure ordering and rich editorial content.

      According to Jupiter Media Metrix, in December 2003, B&N.com’s Web site was the eleventh most-trafficked shopping site and was among the top 65 largest Web properties on the Internet. Co-marketing agreements with major Web portals such as America Online (“AOL”), GoogleTM and Microsoft Network (“MSN”) as well as content sites have extended B&N.com’s brand recognition and increased consumer exposure to its site. B&N.com has also established a network of remote virtual storefronts across the Internet by creating direct links with more than 189,000 affiliate Web sites.

      The Company believes that B&N.com’s relationships with Barnes & Noble, the nation’s largest bookseller, provides B&N.com with meaningful advantages relative to other online retailers in its category, including:

•	The superior brand recognition of the Barnes & Noble trade name, which is a strong factor in attracting customers;

•	The use of Barnes & Noble’s distribution center as its primary product supplier, which enables B&N.com to offer approximately one million in-stock book titles for immediate delivery, representing the largest standing inventory of any online bookseller; B&N.com is also able to benefit from the supplier relationships maintained by Barnes & Noble with every significant book publisher;

•	The use of Barnes & Noble’s book database as the primary source of bibliographic data, which enables B&N.com to provide its customers with the most authoritative and accurate book data available;

•	The enterprise value of Barnes & Noble, including its network of 842 retail bookstores nationwide, provides significant advantages in attracting strategic partnerships;

•	Ongoing access to the substantial book selling and direct marketing knowledge and experience of the management of Barnes & Noble; and

•	Participation with Barnes & Noble to create and maintain a book buyers’ membership loyalty program, the Barnes & Noble Membership Program (formerly the “Readers’ AdvantageTM card”), which offers discounts and other benefits to members. For a $25 annual membership fee, participating customers receive 10% additional discounts at Barnes & Noble stores and 5% additional discounts at B&N.com. In addition to discounts, member benefits include sign-up premiums and member-only events.

Industry Background

      E-Commerce. The arena of e-commerce provides retailers with the opportunity to serve a rapidly growing market, fueled by increased consumer acceptance of the Internet as an alternative shopping channel. According to the January 2004 Forrester US eCommerce report, online shopping for 2003 was $107.0 billion. Online shopping is expected to reach $176.8 billion in the year 2006 (Forrester July 2003 US eCommerce report). In Jupiter Research’s January 2004 population model, the U.S. online buying population will grow by 14 percent in 2004 over 2003, representing 30 percent of the U.S. population. According to Jupiter Research, by 2008, one-half of the U.S. population will make purchases online.

      The Book Industry. The size of the U.S. consumer book market, according to Veronis Suhler & Associates, an investment banking firm specializing in, among other things, the publishing industry, was $18.8 billion in 2002, and is expected to grow to $21.6 billion by 2007. According to the National Association of College Stores, Inc., the college textbook market for the 2001 to 2002 academic year was $7.7 billion with used textbooks representing 14.9%.

      Online Shopping Forecast. Forrester Research forecasts accelerating acceptance of the Internet as a channel that consumers will use to purchase a wide range of products. Within the categories of B&N.com’s focus of books, music and DVD/video, Forrester Research forecasts significant growth in online sales for all the categories. Forrester Research estimates that North American online sales of books will grow from $2.8 billion in 2003 to $5.5 billion by 2008. In addition, Forrester Research estimates online sales in 2008 for music and DVD/video to be $2.5 billion up from $1.2 billion in 2003 and $5.6 billion up from $1.8 billion in 2003, respectively.

      Products that are Well Suited for E-Commerce. The book, music and video businesses are particularly well suited for e-commerce because an online store has virtually unlimited shelf space and can offer consumers anywhere the convenience of browsing through large product information databases. The use of sophisticated search and browse engines enables users to find books and music with convenience and speed and to get advance notice about new titles in their areas of personal interest. Editorial content, such as synopses, excerpts, reviews and recommendations, downloadable music sound samples and over 10,000 movie trailers, make for a more educated and entertaining purchasing decision. In addition, B&N.com’s core categories, books, music and DVD/video, are popular and economical gift items. According to the December 2003 eSpending Report from Goldman Sachs & Co., Harris Interactive, and Nielsen/ Net Ratings, during the holiday 2003 season (November 1, 2003 to December 12, 2003) the books category increased by 33% over holiday 2002 to comprise $1.0 billion in sales or 7.7 percent of U.S. online spending; and DVD/video sales increased by 89% over holiday 2002 to comprise $1.2 billion in sales or 9.2% of U.S. online spending.

      Broadband vs. Dial-up. Currently most households access the Internet through a dial-up connection, which requires use of a phone line and modem, with maximum speeds of 56 kbps. Broadband access does not use a phone line and has speeds up to ten times faster than dial-up connections, which makes the online shopping experience much faster. A December 2003 Report by ComScore Media Metrix reports that the number of home broadband users has increased by more than 30% in the past year, with 34% of home users now using a high-speed connection. ComScore research has shown that broadband users are at least 50% more likely than narrowband users to complete an online purchase in a given month.

Business Strategy

      B&N.com has aggressively pursued its strategy to be an e-commerce leader in the sale of books, music and DVD/video. It is B&N.com’s goal to be recognized as the most innovative and customer-focused of e-commerce merchants, making online purchasing a simple, secure and gratifying experience that results in the highest levels of customer loyalty. B&N.com has made significant investments to achieve the highest possible levels of value and service, which it believes are reflected in the completeness of its product selection, the ease-of-use of its Web site, the price of its products and the speed of delivery it can offer its customers.

      B&N.com’s goals are to increase its customers and revenue base by:

Continually Enhancing the User Experience. B&N.com is committed to making every aspect of browsing and shopping on its Web site an easy and intuitive experience. It makes continual efforts to improve the design, layout and navigation of all elements of its Web site, as well as to ensure that the site’s performance metrics are competitive, especially with regard to page download times and the speed of all search functions. Introduced in 2002, BookBrowserTM, powered by a licensed navigation technology, allows users to easily browse millions of books in more than 400,000 categories using a host of criteria including subject, author, format, price range, award winners, recommended books, bestsellers and more. Additionally, BookBrowserTM enables users to select and combine categories that best match their interests to quickly arrive at a list of very specific and relevant books. B&N.com also strives to make the ordering and checkout process easy, intuitive, fast and secure. In 2002 and 2003, the Company implemented a number of enhancements to both the order checkout process and to the account maintenance function. These improvements continue to assist customers in quickly completing their orders and enable them to easily modify information in their customer accounts. During the first half of 2003, special processing and systems capacity were allocated to handle the hundreds of thousands of pre-orders for the fifth installment in the Harry Potter series.

Providing Rich Editorial Content. B&N.com strives to provide its users with the most accurate and authoritative online database about books and authors. B&N.com’s online database includes editorial content such as excerpts, synopses, book reviews, author biographies and user reviews on more than one million titles. Included in this content are book reviews from many respected industry sources, such as The New Yorker, Publisher’s Weekly, and the Kirkus Reviews. B&N.com’s in-house editorial experts also write and commission feature articles, columns and interviews with popular authors.

In 2003, B&N.com introduced the Book Clubs Center, where customers can find reading group recommendations and free, printable reading group guides for thousands of titles. The Book Clubs Center features a book club “Pick of the Week,” and exclusive free online reading groups with contemporary authors and other literary experts.

In 2003, B&N.com expanded “Meet the Writers”, the exclusive author showcase where users can find comprehensive biographical information, author profiles and interviews, book recommendations and lists of current and forthcoming publications. Meet the Writers also features exclusive audio and video interviews with select authors and a “Writer Alert” program that tells users by e-mail when their favorite authors have published new books.

Offering a Large Product Selection and Fast Delivery. B&N.com has access to the largest in-stock selection of in-print book titles available for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. This includes an extensive selection of English-language books in print as well as millions of out-of-print, rare and used books. B&N.com’s online databases act as a highly searchable catalogue for the full spectrum of English-language books. The Company’s distribution network ensures speedy delivery. B&N.com’s search engine and BookBrowserTM navigation engine allow consumers to search and browse through the Company’s database of approximately one million titles available for immediate delivery.

Extensive Product Offering. B&N.com is focused on becoming the best place to buy books online as well as the most authoritative source for information about books and authors. While B&N.com’s major focus is and will be selling books, the Company believes that offering complementary information products such as music, DVDs/videos and online courses is a natural extension of bookselling. B&N.com’s Music Store features hundreds of thousands of titles, as well as artist biographies, artist interviews and music reviews. The site also offers free music downloads on selected songs and “The Listening Wall”, where users can listen to song samples. B&N.com’s Video Store features tens of thousands of movie titles available in both DVD and VHS formats. Powered by the comprehensive All-Movie Guide database, and organized into 500 genres and more than 800 sub-categories, B&N.com’s Video Store offers an extensive selection of DVD/videos. Users can also access the B&N.com Screening Room featuring over 10,000 of the newest full-length video previews. The Company’s Barnes & Noble University® offers hundreds of non-accredited online free and paid courses each year. Each online course covers a specific book or text and is taught by an author or expert in the field. The course topics include a wide range of subjects from technology and computer skills to literature, writing, business, foreign language and self-help.

In February 2002, the Company launched Barnes & Noble, Jr., featuring a wide selection of books for children of all ages. Barnes & Noble, Jr. also has extensive video and music selections. Streamlining the shopping experience, the new store features clear links between product lines and age-based recommendations within each product line. The fully cross-merchandised Barnes & Noble, Jr. focuses on new releases, celebrated award winners and classics. New in 2003 was an expansion of non-book products for children, which included games, activity kits, puzzles, plush toys, and interactive reading devices.

In May 2003, the Company launched a Gift Center, featuring gifts, games, plush toys, and non-book products. The Gift Center was expanded in September 2003 with over 600 items, including exclusive gift and toy products. The wide selection of gift items has been organized to allow easy browsing, with sections for gifts for readers, scrap booking, and children’s gifts. The Gift Center also features several specialty boutiques for gifts by recipient, such as “Gifts for Travelers” and “Gifts for Newborns and Mothers”.

In September 2003, the Company introduced a Business & Technology and a Medicine & Science store, which merchandise all book titles in these categories. This new feature enables customers to easily find and purchase a comprehensive selection of books especially targeted to professionals. These stores are merchandised by a team of subject category experts in the fields of business, computers, engineering and professional science, law, education, medicine and other health-related professions. Specialized merchandising of these subjects also includes subscription newsletters in medicine, business and computers.

In September 2003 the Company significantly expanded its selection of books in Spanish and launched Libros en Español. Customers can browse Spanish-language titles in thousands of categories by subject, format and price, and get detailed information including first chapters and excerpts. Libros en Español also offers thousands of Latin-music CDs, DVDs and video titles produced in Spanish or with Spanish language tracks. The area also features weekly bestseller lists for Spanish-language adult and children’s books, and its “Meet the Writers” section will feature profiles and interviews of Hispanic authors.

During the 2003 holiday season, the Company featured its annual Holiday Gift Guide. This comprehensive guide featured nearly 3,000 guaranteed in-stock products organized into hundreds of subject and interest categories including art and photography, food and wine, fiction and literature, home and garden, religion and science and nature. Also featured were special, handpicked collections, including Christmas and holiday books, coffee table books and gift books. Music and video selections included music and DVD box sets, bestsellers and holiday selections. Children and teen selections were categorized by age and included special interest collections. New in 2003 was an expanded non-book section featuring products in categories such as games, puzzles, plush toys, home and office, and yoga and wellness.

Building Brand Awareness and Driving Customer Acquisition Through Online Advertising and Promotion. B&N.com will continue to invest in building its online brand through its key relationships. The Company began 2003 with 13.6 million customers and grew this base to more than 17.0 million by year-end. In its advertising and promotion initiatives, B&N.com seeks to continuously drive down the new customer acquisition cost, as well as to get customers to return to the site more frequently and to increase the size of their average purchase per visit. B&N.com has formed significant strategic marketing relations with GoogleTM, AOL and MSN and has established an extensive affiliate network, all designed to build brand awareness and increase customer acquisition.

Maintaining High Levels of Customer Service. The Company believes that high levels of customer service and support are crucial to retaining and expanding B&N.com’s customer base. For the fourth quarter of 2003, B&N.com received one of the top two scores in customer satisfaction of the 70 companies contained in the latest American Customer Satisfaction Index (ACSI), a quarterly survey of consumer attitudes by the University of Michigan. In addition, B&N.com’s score of 86 out of a possible 100 is an increase of nearly 12.0% since the survey’s inception in 2000. This represents one of the largest gains of any company in the survey. B&N.com monitors orders from the time they are placed through delivery by providing numerous points of electronic, telephonic and personal communication to its customers.

Marketing and Promotion

      Online Strategic Alliances. Since inception, B&N.com has aggressively pursued strategic alliances with premier online companies and high-traffic Web sites to drive traffic to its own site. The Company has major affiliations with GoogleTM as well as with AOL’s proprietary service and MSN which are among the world’s largest online shopping destinations.

      Affiliate Network. In addition to securing alliances with the nation’s three highest-trafficked Internet properties, B&N.com has established an affiliate network of more than 189,000 Web sites operated by third parties, whereby Web site operators can earn referral fees by linking users from their sites to the B&N.com site.

Technology

      B&N.com believes that it has built a leading interactive e-commerce platform, and plans to continue to invest in technologies that will enable B&N.com to offer its customers the most convenient and user-friendly online shopping experience. B&N.com has licensed existing commercial technology when available and has focused its internal development efforts on those proprietary systems necessary to provide the highest level of value and service to its customers. The overall mix of technologies and applications in use by B&N.com allows it to support a distributed, scalable and secure e-commerce environment.

      B&N.com uses Intel-based server technology in a fully redundant configuration to power its Web site, which is hosted in two locations. At these locations, B&N.com maintains computers that store its Web pages in electronic form and transmits them to requesting users. Such storage and transmittal is called hosting. B&N.com operates two hosting locations. Each of the hosting locations is “co-located” within leading edge hosting facilities that are maintained by two different hosting vendors. Either site has sufficient capacity to support the volume of traffic directed toward B&N.com during peak periods. Both hosting locations are configured with excess Internet telecommunications capacity to ensure quick response time and three separate Internet service providers are used. By maintaining redundant host locations, B&N.com has significantly reduced its exposure to downtime and service outages. Additionally, the Company believes its technology investments are scalable.

      B&N.com’s integrated systems and tools provide functionality in the following areas:

Book Database and Search Functionality. B&N.com has seamlessly incorporated the Barnes & Noble book database into the Web site. The Barnes & Noble book database is a comprehensive synthesis of multiple sources of data and content that feeds from publishers and third party sources. B&N.com has also developed a powerful proprietary search engine. Search results can be sorted by user-defined sequences including “bestseller”, “date published”, or in alphabetical sequence. In addition, in 2002 B&N.com introduced BookBrowserTM, a navigation technology that allows customers to easily browse millions of books in more than 400,000 categories. BookBrowserTM also enables customers to select and combine categories that best match their interests to quickly arrive at a list of very specific and relevant books. B&N.com uses licensed technology to power BookBrowserTM.

e-Commerce. B&N.com has developed its e-commerce applications using the Microsoft Windows 2000 Server Architecture. B&N.com has created a set of server applications that allow customers to securely establish accounts and to store address books, credit cards and ordering preferences. A customer needs to set up an account only once and then has the ability to easily modify the components of their account setup. When the account has been established, the customer can shop the traditional “e-commerce” path by adding items to their shopping cart. Gift certificates, gift cards, gift-wrap, gift message and the ability to select from a variety of shipping methods are available options.

Order Processing. B&N.com has created a proprietary application to expedite orders into the fulfillment process. This application has real-time connectivity to B&N.com’s and Barnes & Noble’s distribution centers as well as other third party suppliers. In addition to immediately securing the inventory for customers, application logic determines the best possible choice of shipping warehouse by evaluating purchase margin, postage cost and customer delivery time.

Order Fulfillment and Customer Service. B&N.com has developed proprietary applications that enable it to receive products and assign them to customers based upon various ordering, handling and shipping criteria. B&N.com utilizes licensed technology and has also developed proprietary applications that are used for customer service.

Sales Tracking and Analysis. B&N.com licenses technology to support its affiliate program. The software provides sophisticated sales tracking for the members of the affiliate network with real time reporting and analysis tools. B&N.com has built a comprehensive data warehouse to store and analyze customer sales and online activity data.

Leveraging Technology. B&N.com invested extensively in its Web site, order processing, and fulfillment and customer service technologies through 2000. While the Company continues to invest in technology to maintain its industry-leading technological infrastructure, since 2001 a lower rate of investment has been required, providing opportunities to leverage fixed technology expenses and capital investments.

Competition

      Both the e-commerce market and retail bookselling business are highly competitive. Following the introduction of e-commerce to the Internet, a significant number of e-commerce Web sites were launched. Despite recent failures in other areas of the e-commerce sector, the Company expects online bookselling competition to remain intense. The Company believes that the primary differentiating factors in e-commerce are brand recognition, ease of use, price, fulfillment speed, customer support, product availability, web site reliability and site content. The Company believes that B&N.com’s success will depend heavily upon its ability to provide a compelling and satisfying shopping experience. The Company believes the other factors that will affect B&N.com’s success include B&N.com’s continued ability to attract experienced marketing, technology, operations and management talent. The nature of the Internet as an electronic marketplace (which may, among other things, facilitate competitive entry and comparison-shopping) may render it inherently more competitive than traditional retailing formats. Despite the Company’s ability to gain market share, increased competitiveness among online retailers may result in reduced operating margins and a potential loss of market share.

      With respect to the sale of books, which constitutes B&N.com’s largest source of revenue, B&N.com currently competes with numerous booksellers including other Internet-based companies such as Amazon.com and traditional book retailers. With respect to the sale of music and DVD/video, B&N.com competes with numerous merchants including other Internet-based companies, such as Amazon.com and traditional retailers. B&N.com’s main online competitor, Amazon.com, has a longer online operating history and a larger existing customer base than B&N.com. B&N.com is aware that Amazon.com has and may continue to adopt aggressive pricing and marketing strategies. B&N.com is also aware of other online retailers that offer substantial discounts on products, including books, music and DVD/video, which are subsidized by advertising revenue from their Web sites. An increase in the prevalence of this type of business model could lead to additional pricing pressures on B&N.com’s products.

Seasonality

      B&N.com experiences seasonality in its business, reflecting Internet usage fluctuations and traditional retail holiday patterns.

Government Regulation and Legal Uncertainties

      E-commerce is rapidly changing, and federal and state regulation relating to the Internet and e-commerce is evolving. Currently there are few laws or regulations uniquely applicable to the access of the Internet or e-commerce on the Internet. Laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the growth of e-commerce may trigger the development of stricter consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of B&N.com’s Web site or could otherwise have a material adverse effect on B&N.com’s business. In addition, applicability to the Internet of existing laws governing issues such as taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

      Further, several telecommunications carriers have requested that the Federal Communications Commission (“FCC”) regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested that the FCC regulate Internet service providers and online service providers and impose fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase significantly. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on B&N.com’s business, financial condition, results of operations or prospects.

Employees

      As of February 27, 2004, B&N.com employed 1,001 full-time and part-time employees. B&N.com also employs independent contractors to perform duties in various departments. B&N.com’s employees are not represented by unions, and B&N.com considers its relationship with its employees to be excellent. B&N.com believes that its success is dependent on its ability to attract and retain qualified personnel in numerous areas.

Available Information

      Our investor relations Web site is http://www.barnesandnoble.com/ir. We make available on this Web site under “SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such material to the U.S. Securities and Exchange Commission (“SEC”).

Item 2.	Properties

      B&N.com’s principal administrative, marketing and technical facilities are situated in New York, New York, and are covered by one lease which is for approximately 90,000 square feet of office space and expires in 2015. Additionally, we have 64,750 square feet of vacant office space that we remain obligated under a lease agreement that expires in 2006.

      Barnes & Noble leases a 300,000 square foot facility located in Dayton, New Jersey, of which B&N.com uses approximately 100,000 square feet for its fulfillment operations. This lease expires in February 2005; however, Barnes & Noble has an option to extend the lease for up to two additional successive two-year periods.

      B&N.com leases a 380,000 square foot building in Memphis, Tennessee for distribution purposes. The lease term is five years expiring January 2005.

      B&N.com leases 30,000 square feet in Secaucus, New Jersey for its customer service operations. The lease term is 10 years expiring June 2009. The lease may be renewed for one five-year period at an agreed upon prevailing fair market value rate.

      We believe that our properties are suitable and adequate for our present and anticipated near term needs.

Item 3.	Legal Proceedings

      In August 1998, The Intimate Bookshop, Inc. and its owner, Wallace Kuralt, filed a lawsuit in the United States District Court for the Southern District of New York against a predecessor of the Company, Barnes & Noble, Borders Group, Inc. and others, alleging violation of the Robinson-Patman Act and other federal law, New York statutes governing trade practices and common law. In March 2000, a Second Amended Complaint was served on the Company and other defendants alleging a single cause of action for violations of the Robinson-Patman Act. The Second Amended Complaint claims that The Intimate Bookshop, Inc. has suffered damages of $11,250,000 or more and requests treble damages, costs, attorneys’ fees and interest, as well as declaratory and injunctive relief prohibiting the defendants from violating the Robinson-Patman Act. The Company served an Answer in April 2000 denying the material allegations of the Second Amended Complaint and asserting various affirmative defenses. On January 11, 2002, the Company and the other defendants filed a motion for summary judgment. A hearing on that motion was held on March 22, 2002. On September 30, 2003, the court granted defendants’ motion and dismissed all of plaintiff’s claims. Plaintiff filed a notice of appeal of that decision, which was withdrawn on February 10, 2004.

      There is a class action lawsuit entitled In Re Initial Public Offering Securities Litigation pending since April 2002 in the United States District Court for the Southern District of New York (the “Action”). The Action named over one thousand individuals and 300 corporations, including Fatbrain.com, Inc. (“Fatbrain”), (a Company subsidiary) and its former officers and directors. The Amended Complaints in the Action all allege that the initial public offering registration statements filed by the defendant issuers with the Securities and Exchange Commission, including the one filed by Fatbrain, were false and misleading because they failed to disclose that the defendant underwriters were receiving excess compensation in the form of profit sharing with certain of its customers and that some of those customers agreed to buy additional shares of the defendant issuers’ common stock in the after market at increasing prices. The Amended Complaints also allege that the foregoing constitute violations of: (i) Section 11 of the Securities Act of 1933, as amended (the “1933 Act”) by the defendant issuers, the directors and officers signing the related registration statements, and the related underwriters; (ii) Rule 10b-5 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) by the same parties; and (iii) the control person provisions of the 1933 and 1934 Acts by certain directors and officers of the defendant issuers. A motion to dismiss by the defendant issuers, including Fatbrain, was denied. After extensive negotiations among representatives of plaintiffs and defendants, a memorandum of understanding (“MOU”), outlining a proposed settlement resolving the claims in the Action between plaintiffs and the defendant issuers, has been entered into. A draft settlement agreement has been prepared and circulated among the defendants and plaintiffs in the action, the terms of which are consistent with the MOU and which, after execution, will be submitted to the court for approval. The proposed settlement is not expected to have any material adverse impact on the Company.

      On August 16, 2002, B&N.com, along with 17 other defendants, was sued in the United States District Court for the Eastern District of Texas by Charles E. Hill Associates for patent infringement of United States Patent Nos. 5,528,490 (the “490 Patent”), 5,761,649 and 6,029,142. On November 7, 2002, B&N.com and the other defendants answered and filed counterclaims for a declaratory judgment of non-infringement, invalidity and unenforceability of all three patents. On November 27, 2002, B&N.com joined the other defendants in filing a motion to change venue to the United States District Court for the Southern District of Indiana, where an earlier filed case against Compuserve, one of the defendants in the Texas case, was pending involving only the 490 Patent. On January 23, 2003, the court granted the motion to transfer and the transferred case was assigned to Judge McKinney in Indianapolis. On November 24, 2003, the Indiana court dismissed the case which Hill had filed against Compuserve alone (Cause no. IP97-0434-C-M/S, Indiana) with prejudice based on the filing of a covenant not to sue by Hill. Consequently, on November 25, 2003, the Indiana court granted Hill’s motion to retransfer the case back to the U.S. District Court for the Eastern

District of Texas. Compuserve has appealed the dismissal with prejudice and made a motion to stay the retransfer pending the outcome of the appeal, which motion was denied. The retransferred case has been reassigned to Judge Ward in the Eastern District of Texas. B&N.com intends to vigorously defend this action.

      On November 19, 2002, Half Price Books, Records, Magazine, Inc. filed a complaint against B&N.com in the United States District Court for the Northern District of Texas. The complaint alleges trademark infringement and related claims against B&N.com for its use of the term “Half Price Books” on its Web site. B&N.com has responded to the complaint denying plaintiff’s claims. The plaintiff’s motion for preliminary injunction was denied. B&N.com’s motion for summary judgment for dismissal of all of plaintiff’s claims is currently pending before the court. Settlement discussions are occurring through a court appointed mediator. B&N.com intends to vigorously defend itself against this action.

      Following the November 7, 2003 announcement of Barnes & Noble’s proposal to purchase all of the outstanding shares of the Company’s common stock at a price of $2.50 per share in cash, fifteen substantially similar putative class action lawsuits were filed by individual stockholders of the Company against the Company, the Company’s directors and Barnes & Noble in the Delaware Court of Chancery. The complaints in these actions, which purported to be brought on behalf of all of the Company’s stockholders excluding the defendants and their affiliates, generally alleged (i) breaches of fiduciary duty by Barnes & Noble and the Company’s directors, (ii) that the consideration offered by Barnes & Noble was inadequate and constituted unfair dealing and (iii) that Barnes & Noble, as controlling stockholder, breached its duty to the Company’s remaining stockholders by acting to further its own interests at the expense of the Company’s remaining stockholders. The complaints sought to enjoin the proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal. The complaints were eventually consolidated under the caption In re BarnesandNoble.com, Inc. Shareholders Litigation, Consolidated Civil Action No. 042-N.

      On January 8, 2004, the parties executed a Memorandum of Understanding reflecting the parties’ agreement to settle the action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed in good faith to execute as soon as practicable a Stipulation of Settlement providing for, among other things, the release of all claims of the plaintiffs and other members of the class against defendants that were or could have been asserted in the action or in any way arise out of or in connection with the merger. The Stipulation of Settlement also is to expressly provide that the defendants in the action deny that they have committed any violation of law whatsoever and are entering into the Stipulation of Settlement solely to eliminate the burden, expense and distraction of further litigation and to permit the merger to proceed as scheduled.

      The parties subsequently agreed that plaintiffs’ counsel will apply to the court for an award of attorney’s fees and costs in the amount of $600,000 and that defendants will not object to a fee award up to that amount. It was further agreed that defendants would pay or reimburse the costs of mailing. The settlement is contingent upon, among other things, court approval, the merger consideration being $3.05 per share in cash and consummation of the merger.

      In addition to the litigations described above, the Company and B&N.com are involved in various legal proceedings incidental to the conduct of their business. The Company does not believe that any of those legal proceedings will have a material adverse effect on the financial condition, results of operations or cash flows of the Company or B&N.com.

Item 4.	Submission of Matters to a Vote of Security Holders

      None.

PART II

Item 5.	Market for Registrant’s Common Equity and Related Stockholder Matters

      The Company’s Class A Common Stock is listed on the NASDAQ National Market under the symbol “BNBN” and began trading on May 25, 1999. On March 1, 2004, the Company had 1,190 shareholders of record for the Class A Common Stock. The Company’s Class A Common Stock price at the close of business on March 1, 2004 was $3.04 per share. The Company’s Class B Common Stock and Class C Common Stock, owned by Barnes & Noble, are not listed or traded on any securities exchange.

      The table below sets forth the high and low sale prices of the Company’s Class A Common Stock for the periods indicated, as reported by the NASDAQ National Market.

	High	Low

2003
First Quarter	$1.62	$0.97
Second Quarter	3.00	1.28
Third Quarter	2.85	1.97
Fourth Quarter	2.95	2.17
2002
First Quarter	$2.44	$1.34
Second Quarter	1.69	0.86
Third Quarter	0.99	0.43
Fourth Quarter	2.20	0.46

      The Company has not declared or paid any dividends on its Common Stock and B&N.com has not made any distributions to its members, since their respective dates of initial contribution. Neither the Company nor B&N.com anticipates paying any dividends or distributions, except for amounts that may be distributed by B&N.com to cover income tax liabilities, if any, of its members arising from the taxable income of B&N.com. Cash distributions by B&N.com may also be restricted by future debt covenants. The Company has not had any recent sales of unregistered securities. The Company intends to cause B&N.com to retain future earnings, if any, to finance the expansion of the business of B&N.com.

Item 6.	Selected Financial Data

      The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated Financial Statements and consolidated notes thereto appearing elsewhere in this Form 10-K/ A. Historical results are not necessarily indicative of future results.

	barnesandnoble.com inc. and Subsidiaries

							barnesandnoble.com llc
	Restated		(Consolidated)		Proforma		and Its Predecessor
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	May 25, 1999 to	January 1, 1999
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	to May 24,
	2003(6)	2002	2001	2000	1999(1)(2)	1999	1999(3)

	(Thousands of dollars, except share data)
Statement of Operations Data:
Net sales	$424,815	$422,827	$404,600	$320,115	$193,730	$139,930	$53,800
Cost of sales	320,627	327,258	313,365	261,801	159,937	117,850	42,087

Gross profit	104,188	95,569	91,235	58,314	33,793	22,080	11,713
Operating expenses:
Fulfillment and customer service	36,595	35,990	44,637	49,880	19,395	11,743	7,652
Marketing, sales and editorial	30,390	35,760	61,418	82,620	81,682	59,181	24,140
Technology and web site development	30,725	35,787	45,298	40,397	21,006	15,058	5,948
General and administrative	25,548	26,265	32,362	31,270	18,842	12,582	4,622
Depreciation and amortization	27,467	33,502	41,981	36,088	15,510	10,183	5,327
Impairments and other special charges	—	—	88,213	75,051	—	—	—
Stock-based compensation	—	—	—	11,740	—	—	—
Equity in net loss of equity investments including amortization of intangibles	—	3,537	28,733	30,728	—	—	—

Total operating expenses	150,725	170,841	342,642	357,774	156,435	108,747	47,689

Loss from operations	(46,537)	(75,272)	(251,407)	(299,460)	(122,642)	(86,667)	(35,976)
Interest income, net	226	1,615	7,041	23,737	20,238	18,615	1,623

Loss before minority interest	(46,311)	(73,657)	(244,366)	(275,723)	(102,404)	(68,052)	(34,353)
Minority interest	34,965	53,525	176,980	210,320	54,253	54,253	—

Net loss — historical	$(11,346)	$(20,132)	$(67,386)	$(65,403)	(48,151)	$(13,799)	(34,353)

Proforma adjustment to minority interest(4)					27,534		27,534

Net loss — proforma					$(20,617)		$(6,819)

Basic net loss per common share	$(0.28)	$(0.46)	$(1.54)	$(2.02)	$(0.72)	$(0.48)	$(0.24)
Basic weighted average common shares outstanding(5)	40,707	43,790	43,787	32,386	28,778	28,797	28,750
Basic net loss per share(5)	$(0.28)	$(0.46)	$(1.54)	$(2.02)	$(0.72)	$(0.48)	$(0.24)
Balance Sheet Data:
Cash and cash equivalents	$68,344	$70,144	$105,125	$179,609	$247,403
Long-term marketable securities	—	—	—	5,000	71,852
Working capital (deficit)	(26,747)	2,281	44,628	156,649	429,674
Total assets	347,918	209,734	287,376	528,935	679,518
Minority interest	172,516	52,305	105,845	282,804	482,896
Equity	12,971	22,641	42,758	110,144	120,682

(1)	Includes the historical results of barnesandnoble.com llc for the entire year and the historical results of the Company from May 25, 1999. barnesandnoble.com inc. was incorporated on March 10, 1999, but had no activity until the Company’s initial public offering on May 25, 1999.

(2)	The proforma amounts do not give effect to the assumed charges to operating results which might have resulted had the Company’s Initial Public Offering occurred at the beginning of the respective periods.

(3)	Includes the historical results of barnesandnoble.com llc and its predecessor.

(4)	Represents the approximate 80% interest of Barnes & Noble and Bertelsmann in the net loss of barnesandnoble.com llc for periods prior to May 25, 1999.

(5)	For periods prior to May 25, 1999, reflects the proforma effect of the shares issued in the Company’s Initial Public Offering assuming they were issued at the beginning of 1998.

(6)	As of September 15, 2003 the financial statements reflect push down accounting. The proportionate assets acquired and liabilities assumed have been adjusted to reflect Barnes & Noble’s basis.

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

      This report (including but not limited to factors discussed below, in the “Management’s Discussion and Analysis of Financial Condition and Results Of Operations,” as well as those discussed elsewhere in this Annual Report on Form 10-K) may contain certain forward-looking statements (within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934) and information relating to the Company and B&N.com that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to the Company, B&N.com or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the Company’s or B&N.com’s computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, the Company’s ability to maintain strategic alliances with AOL, GoogleTM and MSN, effects of competition, possible work stoppages or increases in labor costs or labor shortages, unanticipated adverse litigation results or effects, the performance of B&N.com’s current and future investments and new product initiatives, unanticipated costs associated with B&N.com’s warehouse or the failure to successfully integrate that warehouse into B&N.com’s distribution network, the level and volatility of interest rates, the successful integration of acquired businesses, the factors described below under “Results of Operations,” changes in tax and other governmental rules and regulations applicable to the Company or B&N.com, the successful imposition by state tax authorities of sales or use taxes on products sold by B&N.com to customers in such states, and other factors that may be outside of the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company, B&N.com or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere described in this report and other reports filed by the Company with the SEC.

Overview

      The Company is a holding company whose sole asset is its 29.6% equity interest in B&N.com and whose sole business is acting as sole manager of B&N.com. B&N.com launched its initial online store in March 1997 and is currently ranked the eleventh most-trafficked shopping site, based on the Jupiter Media Metrix December 2003 report.

      B&N.com has pursued a strategy of focusing on the sale of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, B&N.com has sold products to more than 17.0 million customers in 230 countries. B&N.com’s online bookstore includes the largest in-stock selection of in-print book titles, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. B&N.com offers its customers fast delivery, easy and secure ordering and rich editorial content.

      The results of operations discussed hereafter include the results of the Company and B&N.com for the years ended December 31, 2003, 2002 and 2001. In view of the rapidly changing nature of B&N.com’s business and its limited operating history, the Company believes that period-to-period comparisons of the operating results of B&N.com, including gross profit margin and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

Critical Accounting Estimates

      SEC Financial Reporting Release No. 60 requires all companies to include in this item a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of the Notes to Consolidated Financial Statements includes a summary of the significant accounting policies and methods used by the Company in the preparation of its Consolidated Financial Statements. The following is a brief discussion of the more critical of these accounting policies and methods.

      Revenue Recognition. The Company’s product sales, including outbound shipping and handling charges, are recognized, net of estimated returns and discounts, at the time the products are shipped to customers. Commissions received on sales of magazine subscriptions are recorded at the net amount earned as the Company is acting as an agent in such transactions. The Company continuously monitors and tracks product returns and records a provision for the estimated amount of future returns, based on historical experience. While returns have historically been within the Company’s expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same return rates that it has in the past. Any significant increase in product return rates could have a material adverse impact on the Company’s operating results for the period or periods in which such returns materialize.

      As of April 2003, the Company now receives commissions on sales of used and out of print books, through BookQuest, a service that allows independent book dealers to sell their used books on the B&N.com Web site. In accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” revenues are recorded at the net amount earned as the Company is acting as an agent in such transactions.

      Impairment of Goodwill and Other Long-Lived Assets. The Company’s long-lived assets include fixed assets and goodwill. At December 31, 2003, the Company had $61.9 million of fixed assets, net of accumulated depreciation, and $102.1 million of net goodwill, accounting for approximately 47.1% of the Company’s total assets. B&N.com reviews its fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). In valuation, assets held and used are measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows. Future events could cause B&N.com to conclude that impairment indicators exist and that long-lived assets may be impaired. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations. As required by the Financial Accounting Standards Board (“FASB”), SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which the Company implemented in 2002, the Company completed its annual impairment test on the goodwill as of November 30, 2003 and deemed that no impairment charge was necessary. The Company has noted no subsequent indicators of impairment. In 2001, the Company recorded an impairment and special charges of $88.2 million of which $29.9 million was related to the impairment of goodwill and $24.8 million was related to the impairment of long-lived assets.

Results of Operations

Net Sales

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Net sales	$424,815	0.5%	$422,827	4.5%	$404,600

      Net sales are comprised of sales of books, music, DVD/video and online courses including outbound shipping and handling charges, net of returns and discounts. In 2003 net sales increased 0.5% to $424.8 million from $422.8 million in 2002. The Company has been recording used and out-of-print sales on a net commission basis since April 2003 due to the launch of a new business arrangement for the used and out-of-print business whereby the Company acts as an agent on those sales. Comparable sales reflect the gross amount of used and out-of-print sales, consistent with how these sales were recorded in the prior year. Full-year comparable sales for 2003 were $437.2 million, a 3.4      % increase compared to the prior year. In 2002 sales increased 4.5% to $422.8 million from $404.6 million in the previous year as a result of incremental units sold to new customers as well as repeat purchases from B&N.com’s existing customer base. International sales represented 3.3%, 4.1% and 5.2% of net sales for the years ended December 31, 2003, 2002 and 2001, respectively. The Company expects net sales to range between $435.0 million and $475.0 million for the year ended December 31, 2004.

Gross Profit

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Gross profit	$104,188	9.0%	$95,569	4.8%	$91,235
Gross margin	24.5%		22.6%		22.5%

      Gross profit is net sales less the cost of sales, which consists of the cost of merchandise sold to customers, and outbound and inbound shipping costs. In 2003 gross profit increased to $104.2 million from $95.6 million as a result of the Company’s net sales increase and decrease in cost of sales. The Company’s gross margin improved to 24.5% from 22.6% due to increased efficiencies realized from internal fulfillment operations, the change in the model for used and out-of-print books, as well as less promotional activity during the holiday season. In 2002 gross profit increased to $95.6 million from $91.2 million as a result of the Company’s 4.5% increase in net sales. The gross margin for 2002 was 22.6% as compared with 22.5% for 2001. The Company’s gross margin improved due to an increase in internal fulfillment which was offset by the full year impact of the Company’s “free shipping” promotion, which began in July 2001, and resulted in a reduction to shipping revenue as a percentage of net sales.

Fulfillment and Customer Service

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Fulfillment and customer service	$36,595	1.7%	$35,990	(19.4)%	$44,637
Percentage of net sales	8.6%		8.5%		11.0%

      Fulfillment and customer service expenses consist primarily of the cost of operating and staffing distribution and customer service centers. In 2003 fulfillment and customer service expenses increased 1.7% to $36.6 million or 8.6% of net sales from $36.0 million or 8.5% of net sales in 2002. The slight increase in fulfillment and customer service expenses was more than offset by the improved profit margin achieved through internal product sourcing. During 2002 fulfillment and customer service expenses decreased 19.4% to $36.0 million from $44.6 million and improved as a percentage of net sales to 8.5% from 11.0%, respectively, as the Company maximized efficiencies from the consolidation of its operations while increasing net sales year over year. B&N.com anticipates that its fulfillment and customer service costs will decrease as a percentage of net sales in 2004 based on anticipated further productivity improvements and expected sales growth.

Marketing, Sales and Editorial

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Marketing, sales and editorial	$30,390	(15.0)%	$35,760	(41.8)%	$61,418
Percentage of net sales	7.2%		8.5%		15.2%

      Marketing, sales and editorial expenses consist primarily of advertising and promotional expenditures, as well as payroll and related expenses for personnel engaged in marketing and selling activities. In 2003, marketing, sales and editorial expenses decreased in absolute dollars to $30.4 million or 7.2% of net sales from $35.8 million or 8.5% of net sales in 2002 primarily due to the improvement in terms of online marketing deals. In 2002, marketing, sales and editorial expenses decreased in absolute dollars to $35.8 million from $61.4 million, and as a percentage of net sales to 8.5% from 15.2%, due to the Company’s increased focus on more targeted and measurable marketing programs as well as the renegotiation of many of the Company’s online marketing deals at more advantageous terms. The Company expects to continue to reduce these expenses as a percentage of net sales in 2004.

Technology and Web Site Development

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Technology and web site development	$30,725	(14.1)%	$35,787	(21.0)%	$45,298
Percentage of net sales	7.2%		8.5%		11.2%

      Technology and web site development expenses consist principally of payroll and related expenses for Web page production, network operations personnel and consultants, and costs of infrastructure related to systems and telecommunications. In 2003, technology and web site development expenses decreased to $30.7 million or 7.2% of net sales from $35.8 million or 8.5% of net sales due to a reduction in personnel, lower infrastructure costs and less reliance on consultants for on-going operations. In 2002, technology and web site development expenses decreased to $35.8 million or 8.5% of net sales from $45.3 million or 11.2% of net sales, due to increased infrastructure efficiencies, the elimination of expenses associated with operating Fatbrain’s Web site, and rate reductions in many expense categories. B&N.com expects technology and web site development expenses to decrease slightly as a percentage of net sales in 2004.

General and Administrative

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
General and administrative	$25,548	(2.7)%	$26,265	(18.8)%	$32,362
Percentage of net sales	6.0%		6.2%		8.0%

      General and administrative expenses primarily consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses, including costs to process credit card transactions. In 2003, general and administrative expenses decreased to $25.5 million or 6.0% of net sales from $26.3 million or 6.2% of net sales primarily due to improved efficiencies. In 2002, the decrease in general and administrative expenses, to $26.3 million or 6.2% of net sales from $32.4 million or 8.0% of net sales, was a result of the Company’s efforts to consolidate operations as well as the result of its continued effort to improve efficiency.

Depreciation and Amortization

		Year Ended December 31,
	Restated
	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Depreciation and amortization	$27,467	(18.0)%	$33,502	(20.2)%	$41,981
Percentage of net sales	6.5%		7.9%		10.4%

      The depreciation and amortization expenses decreased in 2003 due to assets purchased in 2000 being fully depreciated throughout the year. The decrease in depreciation and amortization expenses in 2002 is the result of lower capital expenditures in fiscal 2002 and 2001 as compared with fiscal 2000. In 2002 the Company no longer amortized goodwill due to the adoption of SFAS No. 142. Accordingly, the carrying balance of goodwill is assessed for recoverability on an annual basis. Capital expenditures for 2004 are expected to be within the range of $15 million to $20 million.

Impairments and Other Special Charges

Year ended
December 31,
2001

(In thousands
of dollars)
Impairments and other special charges	$88,213
Percentage of net sales	21.8%

      In the fourth quarter of 2001, B&N.com recorded an impairment of assets and other special charges of $88.2 million ($0.56 per share assuming conversion of Membership Units) as a component of operating expenses. These charges are primarily related to the following:

Closure of Facilities — B&N.com consolidated administrative and functional operations by closing Fatbrain’s Santa Clara, California office. Fatbrain’s two retail stores in San Jose and Sunnyvale, California were also closed. Charges include exit costs related to the remaining term of non-cancelable lease obligations of the retail and Santa Clara facilities, related severance costs, as well as the abandonment of related fixed assets that will not be suited for future use in other remaining B&N.com facilities. Furthermore, B&N.com determined it could not effectively utilize the full capacity of its Reno, Nevada distribution center. Accordingly, following Board approval on January 29, 2002, B&N.com agreed to transfer the Reno warehouse lease and sell the Company’s inventory located in Reno to Barnes & Noble. The Board of Barnes & Noble also approved Barnes & Noble’s assumption of the lease obligation and the hiring of all the employees at the Reno facility. The Reno lease assignment and the transfer of the operations of the Reno facility to Barnes & Noble was completed in April 2002. Charges related to the Reno facility include the abandonment of fixed assets that are not suitable for use at other B&N.com facilities.

Impairment of Fixed Assets — As of December 31, 2001, B&N.com wrote-off certain fixed assets that were no longer used in operations.

Impairment of Other Non-Current Assets — B&N.com concluded that the carrying amount of certain equity investments, including Powered.com, goodwill and other investments exceeded their fair value and that the decline was other than temporary. The impairment loss was precipitated by the significant decline in the value of Internet sector entities, material changes in business models, and significant, recurring operating losses.

      The consolidation of the Fatbrain administrative and functional operations was completed in the first half of 2002, although the lease on the Santa Clara office expires in 2006.

Equity in Net Loss of Equity Investments Including Amortization of Intangibles

	Year Ended December 31,

	2002	% Change	2001

	(In thousands of dollars)
Equity in net loss of equity investments including amortization of intangibles	$3,537	(87.7)%	$28,733
Percentage of net sales	0.8%		7.1%

      Equity in net loss of equity investments consists of losses from the Company’s equity investments in enews, inc. (“enews”), a retailer of magazine subscriptions on the Internet. In July 2002, the Board of Directors and stockholders of enews approved a Plan of Complete Liquidation (the “Liquidation Plan”). As of December 31, 2003, the implementation of the Liquidation Plan had been substantially completed and was concluded by February 29, 2004. As of December 31, 2002, the Company had written off its entire investment in enews of $3.3 million. Equity in net loss of equity investments decreased in 2002 in comparison with the prior year period as enews ceased operations in the fourth quarter of 2002. In addition, the 2001 period included other equity investments, which the Company no longer holds, as well as goodwill related to those investments. As of December 31, 2003, there was no remaining goodwill related to equity investments.

Interest Income, Net

	Year Ended December 31,

	2003	% Change	2002	% Change	2001

	(In thousands of dollars)
Interest income, net	$226	(86.0)%	$1,615	(77.1)%	$7,041
Percentage of net sales	0.1%		0.4%		1.7%

      Interest income has continued to decrease year over year from 2002 and throughout 2003 when compared to 2001 as cash and marketable securities balances decreased on average due to their use as a source of funding the Company’s operations. In addition, all through 2003, 2002 and 2001, interest rates on investments significantly decreased compared to rates earned in 2000. Currently, available cash is invested in money market funds containing highly liquid U.S. Treasury Securities, U.S. government agency securities and investments in high quality corporate issuers.

Income Taxes

      The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

Results of Operations

      The Company expects that B&N.com may experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside B&N.com’s control. Factors that may adversely affect B&N.com’s quarterly operating results include: (i) B&N.com’s ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction; (ii) B&N.com’s ability to acquire product and to manage fulfillment operations; (iii) B&N.com’s ability to maintain gross margins in its existing business and in future product lines and markets; (iv) the development, announcement, or introduction of new sites, services and products by B&N.com and its competitors; (v) price competition; (vi) B&N.com’s ability to upgrade and develop its systems and infrastructure; (vii) the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by B&N.com; (viii) B&N.com’s ability to attract new and qualified personnel in a timely and effective manner; (ix) the level of traffic on B&N.com’s online stores; (x) B&N.com’s ability to manage effectively its development of new business segments and markets; (xi) B&N.com’s ability to successfully manage the integration of operations and technology of acquisitions and other business combinations; (xii) technical difficulties, system downtime or Internet brownouts; (xiii) the amount and timing of operating costs and capital expenditures relating to expansion of B&N.com’s business, operations and infrastructure; (xiv) the level of returns experienced by B&N.com; (xv) governmental regulation and taxation policies; (xvi) disruptions in service by common carriers due to strikes or otherwise; (xvii) general economic conditions including those specific to the Internet, e-commerce and book industry; (xviii) the ability to secure or continue ongoing relationships with premier online companies; and (xix) the factors described above under “Forward Looking Statements.”

Liquidity and Capital Resources

      The Company finished 2003 with a debt-free balance sheet. At December 31, 2003, the Company’s cash and cash equivalents were $68.3 million. At December 31, 2002, the Company’s cash and cash equivalents were $70.1 million, compared with cash, cash equivalents and marketable securities of $115.3 million on December 31, 2001. In addition, at December 31, 2003, 2002 and 2001 the Company had no long-term marketable securities.

      Net cash flows provided by operating activities were $8.0 million for the year ended December 31, 2003. Net cash flows used in operating activities were $39.6 million and $85.2 million for the years ended December 31, 2002 and 2001, respectively. Cash provided by operating activities in 2003 was due to depreciation and amortization of $27.2 million, an increase in payable to affiliates of $23.7 million, an accrued liabilities increase of $6.7 million a decrease in receivables of $9.3 million. This was offset by a net loss of $11.3 million after minority interest of $35.0 million. Additionally, merchandise inventories increased $9.6 million, accounts payable decreased $2.8 million and prepaid expenses and other current assets increased $0.1 million. Cash used in 2002 was due to a net loss of $20.1 million after minority interest of $53.5 million. Additionally, accrued liabilities decreased $20.1 million and prepaid expenses and other current assets increased $0.1 million. This was offset by depreciation and amortization of $33.3 million, an increase in payable to affiliates of $4.7 million, a decrease in receivables of $1.1 million, a decrease in merchandise inventories of $0.3 million, equity in net loss of equity investments including amortization of intangibles of $3.5 million and an increase in accounts payable of $11.4 million. Cash used in 2001 was due to a net loss of $67.4 million after minority interest of $177.0 million. Additionally, accounts payable decreased $14.4 million, accrued liabilities decreased $13.9 million and merchandise inventories increased $0.3 million. This was offset by depreciation and amortization of $42.0 million, an increase in payable to affiliates of $16.4 million, a decrease in receivables of $10.4 million, a decrease in prepaid expenses and other current assets of $2.0 million, impairment and special charges of $88.2 million and equity in net loss of equity investments including amortization of intangibles of $28.7 million.

      Net cash flows used in investing activities were $15.5 million for the year ended December 31, 2003, due to purchases of fixed assets. Net cash flows from investing activities were $4.6 million for the year ended December 31, 2002, due to a $10.1 million redemption of marketable securities, a decrease in acquisition and investments of businesses, net of cash acquired of $0.8 million and a decrease in other non-current assets of $0.1 million; offset by purchases of fixed assets of $6.4 million. Net cash flows from investing activities were $10.8 million for the year ended December 31, 2001, due to a $27.6 million redemption of marketable securities; offset by purchases of fixed assets of $10.5 million, an increase in acquisition and investments of businesses, net of cash acquired of $4.4 million and an increase of $1.9 million in other non-current assets.

      Net cash flows from financing activities were $5.6 million for the year ended December 31, 2003, due to proceeds from the exercise of stock options. There were no cash flows from financing activities in 2002 and 2001.

      At December 31, 2003, the Company’s principal sources of liquidity consisted of $68.3 million of cash and cash equivalents. At December 31, 2002, the Company’s principal sources of liquidity consisted of $70.1 million of cash and cash equivalents. At December 31, 2001, the Company’s cash and cash equivalents totaled $105.1 million and $10.1 million of short-term marketable securities. As of December 31, 2003 the Company’s remaining principal commitments consisted of obligations outstanding under operating leases. The Company expects to gain leverage on previous investments in capital associated with operations, infrastructure and personnel. The Company has no unconsolidated majority owned subsidiaries and no interests in special purpose entities.

      The following summarizes the Company’s contractual obligations as of December 31, 2003 (in thousands):

		Payments Due by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt	$—	$—	$—	$—	$—
Capital lease obligations	—	—	—	—	—
Operating leases(1)	40,799	5,041	11,474	7,165	17,119
Purchase obligations	7,252	4,251	3,001	—	—
Service arrangements(2)	—	—	—	—	—
Other long-term liabilities reflected on the Company’s balance sheet under GAAP	3,367	1,616	1,751	—	—

Total	$51,418	$10,908	$16,226	$7,165	$17,119

(1)	The Company has pledged a portion of its cash equivalents as collateral for stand-by letters of credit that guarantee certain of the Company’s real property lease obligations. At December 31, 2003, the total amount of collateral pledged under these agreements was $4,353.

(2)	The Company has entered into agreements with service providers, which are transaction based and have no minimum commitments.

      The Company believes that current cash and cash equivalent balances will be sufficient to meet its anticipated cash needs for at least 12 months. However, any projection of future cash needs and cash flows is subject to substantial uncertainty. If current cash and short-term investments in addition to cash generated from operations are insufficient to satisfy the Company’s liquidity requirements, the Company may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company’s stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. In addition, the Company will, from time to time, consider the acquisition of or investment in complementary businesses, products and technologies, which might increase the Company’s capital requirements or cause the Company to issue additional equity or debt securities.

Off-Balance Sheet Arrangements

      The Company has no off-balance sheet arrangements (as defined in Item 303 of Regulation S-K).

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

      The Company previously invested in enews primarily for strategic purposes, which had been accounted for under the equity method as it gave the Company the ability to exercise significant influence, but not control, over the investee. This is generally defined as an ownership interest in voting stock of the investee between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method is appropriate. The Company regularly reviews the carrying value of its investments and identifies and records impairment losses when events and circumstances indicate that such assets are permanently impaired. In July 2002, the Board of Directors and stockholders of enews approved the Liquidation Plan. As of December 31, 2003, the implementation of the Liquidation Plan had been substantially completed and was concluded by February 29, 2004. As of December 31, 2002, the Company had written off its entire investment in enews of $3.3 million and had no remaining investments accounted for under the equity method.

      B&N.com invests certain of its excess cash in money market funds consisting of debt instruments of the U.S. Government and its agencies, and of high quality corporate issuers. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents; those with original maturities greater than three months and less than one year are classified as short-term marketable securities. Long-term marketable securities mature in periods greater than one year. B&N.com is exposed to interest rate risk on the debt instruments that it holds. The value of the Company’s marketable securities is subject to market price volatility. As of December 31, 2003, the Company’s cash and cash equivalents totaled approximately $68.3 million.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors barnesandnoble.com inc.

      We have audited the accompanying consolidated balance sheets of barnesandnoble.com inc. and subsidiaries, as of December 31, 2003 (post-acquisition) and 2002 (pre-acquisition) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of barnesandnoble.com inc. and subsidiaries at December 31, 2003 (post-acquisition) and 2002 (pre-acquisition), and the results of their operations and their cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets.”

      As discussed in Note 1 to the consolidated financial statements, the financial statements have been restated for the application of push down accounting.

BDO SEIDMAN, LLP

/s/ BDO SEIDMAN, LLP

New York, New York

January 29, 2004,
Except for Note 1, as to which
the date is March 31, 2004

Item 8.	Financial Statements and Supplementary Data

barnesandnoble.com inc.

CONSOLIDATED BALANCE SHEETS

	Restated
	Post-acquisition	Pre-acquisition
	December 31,	December 31,
	2003	2002

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$68,344	$70,144
Receivables, net of allowance $1,892 and $4,048	5,368	14,631
Merchandise inventories	57,900	48,303
Prepaid expenses and other current assets	4,072	3,991

Total current assets	135,684	137,069

Fixed assets, net	61,874	58,871
Goodwill	102,137	13,777
Trade name	44,700	—
Intangible assets, net	3,500	—
Other non-current assets	23	17

Total assets	$347,918	$209,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,277	$16,071
Accrued liabilities	77,197	70,456
Payable to affiliate	71,957	48,261

Total current liabilities	162,431	134,788

Minority interest	172,516	52,305

Commitments and contingencies
Stockholders’ equity:
Preferred Stock: $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common Stock Series A: $0.001 par value; 750,000,000 shares authorized; 48,280,087 and 43,802,228 shares issued and outstanding	48	44
Common Stock Series B: $0.001 par value; 1,000 shares authorized; 1 share issued and outstanding	—	—
Common Stock Series C: $0.001 par value; 1,000 shares authorized; 1 share issued and outstanding	—	—
Paid-in capital	190,966	189,294
Accumulated deficit	(178,043)	(166,697)

Total stockholders’ equity	12,971	22,641

Total liabilities and stockholders’ equity	$347,918	$209,734

See accompanying notes to consolidated financial statements.

barnesandnoble.com inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Restated
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands, except per share data)
Net sales	$424,815	$422,827	$404,600
Cost of sales	320,627	327,258	313,365

Gross profit	104,188	95,569	91,235
Operating expenses:
Fulfillment and customer service	36,595	35,990	44,637
Marketing, sales and editorial	30,390	35,760	61,418
Technology and web site development	30,725	35,787	45,298
General and administrative	25,548	26,265	32,362
Depreciation and amortization	27,467	33,502	41,981
Impairments and other special charges	—	—	88,213
Equity in net loss of equity investments, including amortization of intangibles	—	3,537	28,733

Total operating expenses	150,725	170,841	342,642

Loss from operations	(46,537)	(75,272)	(251,407)
Interest income, net	226	1,615	7,041

Loss before minority interest	(46,311)	(73,657)	(244,366)
Minority interest	34,965	53,525	176,980

Net loss — historical	$(11,346)	$(20,132)	$(67,386)

Basic net loss per common share	$(0.28)	$(0.46)	$(1.54)
Basic weighted average common shares outstanding(1)	40,707	43,790	43,787

(1)	All periods exclude the assumed conversion of Membership Units and the elimination of minority interest, as it is not dilutive.

See accompanying notes to consolidated financial statements.

barnesandnoble.com inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common
	Stock	Paid-In	Accumulated
	Series A	Capital	Deficit

	(In thousands)
Balance, December 31, 2000	$44	$189,279	$(79,179)
Net loss, for the year, net of $176,980 minority interest	—	—	(67,386)

Balance, December 31, 2001	$44	$189,279	$(146,565)
Exercise of stock options	—	15	—
Net loss, for the year, net of $53,525 minority interest	—	—	(20,132)

Balance, December 31, 2002	$44	$189,294	$(166,697)

Exercise of stock options, net of $3,975 minority interest	4	1,672	—
Net loss, for the year, net of $34,965 minority interest	—	—	(11,346)

Balance, December 31, 2003	$48	$190,966	$(178,043)

See accompanying notes to consolidated financial statements.

barnesandnoble.com inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Restated
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)
Cash flows provided by (used in) operating activities:
Net loss	$(11,346)	$(20,132)	$(67,386)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization	27,159	33,298	41,981
Equity in net loss of equity investments including amortization of intangibles	—	3,537	28,733
Impairments and other special charges	—	—	88,213
Changes in certain assets and liabilities, net of effects from acquisition:
Decrease in receivables, net	9,263	1,067	10,431
Decrease (increase) in merchandise inventories	(9,597)	260	(343)
Decrease (increase) in prepaid expenses and other current assets	(81)	(117)	2,011
Increase (decrease) in accounts payable	(2,794)	11,419	(14,414)
Increase in payable to affiliate	23,696	4,730	16,430
Increase (decrease) in accrued liabilities	6,686	(20,134)	(13,919)
Minority interest in loss	(34,965)	(53,525)	(176,980)

Net cash flows provided by (used in) operating activities	8,021	(39,597)	(85,243)

Cash flows from (used in) investing activities:
Purchases of fixed assets	(15,462)	(6,413)	(10,529)
Sales of marketable securities	—	10,141	27,554
Decrease (increase) in acquisition and investments in businesses, net of cash acquired	—	763	(4,408)
Decrease (increase) in other non-current assets	(6)	110	(1,858)

Net cash flows from (used in) investing activities	(15,468)	4,601	10,759

Cash flows from financing activities:
Proceeds from exercise of stock options	5,647	15	—

Net cash flows from financing activities	5,647	15	—

Net change in cash and cash equivalents	(1,800)	(34,981)	(74,484)
Cash and cash equivalents at beginning of period	70,144	105,125	179,609

Cash and cash equivalents at end of period	$68,344	$70,144	$105,125

See accompanying notes to consolidated financial statements.

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

1.	Business and Organization

      barnesandnoble.com inc. (the “Company”) is a holding company whose sole asset is a 29.6% equity interest in barnesandnoble.com llc (“B&N.com”), an online retailer of books, music and DVD/video, and whose sole business is currently acting as sole manager of B&N.com. As sole manager of B&N.com, the Company controls all of the affairs of B&N.com and as a result, B&N.com is consolidated with the Company. As of December 31, 2003, Barnes & Noble, Inc. (“Barnes & Noble”) beneficially owned an equity interest of 73.0%, (or 115,000 membership units and 4,139 shares of Class A Common Stock) in B&N.com. Barnes & Noble increased its interest to that level on September 15, 2003 by acquiring the entire 36.8% equity interest of Bertelsmann AG (“Bertelsmann”) in B&N.com and the Company for $2.80 per share or membership unit, payable in a combination of cash and notes. Each membership unit in B&N.com (“Membership Unit”) held by Barnes & Noble is convertible into one share of the Company’s Class A Common Stock. As reflected in the consolidated statements of operations, the loss before minority interest represents the total loss for the period and the net loss represents the portion of the loss attributable to the Company subsequent to the commencement of its activities.

      Prior to October 31, 1998, the business of B&N.com was conducted by a wholly owned subsidiary of Barnes & Noble, which subsidiary was originally incorporated on January 14, 1997 in the State of Delaware under the name Barnes & Noble Online, Inc. (“B&N Online”). Effective October 31, 1998, Barnes & Noble and Bertelsmann completed a transaction that established B&N.com as the owner and operator of the business (the “Formation Transaction”). In connection with the Formation Transaction, B&N Online contributed substantially all of its assets and liabilities to B&N.com at their historical cost and Bertelsmann contributed $150,000 and contributed an additional $50,000 in cash prior to the effective date of the public offering. B&N.com accounted for the investment made by Bertelsmann in B&N.com as a capital contribution. The completion of the foregoing transactions resulted in Barnes & Noble and Bertelsmann each having a 50% beneficial interest in B&N.com, and B&N Online changing its name to B&N Sub Corp.

      On March 10, 1999, Barnes & Noble caused B&N Sub Corp. to establish the Company. On May 24, 1999, B&N Sub Corp. transferred its ownership of the Company to B&N.com Holding Corp (“BN.com Holding Corp.”). This resulted in Barnes & Noble owning 100% of BN.com Holding Corp., which owns 100% of the Company. Subsequent to that, the Company filed an amended charter that, among other things, reclassified its outstanding common stock to one share of Class B Common Stock. The Company then issued one share of Class C Common Stock constituting a 50% interest in the Company to a wholly owned subsidiary of Bertelsmann. The completion of the foregoing transactions resulted in Barnes & Noble and Bertelsmann each having a 50% beneficial interest in the Company through their ownership of all of the outstanding Class B and Class C Common Stock.

      On May 25, 1999 the Company sold 28,750 shares of Class A Common Stock in a public offering (the “Offering”). The Company used the $484,382 in proceeds of the Offering to acquire its interest in B&N.com. The acquisition of the ownership interest in B&N.com was treated as a reorganization of entities under common control in a manner similar to a pooling of interests, analogous to the type of transaction described in Emerging Issues Task Force Issue 97-2 (“EITF 97-2”). Accordingly, the net assets of B&N.com contributed by Barnes & Noble were reported in the consolidated financial statements at Barnes & Noble’s historical cost, and the minority interests in B&N.com were based on the net book equity of B&N.com (after contribution of the proceeds from the Offering) multiplied by the ownership percentages of Barnes & Noble and Bertelsmann.

      Subsequent to the Offering, the Company issued a total of 12,474 shares in connection with an acquisition by merger of Fatbrain.com, Inc. (“Fatbrain”). In the first half of 2002, Fatbrain’s operations were consolidated into B&N.com. In October 2002, Barnes & Noble and Bertelsmann initiated a stock acquisition program to acquire up to $10,000 of the Company’s Class A Common Stock.

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On September 15, 2003 Barnes & Noble completed its acquisition of all of Bertelsmann’s interest in the Company and B&N.com resulting in Barnes & Noble increasing its beneficial equity interest in the Company from approximately 38.0% to approximately 74.7% and its voting interest from approximately 48.4% to approximately 96.6%. The purchase price paid by Barnes & Noble was $165,406 (including acquisition costs of $1,253), equivalent to $2.80 per share or Membership Unit. As a result of the substantial change in ownership from this transaction, push down accounting has been applied to the Company’s financial statements. Accordingly, the proportionate share of the Company’s assets acquired and liabilities assumed have been adjusted to reflect Barnes & Noble’s basis. The $151,260 step-up resulting from the purchase price allocation was credited to the minority interest attributable to Barnes & Noble.

      Based upon a preliminary assessment of the fair values, the allocation of the purchase price to the approximately 36.8% proportionate amount of assets acquired and the liabilities assumed by Barnes & Noble was as follows:

Current assets	$35,370
Hardware and software	23,600
Other tangible assets	6,973
Customer list and relationships	4,800
Trade name	44,700
Goodwill	93,372

Total assets acquired	208,815
Liabilities assumed	43,409

Total purchase price	$165,406

      Hardware and software have been assigned preliminary estimated useful lives of four years. The customer list and relationships intangible asset has been assigned a preliminary useful life of four years to be amortized on an accelerated basis based on estimated usage, whereby a substantial portion of the asset will be amortized in the first year. The above preliminary purchase price allocation is subject to revision as more detailed analysis is completed and additional information on the fair value of assets and liabilities of the Company becomes available. Barnes & Noble has engaged an independent third party to perform a valuation analysis. The final purchase price allocation is expected to be completed by the second quarter of 2004. It is possible that some or all of the preliminary amounts may change. The final allocation to goodwill and the trade name (which is considered to have an indefinite life and will not be amortized) will be tested at least annually for impairment in accordance with SFAS Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).

      As a result of the above noted preliminary purchase price allocation, the accompanying balance sheet as of December 31, 2003 has been labeled Restated post-acquisition to indicate the new basis of accounting reflected as of that date. A similar distinction has not been reflected in the accompanying statement of operations, since the amounts reported for sales, net loss and net loss per share do not differ from those previously reported because the additional amortization resulting from the purchase price adjustments have all been attributable to the minority interest in the statement of operations. Similarly, the pro forma results of the Company assuming the acquisition of Bertelsmann’s interest by Barnes & Noble had occurred on January 1, 2003 would not differ from previously reported sales, net loss and net loss per share, and therefore have not been provided.

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows the effect of the restatement for the application of push down accounting on the Company’s December 31, 2003 balance sheet:

December 31, 2003 Balance Sheet
		Net Effects of
	As Originally	Push Down
Impacted Balance Sheet Line Items	Presented	Accounting	As Restated

Fixed assets, net	$48,474	$13,400	$61,874
Goodwill	13,777	88,360	102,137
Trade name	—	44,700	44,700
Intangible assets, net	—	3,500	3,500
Total assets	197,958	149,960	347,918
Minority Interest	22,556	149,960	172,516
Total liabilities and stockholders’ equity	197,958	149,960	347,918

      On January 8, 2004, the Company and Barnes & Noble entered into a definitive merger agreement. Under the terms of the merger, the holders of the Company’s outstanding common stock, other than that owned by Barnes & Noble, will be entitled to receive $3.05 in cash for each share that they own. As a result of this transaction, which is subject to approval by the Company’s shareholders, the Company will become wholly owned by Barnes & Noble. The closing of the merger is expected to occur during the second quarter of fiscal 2004.

2.	Summary of Significant Accounting Policies

     Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s investment in Fatbrain has been presented in the accompanying consolidated financial statements, as a consolidated wholly owned subsidiary beginning after the effective date of the merger, November 16, 2000. As of April 2003, the Company now receives commissions on sales of used and out of print books, through BookQuest LLC (“BookQuest”), a service that allows independent book dealers to sell their used books on the B&N.com Web site. All significant intercompany accounts and transactions have been eliminated inconsolidation. The Company has no unconsolidated majority owned subsidiaries and no interests in special purpose entities.

     Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

     Concentration of Credit Risk

      B&N.com is subject to concentrations of credit risk from its holdings of cash, cash equivalents and short-term investments. B&N.com’s credit risk is managed by investing its cash in high-quality money market instruments and securities of the U.S. government and its agencies, foreign governments and high-quality corporate issuers.

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Merchandise Inventories

      Merchandise inventories are valued at the lower of cost or market as determined on a weighted average basis. B&N.com purchases a majority of its products from two major vendors, Barnes & Noble and AEC One Stop Group, Inc. (“AEC”). Barnes & Noble accounted for 34.5%, 34.2% and 45.2% of B&N.com’s inventory purchases during the years ended December 31, 2003, 2002 and 2001, respectively. AEC accounted for the bulk of the Company’s music and DVD/video purchases and for 15.9%, 13.1% and 10.7% of total inventory purchases during the years ended December 31, 2003, 2002 and 2001, respectively. The Company receives volume-based rebates from certain third party vendors, which is recorded as a reduction to cost of sales.

     Fixed Assets

      Fixed assets are carried at cost, less accumulated depreciation and amortization. Computers and equipment are depreciated using the straight-line method over their estimated useful lives of 3 to 10 years. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the remaining terms of the respective leases. In accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, direct internal and external costs associated with the development of the features and functionality of B&N.com’s online store, transaction-processing systems, telecommunications infrastructure and network operations, incurred during the application development stage, have been capitalized, and are amortized over the estimated useful lives of three years. B&N.com expects to complete and put in service the remaining software development projects that existed as of year-end.

     Cash and Cash Equivalents

      All highly liquid instruments with an original maturity of three months or less at the time of purchase are classified as cash equivalents.

     Goodwill

      Effective July 1, 2001, the Company adopted certain provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” (“SFAS No. 141”), and effective January 1, 2002, the Company adopted the full provisions of SFAS No. 141 and SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets apart from goodwill. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually. As a result of adopting SFAS No. 142, the Company ceased amortization of goodwill beginning January 1, 2002. Prior to the adoption of SFAS No. 142, the Company amortized goodwill on a straight-line basis over three years. The Company has no other intangible assets.

      SFAS No. 142 prescribes a two-step process for impairment testing of goodwill. The first step of this test, used to identify impairment, compares the fair value of a reporting unit with its carrying amount including goodwill. The second step (if necessary) measures the amount of the impairment. Using the guidance in SFAS No. 142, the Company has determined that the Company, as a whole, is a reporting unit. The Company’s annual impairment test indicated that the fair value of the reporting unit exceeded the reporting unit’s carrying amount; accordingly, the second step was not necessary. The Company has noted no subsequent indicators that would require testing goodwill for impairment.

      There were no changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002. In 2001, the Company determined that the carrying value of the goodwill was impaired, resulting in a charge of $29,976 against goodwill. (See Note 4).

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Supplemental comparative disclosure, as if the change had been retroactively applied, is as follows:

	For the Years Ended December 31,

	2003	2002	2001

Net loss	$(11,346)	$(20,132)	$(67,386)
Add back: Amortization of goodwill ($20,129 in 2001) net of minority interest	—	—	5,556

Net loss, as adjusted	$(11,346)	$(20,132)	$(61,830)

Net loss per share:
Net loss	$(0.28)	$(0.46)	$(1.54)
Amortization of goodwill	—	—	0.13

Net loss per share, as adjusted	$(0.28)	$(0.46)	$(1.41)

     Investments in Equity Method Investees

      The Company has made certain investments in business entities accounted for under the equity method of accounting. The Company accounts for an investment under the equity method if the investment gives the Company the ability to exercise significant influence over the operating and financial policies of such entity. An investment of 20% or more of the voting stock typically denotes such influence, in the absence of other evidence to the contrary.

      The Company has periodically evaluated whether the declines in fair value of its equity investments are other-than-temporary. This evaluation consisted of reviewing qualitative and quantitative factors including operating results and trends, as well as market prices of public companies operating in the same sector. As of December 31, 2003, all investments in equity method investees have no carrying value as the business entities invested in have ceased all operations and are dissolved.

     Impairment of Long-Lived Assets

      B&N.com reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Fair Value of Financial Instruments

      The carrying amounts for the Company’s cash and cash equivalents, accounts payable, amounts due to affiliates and other liabilities approximate fair value. The fair value for marketable securities is based on quoted market prices that approximate cost.

     Net Sales

      The Company uses the guidelines set forth in FASB’s Emerging Issues Task Force (“EITF”) Issue No. 99-19 “Reporting Revenue Gross, as a Principal, versus Net as an Agent,” in recording revenue. Sales of B&N.com’s products are recognized, net of estimated returns and promotional discounts, at the time the products are shipped to customers. The Company now receives commissions on sales of used and out of print books, through BookQuest, a service that allows independent book dealers to sell their used books on the B&N.com Web site. Allowances for doubtful accounts are nominal.

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Shipping and Handling Costs

      The Company uses guidelines set forth in EITF Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs”. Net sales reported by the Company include revenue generated from shipping and handling charges. Costs related to inbound and outbound shipping are classified as cost of sales. Fulfillment and customer service costs include distribution center expenses for activities such as receiving of goods, picking of goods for shipment and assembly for shipment, as well as expenses to run the Company’s customer service center.

     Advertising Costs

      B&N.com expenses the costs of advertising for magazines, television, radio and other media the first time the advertising takes place. Expenses for such advertising were $5,307, $3,554 and $3,297 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Technology and Web Site Development

      Technology and web site development expenses included in the accompanying statements of operations consist principally of payroll and related expenses for Web page production, network operations personnel and consultants, and costs of infrastructure related to systems and telecommunications.

     Net Loss Per Share

      Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

      Diluted net loss per share is computed in a manner consistent with basic net loss per share after giving effect to potentially dilutive securities. Diluted net loss per share for the years ended December 31, 2003, 2002 and 2001 excludes the assumed conversion of the outstanding Membership Units of B&N.com into 115,000 shares of Class A Common Stock of the Company and the minority interest in the net loss, because it is not dilutive. Diluted net loss per share for the years ended December 31, 2003, 2002 and 2001 also excludes the effect of outstanding stock options, none of which are dilutive.

     Income Taxes

      B&N.com is a limited liability company and as such is not considered a taxable entity for federal income tax purposes and most state income tax purposes. The members report any taxable income or losses. As a result, no tax benefits have been allocated to B&N.com for its losses for all periods presented. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

     Stock Options

      The Company has one stock-based employee compensation plan in effect, which is described more fully in Note 12. The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees”. Options which have been repriced have been treated as variable options. No stock-based employee compensation cost is reflected in net loss, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant and the market price of the stock subsequent to the repricing has not exceeded the exercise price. The following table illustrates the effect on net loss and earnings

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

per share if the Company had applied the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”).

	Year Ended December 31,

	2003	2002	2001

Net loss:
As reported	$(11,346)	$(20,132)	$(67,386)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards ($7,034 in 2003, $12,088 in 2002, and $13,518 in 2001), net of minority interest	(1,951)	(3,304)	(3,728)
Proforma net loss	$(13,297)	$(23,436)	$(71,114)

Basic net loss per share:
As reported	(0.28)	(0.46)	(1.54)
Proforma SFAS No. 123	$(0.33)	$(0.54)	$(1.62)

      The fair value for each option granted was estimated at the date of grant using the Black-Scholes option-pricing model, one of the allowable valuation methods under SFAS No. 123, with the following assumptions:

	Year Ended December 31,

	2003	2002	2001

Average risk free interest rates	3.65%	4.00%	5.25%
Average expected life (in years)	3.65	5.00	5.00
Volatility	102.27%	140.07%	112.73%

      The weighted-average fair value of the options granted during the years 2003, 2002 and 2001 was estimated to be $1.03, $1.06 and $1.06, respectively, for options granted at fair market value.

3.	Marketable Securities

      B&N.com invests certain of its excess cash in money market funds which invest in debt instruments of the U.S. Government and its agencies, and of high quality corporate issuers. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents; those with original maturities greater than three months and less than one year are classified as marketable securities. Long-term marketable securities mature in a period greater than one year. B&N.com classifies investments in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”.

      The Company had no marketable securities as of December 31, 2003 and 2002.

4.	Acquisitions

      On November 16, 2000, the Company acquired Fatbrain, the third largest online bookseller, specializing in professional and technical titles for the corporate marketplace, for $61,956 (paid 25% in cash and 75% in stock totaling 12,474 shares). The shares of Fatbrain were transferred to a wholly owned subsidiary of B&N.com in exchange for additional Membership Units. Subsequent to the acquisition Fatbrain had been operated as Fatbrain.com, LLC. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations for the period subsequent to the acquisition are included in the consolidated financial statements of the Company. The excess of purchase price over the net assets acquired, in the amount of $59,557, was recorded as goodwill and was amortized using the straight-line method over an estimated useful life of three years until the Company adopted SFAS No. 142 in 2002. In the fourth quarter of 2001, the Company determined that the carrying value of the goodwill was impaired, resulting in a charge

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

against the goodwill. The total impairment of $29,976 was determined by basing its fair value calculation on cash flows from Fatbrain over a five-year period.

      In connection with the acquisition of Fatbrain in 2000, B&N.com assessed and formulated plans to restructure certain operations of Fatbrain. These plans involved the closure of the Fatbrain fulfillment facility in Kentucky as well as a consolidation of administrative operations reducing the workforce at Fatbrain’s office in Santa Clara, California. The objectives of the plans were to consolidate operations and leverage overhead expenses. The costs associated with the consolidation effort were recorded as liabilities in the purchase business combination and consisted of severance and other employee costs of $1,059 and closure of the facility of $1,876, all of which has been paid by the end of 2002.

      In January 2000, the Company acquired an approximate 32% interest in enews, inc. (“enews”), a retailer of magazine subscriptions on the Internet, and warrants to acquire additional common stock, for $26,428 in cash and 714 shares of the Company’s stock valued at $12,857. During 2001, the Company increased its investment in enews to approximately 49.5%. Due to market conditions and operating expense requirements, it was determined in 2002 to cease operations of enews. In July 2002, the Board of Directors of enews approved a Plan of Complete Liquidation (the “Liquidation Plan”), which was then approved by stockholders of enews owning at least a majority of the outstanding shares of capital stock of enews. As of December 31, 2003, the Liquidation Plan had been substantially completed and was concluded by February 29, 2004. As of December 31, 2002, the Company had written off its remaining investment in enews of $3,320.

      enews ceased all operations in October 2002. Summarized statement of operations information for enews, for the period during which the Company had an investment, is as follows:

	Year Ended

	December 31,	December 31,
	2002	2001

Net sales	$3,964	$6,272
Gross Profit (loss)	2,721	3,782
Net loss	$(3,528)	$(14,890)

      In June 2000, B&N.com invested $20,000 in cash for a 25% equity interest in MightyWords, Inc. (“MightyWords”), a provider of digital content. As a result of the purchase of Fatbrain, the Company owned approximately 53% of the shares in MightyWords. The Company had accounted for this acquisition using the equity method of accounting, as control of MightyWords was deemed temporary by the management of B&N.com. In December 2001, MightyWords’ Board of Directors voted to dissolve MightyWords effective as soon as possible. The Company determined that its investment in MightyWords was impaired and took an impairment charge of $2,907 based on the estimated net liquidation value of $3,228. Liquidation of MightyWords was completed in 2002 with a net liquidation value of $3,408.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Fixed Assets

      Fixed assets, at cost, consist of the following:

	Restated
	December 31,	December 31,
	2003	2002

Computers and equipment	$78,782	$83,434
Leasehold improvements	13,131	14,846
Software	54,171	65,026

	$146,084	$163,306
Less: accumulated depreciation	84,210	104,435

Fixed assets, net	$61,874	$58,871

      As of September 15, 2003 a proportionate share of the fixed assets was adjusted to reflected Barnes & Noble’s basis.

6.	Accrued Liabilities

      Accrued liabilities consist of the following:

	December 31,

	2003	2002

Accrued merchandise payables	$40,021	$25,352
Accrued special charges	4,052	5,293
Accrued fixed assets	4,208	752
Accrued compensation	10,229	11,823
Accrued advertising	547	1,365
Accrued gift certificates	5,035	7,566
Other	13,105	18,305

	$77,197	$70,456

7.	Impairments and Special Charges

      Impairment and Special Charges were $88,213 for the year ended December 31, 2001. In the fourth quarter of 2001, B&N.com initiated a company-wide assessment of its cost structure, investments, and other long-term assets including goodwill. In connection with that assessment an impairment of fixed assets and other special charges of $88,213 ($0.56 per share assuming conversion of Membership Units) were recorded as a component of operating expenses during the fourth quarter of 2001. These charges are primarily related to the following:

Closure of Facilities — B&N.com consolidated administrative and functional operations by closing Fatbrain’s Santa Clara, California office. Fatbrain’s two retail stores in California were also closed. Charges include exit costs related to the remaining term of non-cancelable lease obligations of the retail and Santa Clara facilities, related severance costs, as well as the abandonment of related fixed assets that will not be suited for future use in other remaining B&N.com facilities. Furthermore, B&N.com recently determined it could not effectively utilize the full capacity of its Reno, Nevada distribution center. Accordingly, following Board approval on January 29, 2002, B&N.com agreed to transfer the Reno warehouse lease and sell the Company’s inventory located in Reno to Barnes & Noble. The Board of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Barnes & Noble also approved Barnes & Noble’s assumption of the lease obligation and the hiring of all the employees at the Reno facility. The Reno lease assignment and the transfer of the operations of the Reno facility to Barnes & Noble was completed during the first half of 2002. Charges related to the Reno facility include the abandonment of fixed assets that were not suitable for use at other B&N.com facilities.

Impairment of Fixed Assets — As of December 31, 2001, B&N.com wrote-off certain fixed assets that were no longer used in operations.

Impairment of Other Non-Current Assets — B&N.com concluded that the carrying amount of certain equity investments, including Powered.com, goodwill and other investments, exceeded their fair value and that the decline was other than temporary. The impairment loss was precipitated by the significant decline in the value of Internet sector entities, material changes in business models, and significant, recurring operating losses.

      The consolidation of the Fatbrain administrative and functional operations was completed in the first half of 2002, although the lease on the Santa Clara office expires in 2006.

      A summary of the impairment and special charges for the years ended December 31, 2001 is as follows:

December 31,
2001

Facility closure costs	$33,442
Impairment of Fatbrain goodwill	29,976
Impairment of equity investments	9,158
Impairment of fixed and other assets	15,637

Total	$88,213

      The components of the accrued liability associated with the special charges are as follows:

	Balance	2002	Balance	2003	Balance	Due within	Due after
	31-Dec-01	Payments	31-Dec-02	Payments	31-Dec-03	12 Months	12 Months

Facility/ Lease Termination Costs	$6,997	$(2,428)	$4,569	$(1,202)	$3,367	$1,616	$1,751
Employee Termination Benefits	4,436	(4,356)	80	(30)	50	50	—
Accrued Settlement Agreements	2,014	(1,370)	644	(9)	635	635	—

	$13,447	$(8,154)	$5,293	$(1,241)	$4,052	$2,301	$1,751

8.	Income Taxes

      The Company did not provide any current or deferred U.S. federal or state income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. At December 31, 2003, the Company had net operating loss carryforwards of approximately $137,028 related to U.S. federal and state jurisdictions. Utilization of net operating loss carryforwards, which begin to expire at various times starting in 2010, may be subject to certain limitations under the Internal Revenue Code.

      The deferred tax asset as of December 31, 2003 was approximately $51,424, which consisted of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax asset because of uncertainty regarding its realization.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Stockholders’ Equity

      There are three classes of common stock authorized: Class A Common Stock (“Class A Common”), Class B Common Stock (“Class B Common”) and Class C Common Stock (“Class C Common”). The holders of Class A Common generally have rights identical to holders of Class B Common and Class C Common (collectively “High Vote Stock”), except that each holder of Class A Common is entitled to one vote per share and each holder of High Vote Stock is entitled to the number of votes per share equal to: (i) 10, multiplied by the sum of (a) the aggregate number of High Vote Stock owned by such holder and (b) the aggregate number of Membership Units owned by such holder; divided by (ii) the number of shares of High Vote Stock owned by such holder. Pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Amended Charter”), each share of High Vote Stock entitles the holder to directly elect three of the Company’s directors. Otherwise, holders of Class A Common and High Vote Stock (collectively “Common Stock”) generally will vote together as a single class on all matters (including the election of the directors who are not elected directly by the holders of the High Vote Stock) presented to the stockholders for their vote or approval, except as otherwise required by applicable Delaware law.

      The Board of Directors, currently consisting of six members, is authorized to issue up to an aggregate of 50,000 shares of Preferred Stock. The rights and characteristics of the Preferred Stock are at the discretion of the Board of Directors. There is no Preferred Stock outstanding.

10.	Commitments

      B&N.com currently leases warehouse facilities, office space and equipment under non-cancelable operating leases. Rental expense under operating lease agreements was $5,049, $6,055 and $7,772 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Future minimum lease payments under non-cancelable operating leases as of December 31, 2003 are:

Future
Minimum
Lease
Year Ending December 31,	Payments

2004	$5,041
2005	3,872
2006	3,801
2007	3,801
2008	3,801
Thereafter	20,483

$40,799

      The Company has pledged a portion of its cash equivalents for stand-by letters of credit that guarantee certain real property leases. Obligations under letters of credit as of December 31, 2003, 2002 and 2001 were $4,353, $3,809 and $3,989, respectively.

11.	Employees’ Retirement and Defined Contribution Plans

      As of June 30, 2000, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of July 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. Subsequent service continues to be the basis for vesting of benefits not yet vested at June 30, 2000 and the Retirement Plan will continue to hold assets and pay benefits. The amendment was treated as a curtailment in fiscal 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Actuarial assumptions used in determining the funded status of the Retirement Plan are as follows:

	December 31,

	2003	2002

Discount rate (beginning of year)	6.50%	7.25%
Discount rate (end of year)	6.25%	6.50%
Expected long-term rate of return on plan assets	8.75%	8.75%
Assumed rate of compensation increase	N/A	N/A

      The following table sets forth the funded status of the Retirement Plan and the pension liability recognized for the Retirement Plan in the accompanying balance sheets:

	December 31,

	2003	2002

Actuarial present value of benefit obligation:
Vested benefits	$(845)	$(684)
Non-vested benefits	(94)	(189)

Accumulated benefit obligation	(939)	(873)
Effect of projected future compensation increases	—	—

Projected benefit obligation	(939)	(873)
Plan assets at market value	988	827

Excess (deficiency) of plan assets over projected benefit obligation	49	(46)
Unrecognized net actuarial loss	339	442
Unrecognized net obligation remaining	—	—
Unrecognized prior service cost	—	—
Pension asset	$388	$396

      The Company’s Retirement Plan allocation at December 31, 2003 and 2002, target allocation for 2004 and expected long-term rate of return by asset category are as follows:

		Percentage of Plan
	Target	Assets at December 31,		Weighted Average
	Allocation			Expected Long-Term
Asset Category	2003	2003	2002	Rate of Return — 2004

Large Capitalization Equities	25.0%	24.9%	21.5%	2.9%
Mid Capitalization Equities	15.0	14.9	15.0	1.7
Small Capitalization Equities	15.0	15.1	15.2	1.7
International Equities	5.0	5.5	5.1	0.6
Fixed Income Core Bonds	35.0	33.1	34.4	1.9
Global Bonds	5.0	4.4	5.6	0.3
Cash	0.0	2.1	3.2	0.0

Total	100.0%	100.0%	100.0%	9.1%

      The Company’s investment strategy is to obtain the highest possible return commensurate with the level of assumed risk. Investments are very well diversified within each of the major asset categories.

      The expected long-term rate of return is figured by using the target allocation and expected returns for each class as in the table stated above. The actual historical returns are also relevant. Annualized returns for periods ending December 31, 2003 have been as follows: 23.7% for one year and 6.7% for five years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      We expect that there will be no regulatory funding requirements that will need to be made during the fiscal year ending December 31, 2004. It is also expected that the maximum tax-deductible contributions will be $0 under Internal Revenue Service rules.

      The Accumulated Benefit Obligation of the Retirement Plan was as follows:

	December 31,	December 31,
	2003	2002

Accumulated Benefit Obligation	$939	$873

      Expected benefit payments are as follows over future years:

1/1/2004 – 12/31/2004	$6
1/1/2005 – 12/31/2005	8
1/1/2006 – 12/31/2006	10
1/1/2007 – 12/31/2007	12
1/1/2008 – 12/31/2008	22
1/1/2009 – 12/31/2013	144

      B&N.com is a participating employer in a defined contribution plan (the “Savings Plan”), sponsored by Barnes & Noble, for the benefit of substantially all of its employees who meet certain eligibility requirements, primarily age and length of service. The Savings Plan allows employees to invest up to 15% of their current gross cash compensation on a pre-tax basis. B&N.com’s contributions to the Savings Plan are generally in amounts based upon a certain percentage of the employees’ pre-tax contributions. B&N.com provides matching contributions to participants in the amount of 100% of the first 3% of earnings and 50% of the next 2% contributed by them, which contributions are made consistent with the employees direction. The Fatbrain Savings Plan was merged into the Savings Plan on November 1, 2001. Charges for the Savings Plan were $741, $796 and $794 for each of the years ended December 31, 2003, 2002 and 2001, respectively.

      B&N.com’s Deferred Compensation Plan is a non-qualified plan, eligibility for which is limited to “Eligible Executives,” who include: (i) the Company’s employees who became B&N.com employees on November 1, 1998 and were eligible to participate in the Barnes & Noble deferred compensation plan on October 31, 1998; and (ii) the Company’s employees whose base salary for a calendar year exceeds $130. An Eligible Executive may elect in each year he or she is an Eligible Executive to defer no less than $5 and no more than 50% of his or her base salary to a Deferral Account. The Deferral Account of each Eligible Executive who elects to participate in the Deferred Compensation Plan (a “Participant”) is credited or debited with investment earnings or losses based upon the performance of the investment fund or index selected by the Participant from among alternatives selected by an Administrative Committee appointed by the Compensation Committee of the Board of Directors.

      A participant is entitled to a distribution of his or her Deferral Account upon retirement or following termination of employment, as elected by the Participant, but no later than the beginning of the year in which the Participant would attain age 70 1/2. A Participant may elect whether to receive the distribution in a lump sum or, at retirement, in annual installments over not more than fifteen (15) years.

      Amounts payable under the Deferred Compensation Plan are general unsecured obligations of B&N.com, payable out of B&N.com’s general assets to the extent not paid by a grantor trust that the Company may establish. The Company may amend or terminate the Deferred Compensation Plan at any time without affecting any of the rights granted prior to termination. In 2003 the Company paid $25 in relation to the Deferred Compensation Plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Stock Incentive Plan

      As of December 31, 1998, B&N.com had one incentive plan (the “1998 Plan”) under which stock options were granted to key officers, employees, consultants, advisors, and managers of B&N.com and its subsidiaries and affiliates. The Compensation Committee of the Board of Managers was responsible for the administration of the 1998 Plan. Generally, options were granted at fair market value, began vesting one year after grant in 25% increments, were to expire 10 years from issuance and were conditioned upon continual employment during the vesting period. Options granted under the 1998 Plan were replaced with options to purchase shares of the Class A Common of the Company under the Company’s 1999 Incentive Plan (the “1999 Plan”). The 1999 Plan is substantially the same as the 1998 Plan, and is administered by the Compensation Committee of the Company’s Board of Directors. The 1999 Plan allows the Company to grant options to purchase 25,500 shares of the Company’s Class A Common.

      A summary of the status of stock options as of December 31, 2003 is presented below:

	Outstanding Options

		Weighted Average
	Number of	Exercise Price
	Shares	Per Share

Balance December 31, 2002	18,172	$3.11
Options granted	2,421	1.48
Options forfeited	(1,173)	4.46
Options exercised	(4,478)	1.29

Balance December 31, 2003	14,942	$3.29

      The following table summarizes information as of December 31, 2003 concerning outstanding and exercisable options:

		Options Outstanding		Options Exercisable

		Weighted Average
Range of		Remaining	Weighted Average		Weighted Average
Exercise Price	Number	Contractual Life	Exercise Price	Number	Exercise Price
Per Share	Outstanding	(in Years)	Per Share	Exercisable	Per Share

0.8000 – 2.4300	8,439	7.74	$1.25	8,292	$1.22
2.5000 – 4.9062	3,385	4.55	3.79	3,385	3.79
5.1250 – 8.0000	2,563	5.61	7.93	2,563	7.93
8.1250 – 18.3750	555	6.33	9.43	555	9.43

	14,942	6.60	$3.29	14,795	$3.28

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Grants during 2003, 2002 and 2001 were at fair value; therefore, no compensation expense was recorded. Equity Compensation Plan information for the year ended December 31, 2003 is as follows:

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Prices of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	14,942	$3.29	4,217
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	14,942	$3.29	4,217

13.	Litigation

      In August 1998, The Intimate Bookshop, Inc. and its owner, Wallace Kuralt, filed a lawsuit in the United States District Court for the Southern District of New York against a predecessor of the Company, Barnes & Noble, Borders Group, Inc. and others, alleging violation of the Robinson-Patman Act and other federal law, New York statutes governing trade practices and common law. In March 2000, a Second Amended Complaint was served on the Company and other defendants alleging a single cause of action for violations of the Robinson-Patman Act. The Second Amended Complaint claims that The Intimate Bookshop, Inc. has suffered damages of $11,250 or more and requests treble damages, costs, attorneys’ fees and interest, as well as declaratory and injunctive relief prohibiting the defendants from violating the Robinson-Patman Act. The Company served an Answer in April 2000 denying the material allegations of the Second Amended Complaint and asserting various affirmative defenses. On January 11, 2002, the Company and the other defendants filed a motion for summary judgment. A hearing on that motion was held on March 22, 2002. On September 30, 2003, the court granted defendants’ motion and dismissed all of plaintiff’s claims. Plaintiff filed a notice of appeal of that decision, which was withdrawn on February 10, 2004.

      There is a class action lawsuit entitled In Re Initial Public Offering Securities Litigation pending since April 2002 in the United States District Court for the Southern District of New York (the “Action”). The Action named over one thousand individuals and 300 corporations, including Fatbrain (a Company subsidiary) and its former officers and directors. The Amended Complaints in the Action all allege that the initial public offering registration statements filed by the defendant issuers with the Securities and Exchange Commission, including the one filed by Fatbrain, were false and misleading because they failed to disclose that the defendant underwriters were receiving excess compensation in the form of profit sharing with certain of its customers and that some of those customers agreed to buy additional shares of the defendant issuers’ common stock in the after market at increasing prices. The Amended Complaints also allege that the foregoing constitute violations of: (i) Section 11 of the Securities Act of 1933, as amended (the “1933 Act”) by the defendant issuers, the directors and officers signing the related registration statements, and the related underwriters; (ii) Rule 10b-5 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) by the same parties; and (iii) the control person provisions of the 1933 and 1934 Acts by certain directors and officers of the defendant issuers. A motion to dismiss by the defendant issuers, including Fatbrain, was denied. After extensive negotiations among representatives of plaintiffs and defendants, a memorandum of understanding (“MOU”), outlining a proposed settlement resolving the claims in the Action between plaintiffs and the defendant issuers, has been entered into. A draft settlement agreement has been prepared and circulated among the defendants and plaintiffs in the action, the terms of which are consistent with the MOU and which,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after execution, will be submitted to the court for approval. The proposed settlement is not expected to have any material adverse impact on the Company.

      On August 16, 2002, B&N.com, along with 17 other defendants, was sued in the United States District Court for the Eastern District of Texas by Charles E. Hill Associates for patent infringement of United States Patent Nos. 5,528,490 (the “490 Patent”), 5,761,649 and 6,029,142. On November 7, 2002, B&N.com and the other defendants answered and filed counterclaims for a declaratory judgment of non-infringement, invalidity and unenforceability of all three patents. On November 27, 2002, B&N.com joined the other defendants in filing a motion to change venue to the United States District Court for the Southern District of Indiana, where an earlier filed case against Compuserve, one of the defendants in the Texas case, was pending involving only the 490 Patent. On January 23, 2003, the court granted the motion to transfer and the transferred case was assigned to Judge McKinney in Indianapolis. On November 24, 2003, the Indiana court dismissed the case which Hill had filed against Compuserve alone (Cause no. IP97-0434-C-M/ S, Indiana) with prejudice based on the filing of a covenant not to sue by Hill. Consequently, on November 25, 2003, the Indiana court granted Hill’s motion to retransfer the case back to the U.S. District Court for the Eastern District of Texas. Compuserve has appealed the dismissal with prejudice and made a motion to stay the retransfer pending the outcome of the appeal, which motion was denied. The retransferred case has been reassigned to Judge Ward in the Eastern District of Texas. B&N.com intends to vigorously defend this action.

      On November 19, 2002, Half Price Books, Records, Magazine, Inc. filed a complaint against B&N.com in the United States District Court for the Northern District of Texas. The complaint alleges trademark infringement and related claims against B&N.com for its use of the term “Half Price Books” on its Web site. B&N.com has responded to the complaint denying plaintiff’s claims. The plaintiff’s motion for preliminary injunction was denied. B&N.com’s motion for summary judgment for dismissal of all of plaintiff’s claims is currently pending before the court. Settlement discussions are occurring through a court appointed mediator. B&N.com intends to vigorously defend itself against this action.

      Following the November 7, 2003 announcement of Barnes & Noble’s proposal to purchase all of the outstanding shares of the Company’s common stock at a price of $2.50 per share in cash, fifteen substantially similar putative class action lawsuits were filed by individual stockholders of the Company against the Company, the Company’s directors and Barnes & Noble in the Delaware Court of Chancery. The complaints in these actions, which purported to be brought on behalf of all of the Company’s stockholders excluding the defendants and their affiliates, generally alleged (i) breaches of fiduciary duty by Barnes & Noble and the Company’s directors, (ii) that the consideration offered by Barnes & Noble was inadequate and constituted unfair dealing and (iii) that Barnes & Noble, as controlling stockholder, breached its duty to the Company’s remaining stockholders by acting to further its own interests at the expense of the Company’s remaining stockholders. The complaints sought to enjoin the proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal. The complaints were eventually consolidated under the caption In re BarnesandNoble.com, Inc. Shareholders Litigation, Consolidated Civil Action No. 042-N.

      On January 8, 2004, the parties executed a Memorandum of Understanding reflecting the parties’ agreement to settle the action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed in good faith to execute as soon as practicable a Stipulation of Settlement providing for, among other things, the release of all claims of the plaintiffs and other members of the class against defendants that were or could have been asserted in the action or in any way arise out of or in connection with the merger. The Stipulation of Settlement also is to expressly provide that the defendants in the action deny that they have committed any violation of law whatsoever and are entering into the Stipulation of Settlement solely to eliminate the burden, expense and distraction of further litigation and to permit the merger to proceed as scheduled.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The parties subsequently agreed that plaintiffs’ counsel will apply to the court for an award of attorney’s fees and costs in the amount of $600 and that defendants will not object to a fee award up to that amount. It was further agreed that defendants would pay or reimburse the costs of mailing. The settlement is contingent upon, among other things, court approval, the merger consideration being $3.05 per share in cash and consummation of the merger.

      In addition to the litigations described above, the Company and B&N.com are involved in various legal proceedings incidental to the conduct of their business. The Company does not believe that any of those legal proceedings will have a material adverse effect on the financial condition, results of operations or cash flows of the Company or B&N.com.

14.	Related Party Transactions

      B&N.com has entered into agreements with Barnes & Noble, Bertelsmann and their affiliates. The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between B&N.com and its affiliates are at least as favorable to B&N.com as could be obtained from unaffiliated parties. The Board of Directors and the Audit Committee must approve in advance any proposed transaction or agreement with affiliates and will utilize procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of directors under Delaware law.

      B&N.com entered into a Supply Agreement, dated October 31, 1998, as amended, with Barnes & Noble (the “Supply Agreement”), whereby Barnes & Noble has agreed to supply inventory to B&N.com through Barnes & Noble’s distribution facilities and purchasing departments. Pursuant to the Supply Agreement, Barnes & Noble charges B&N.com its actual cost to acquire the inventory plus any incremental overhead incurred by Barnes & Noble in connection with providing such merchandise supply services. B&N.com purchased $114,172, $106,167 and $126,217 from Barnes & Noble representing 35%, 34% and 45% of its purchases for the years ended December 31, 2003, 2002 and 2001, respectively. The charges for incremental overhead for the years ended December 31, 2003, 2002 and 2001 were $3,705, $2,519 and $2,369, respectively.

      Under a Services Agreement, dated October 31, 1998, as amended, between B&N.com and Barnes & Noble (the “Services Agreement”), B&N.com receives various administrative services from Barnes & Noble, including, among other things, services for payroll processing, benefits administration, insurance (property and casualty, medical, dental and life) and tax administration. In accordance with the terms of the Services Agreement, B&N.com reimburses Barnes & Noble in an amount equal to the third-party expenses it incurs to fund and provide such services, plus any incremental internal costs. B&N.com was charged $1,990, $3,491 and $4,144 for such services during the years ended December 31, 2003, 2002 and 2001, respectively.

      B&N.com purchased merchandise directly from Calendar Club, L.L.C. (“Calendar Club”), a company engaged in the wholesaling and retailing of calendars, in which Barnes & Noble owns a 73.9% interest. B&N.com’s purchases from Calendar Club were $1,320, $1,740 and $1,110 for the years ended December 31, 2003, 2002 and 2001, respectively.

      B&N.com subleases from Barnes & Noble approximately one-third of a 300,000 square foot warehouse facility located in New Jersey. B&N.com was charged by Barnes & Noble $561, $498 and $486 for such subleased space during the years ended December 31, 2003, 2002 and 2001, respectively. The amount paid to Barnes & Noble by B&N.com approximates the cost per square foot paid by Barnes & Noble as tenant pursuant to its lease of the space from an unaffiliated third party.

      Since 1999, B&N.com has used AEC One Stop Group, Inc. (“AEC”) as its main music supplier, and as one of its suppliers of DVD/video. AEC is among the largest wholesale distributors of music, videos and DVDs in the United States. AEC also provides B&N.com with a music, DVD and video product database. Subsequent to the initial supply arrangement between AEC and B&N.com, AEC’s parent corporation was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired by an investor group in which Leonard Riggio, Chairman of the Board of the Company and B&N.com, became a minority investor. B&N.com was charged by AEC $52,257, $40,536 and $29,759 in connection with this agreement for merchandise purchased during the years ended December 31, 2003, 2002 and 2001, respectively. In addition, B&N.com was charged by AEC $490, $403 and $279 for database services during the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, $7,939 and $9,008, respectively, remained payable to AEC.

      B&N.com licenses the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between B&N.com and B&N College (the “License Agreement”), of which Leonard Riggio is the principal stockholder. Pursuant to the License Agreement, the Company has been granted an exclusive license to use the “Barnes & Noble” name and trademark for the purpose of selling books over the internet (excluding sales of college textbooks). Under a separate agreement dated as of January 2001, between the Company and Textbooks.com, Inc. (“Textbooks.com”), a corporation owned by Leonard Riggio, B&N.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name. Pursuant to this agreement, B&N.com pays Textbooks.com a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by the Company from the sale of books designated as textbooks. The term of the agreement is for five years and renews annually for additional one-year periods unless terminated 12 months prior to the end of any given term. For the years ended December 31, 2003, 2002 and 2001, the Company recorded royalty expense of $3,984, $3,485 and $5,981, respectively, under the terms of this agreement.

      B&N.com has various royalty-free non-exclusive licenses dated October 31, 1998, as amended, from Barnes & Noble, and Bertelsmann’s Books Online (“BOL”). B&N.com licenses from Barnes & Noble the right to use Barnes & Noble’s database of book bibliographic data as well as certain software applications. B&N.com licenses from BOL, the subsidiary through which Bertelsmann conducts its Internet business, its name and trademark for use in B&N.com’s operations. Under Technology Sharing License Agreements, B&N.com was granted a royalty-free license to view, access and use BOL’s computer technology and systems, and B&N.com granted BOL a license to view, access and use B&N.com’s computer technology and systems. All of the agreements described in this paragraph were terminated as of September 16, 2003.

      B&N.com and Barnes & Noble commenced a marketing program in November 2000, whereby a customer purchases a subscription to the Barnes & Noble Membership Program (formerly the “Readers’ AdvantageTM card”) for an annual membership fee of $25.00 which is non-refundable after the first 30 days of the membership term. With this membership card, customers can receive discounts of 10% on all Barnes & Noble purchases and 5% on all B&N.com purchases. B&N.com and Barnes & Noble have agreed to share the expenses, net of revenue from the sale of the cards, related to this program in proportion to the discounts customers receive on purchases with each company. B&N.com’s share of the card revenue generated from this program for the years ended December 31, 2003, 2002 and 2001 was $2,691, $1,359 and $636, respectively.

      In 2002, B&N.com entered into an agreement with Marketing Services (Minnesota) Corp. (“Marketing Services Corp.”), a wholly owned subsidiary of Barnes & Noble, for marketing services, which includes the issuance of gift cards. Under this agreement, B&N.com has received $10,568 and $2,669 as of December 31, 2003 and 2002, respectively from Marketing Services Corp., which represents reimbursement for purchases made with gift cards in a Barnes & Noble store and redeemed on the B&N.com Web site.

      B&N.com ships, through its fulfillment centers, customer orders on behalf of Barnes & Noble to Barnes & Noble retail stores as well as to Barnes & Noble customers’ homes. B&N.com charges Barnes & Noble the costs associated with such shipments plus any incremental overhead incurred by B&N.com to process these orders. For the years ended December 31, 2003, 2002 and 2001, B&N.com recorded $2,357, $1,792 and $987, respectively, as a reimbursement for shipping and handling from Barnes & Noble. In addition, during 2001, B&N.com and Barnes & Noble entered into an agreement whereby B&N.com receives a commission on all items ordered by customers at Barnes & Noble stores and shipped directly to customers’

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

homes by B&N.com. Commissions for these sales were recorded as revenue and amounted to $1,434, $1,280 and $383 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Barnes & Noble subleased warehouse space from B&N.com in Reno, Nevada. B&N.com charged Barnes & Noble $500 and $1,882 for such subleased space for the years ended December 31, 2002 and 2001, respectively. Additionally, Barnes & Noble reimbursed B&N.com $6,186 for fixed assets purchased on behalf of Barnes & Noble for the Reno warehouse. The equipment was sold to Barnes & Noble at its original cost. In January 2002, the Company determined it could not effectively utilize the full capacity of its Reno, Nevada distribution center. Accordingly, following Board approval on January 29, 2002, the Company agreed to transfer the Reno warehouse lease and sell B&N.com’s inventory located in Reno to Barnes & Noble. Barnes & Noble purchased the inventory from B&N.com at cost for approximately $9,877. The Board of Barnes & Noble also approved Barnes & Noble’s assumption of the lease obligation and the hiring of all of the employees at the Reno warehouse. The Reno lease assignment and the transfer of the operations of the Reno warehouse to Barnes & Noble was completed in April 2002. In connection with the transfer, B&N.com agreed to pay one-half of the rent charged for the facility through December 31, 2002. B&N.com paid $943 in relation to these expenses for the year ended December 31, 2002.

      In 2000, B&N.com began purchasing new and used textbooks directly from MBS Textbook Exchange, Inc. (“MBS”), a corporation majority-owned by Leonard Riggio and one of the nation’s largest wholesalers of college textbooks. B&N.com’s total purchases for the years ended December 31, 2003, 2002 and 2001 were $13,829, $17,223 and $13,206, respectively. In addition, B&N.com maintains a link on its Web site called “Sell Your Textbooks” which is hosted by MBS and through which B&N.com customers are able to sell used books directly to MBS. B&N.com is paid a commission based on the price paid by MBS to the consumer. Total commissions received and recorded as revenue for the years ended December 31, 2003, 2002 and 2001 were $75, $58 and $16, respectively.

      Under a Strategic Relationship Agreement, dated as of May 1, 2001 (the “Strategic Relationship Agreement”), between B&N.com and GameStop Corp. (“GameStop”), a majority-owned subsidiary of Barnes & Noble, B&N.com’s Web site refers customers to the GameStop Web site for purchases of video game hardware, software and accessories and PC entertainment software. GameStop pays B&N.com a referral fee based on its net sales revenue from certain eligible purchases made by customers as a result of the redirection from the B&N.com Web site. Either party may terminate the Strategic Relationship Agreement on 60 days’ notice. Commissions of $8, $65 and $33 were recorded as revenue for the years ended December 31, 2003, 2002 and 2001, respectively, under this agreement.

      B&N.com has an approximate 46.8% equity stake in enews, a company previously engaged in selling magazine subscriptions on the Internet, and accounted for this investment under the equity method. Substantially all of the balance of the shares are owned by Barnes & Noble. In July 2002, the Board of Directors and stockholders of enews approved the Liquidation Plan. As of December 31, 2003, the implementation of the Liquidation Plan had been substantially completed and was concluded by February 29, 2004. Prior to the implementation of the Liquidation Plan, B&N.com fulfilled a majority of orders for magazine subscriptions through enews and recorded a commission on these sales. B&N.com recorded commissions of $909 and $590 for the years ended December 31, 2002 and 2001, respectively, and was reimbursed $488, $524 and $295, respectively, for expenses incurred on behalf of enews for the years ended December 31, 2003, 2002 and 2001.

      At December 31, 2003 and 2002, $71,957 and $48,261, respectively, remained payable to Barnes & Noble in connection with the transactions described above.

      In July 2003, Barnes & Noble announced that it reached an agreement with DirectGroup Bertelsmann, the direct-to-customer division of German-based media company Bertelsmann, to acquire all of Bertelsmann’s

barnesandnoble.com inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest in B&N.com for $164,000 in a combination of cash and notes, equivalent to $2.80 per share or Membership Unit. The transaction closed on September 15, 2003.

      Michael N. Rosen, a director and Secretary of the Company, is also a member of Bryan Cave LLP, outside counsel to the Company and B&N.com.

15.	Quarterly Financial Data (Unaudited)

      The following tables set forth, for the periods indicated, selected unaudited financial data.

	Three Months Ended

	December 31,	September 30,	June 30,	March 31,
	2003	2003	2003	2003

Net sales	$133,382	$98,993	$86,476	$105,964
Gross profit	32,670	24,305	21,217	25,996
Net loss	(1,405)	(3,069)	(3,551)	(3,321)
Basic net loss per common share(1)	$(0.03)	$(0.08)	$(0.09)	$(0.08)
Weighted average shares	42,527	40,247	39,772	43,802

	Three Months Ended

	December 31,	September 30,	June 30,	March 31,
	2002	2002	2002	2002

Net sales	$127,880	$102,575	$85,837	$106,535
Gross profit	27,657	24,578	20,172	23,162
Net loss	(3,968)	(4,815)	(5,686)	(5,663)
Basic net loss per common share(1)	$(0.09)	$(0.11)	$(0.13)	$(0.13)
Weighted average shares	43,790	43,788	43,788	43,787

	Three Months Ended

	December 31,		September 30,	June 30,	March 31,
	2001		2001	2001	2001

Net sales	$115,037		$96,838	$83,684	$109,041
Gross profit	24,438		21,181	20,489	25,127
Net loss	(35,251	)(2)	(10,558)	(10,590)	(10,987)
Basic net loss per common share(1)	$(0.81)		$(0.24)	$(0.24)	$(0.25)
Weighted average shares	43,787		43,787	43,787	43,787

(1)	Assumed conversion of Membership Units or exercises of stock options are not included, as it does not result in dilution.

(2)	Includes impairment and other special charges of $88,213 for the three months ended December 31, 2001.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Disclosure

      None.

Item 9A.	Controls and Procedures

      Disclosure Controls and Procedures. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures within the Company to disclose material information otherwise required to be set forth in the Company’s periodic reports. The financial statements filed for the year ended December 31, 2003 were restated to reflect the application of push down accounting resulting from the acquisition by Barnes & Noble of Bertelsmann’s interest in the Company and B&N.com in September 2003. The Form 10-K filed March 15, 2004 did not include the effects of push down accounting on the Company’s financial statements due to the significant 25.3% equity interest in B&N.com still owned by the Company which the Company believed was significant enough to not require the application of push down accounting. Upon review, it has been determined that based on Barnes & Noble’s 96.6% voting interest in the Company, push down accounting is appropriate. In management’s opinion, given the interpretive nature of the restatement, such restatement did not change its conclusion that the Company’s controls and procedures are effective.

      Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter of 2003 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART III

Item 10.	Directors and Executive Officers of the Registrant

Name	Age	Position

Leonard Riggio(1)(3)	63	Chairman of the Board
Stephen Riggio(1)(4)	49	Vice Chairman
Marie J. Toulantis	50	Chief Executive Officer
Kevin M. Frain	42	Chief Financial Officer and Vice President, Operations
David C. Willen	48	Chief Technology Officer
David Gitow	43	Vice President, Chief Marketing Officer
Daniel A. Blackman	41	Vice President and General Manager, Books, Music & Video
Michael N. Rosen(1)	63	Secretary and Director
Jan-Michiel Hessels(2)	61	Director
Patricia Higgins(5)	53	Director
William F. Reilly(3)	65	Director

(1)	Class B Director.

(2)	Class A Director and member of the Audit Committee and the Compensation Committee.

(3)	Member of the Special Committee, the Executive Committee and the Nominating Committee.

(4)	Member of the Executive Committee.

(5)	Class A Director and a member of the Audit Committee.

      Mr. Leonard Riggio, a Class B Director, has been Chairman of the Board of the Company and B&N.com since inception. Mr. Riggio is the founder of Barnes & Noble and has been Chairman of the Board and a principal stockholder of Barnes & Noble since its inception in 1986, and was Chief Executive Officer of Barnes & Noble from inception through February 2002. Since 1965 Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Bookstores, Inc. (“B&N College”), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been the Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. Mr. Riggio is also a director of GameStop Corp. (“GameStop”), the nation’s largest specialty retailer of video games and a majority-owned subsidiary of Barnes & Noble. Mr. Leonard Riggio is the brother of Mr. Stephen Riggio.

      Mr. Stephen Riggio, a Class B Director, has been a director of the Company and B&N.com since inception and Vice Chairman since January 2000. From January 2000 to February 2002, Mr. Riggio was also Acting Chief Executive Officer of the Company and B&N.com, a position he previously held at B&N.com from inception to December 1998. Mr. Riggio has been a director of Barnes & Noble since September 1993, Vice Chairman of Barnes & Noble since December 1997 and was named Chief Executive Officer in February 2002. Mr. Riggio was Chief Operating Officer of Barnes & Noble from February 1995 until December 1997. Mr. Riggio is also a director of iUniverse, The National Book Foundation, The National Down’s Syndrome Society and The Association for the Help of Retarded Children. Mr. Stephen Riggio is the brother of Mr. Leonard Riggio.

      Ms. Marie J. Toulantis has been Chief Executive Officer of the Company and B&N.com since February 2002. Ms. Toulantis was President and Chief Operating Officer of the Company and B&N.com from May 2001 through February 2002. Prior to that, Ms. Toulantis was Chief Financial Officer of the Company and B&N.com from May 1999 through May 2001. From March 1999 through May 1999 Ms. Toulantis was Chief Financial Officer of Barnes & Noble and from July 1997 through May 1999 Ms. Toulantis was Executive Vice President, Finance of Barnes & Noble. Ms. Toulantis has served on the board of directors of Hershey Food Corporation since April 2003.

      Mr. Kevin M. Frain has been Chief Financial Officer and Vice President, Operations of the Company and B&N.com since February 2002. Mr. Frain is responsible for all of the finance, distribution, order fulfillment and customer service functions. From May 2001 through February 2002, Mr. Frain was Vice President, Finance of the Company and B&N.com. Prior to that Mr. Frain was the Treasurer of the Company and B&N.com from April 2000 to May 2001. From January 1999 to April 2000, Mr. Frain was Director of Finance of the Company & B&N.com.

      Mr. David C. Willen has been Chief Technology Officer of the Company and B&N.com since May 2002. Mr. Willen is responsible for all aspects of systems and technology. Mr. Willen was Chief Software Architect of the Company and B&N.com from October 2001 through May 2002. Mr. Willen was Chief Technology Officer of TheStreet.com, a multimedia provider of financial commentary, analysis and news, from January 2000 to October 2001. Mr. Willen developed technology solutions for Bloomberg, L.P. from January 1999 to January 2000.

      Mr. David Gitow has been Vice President, Chief Marketing Officer of the Company and B&N.com since October 2001. Mr. Gitow is responsible for all partner and customer marketing and all marketing analysis and research. Mr. Gitow served as Chief Marketing Officer of enews from June 1999 through October 2001. Prior to joining enews, Mr. Gitow was with Time Warner Inc. for 13 years in a variety of positions culminating in his founding and serving as President of Time Inc. Home Entertainment.

      Mr. Daniel A. Blackman has been Vice President and General Manager, Books, Music & Video of the Company and B&N.com since July 2002. Mr. Blackman is responsible for merchandising of consumer books, music and DVD/ video products. From October 2001 to July 2002, Mr. Blackman was Vice President, Books, Music & Video of the Company and B&N.com. From February 2000 to October 2001, Mr. Blackman was

Vice President, Music, Video & Software of the Company and B&N.com. From July 1998 to February 2000, Mr. Blackman was Director of Music & Video of the Company and B&N.com.

      Mr. Michael N. Rosen, a Class B Director, has been Secretary and a director of the Company since inception. Mr. Rosen has been the Chairman of the New York office of Bryan Cave LLP since their July 2002 combination with Robinson Silverman Pearce Aronsohn and Berman LLP (“Robinson Silverman”), counsel to the Company and B&N.com. Prior to that, Mr. Rosen was Chairman of Robinson Silverman for more than the past five years. Mr. Rosen is also a director of Barnes & Noble, B&N College, MBS and GameStop.

      Mr. Jan-Michiel Hessels, a Class A Director, has been a director of the Company since August 1999. Mr. Hessels was the Chief Executive Officer of Royal Vendex KBB N.V. (“Vendex”) from 1990 until June 2000. Vendex is a multi-billion dollar Netherlands-based corporation with international retailing operations. Mr. Hessels is also a director of Schiphol Airport, Royal Vopak N.V., Royal Philips Electronics N.V., Euronext N.V., Fortis N.V. and Heineken N.V.

      Ms. Patricia Higgins, a Class A Director, has been a director of the Company since July 2000. Ms. Higgins was President and Chief Executive Officer from September 2000 to February 2004, and currently is a director, of Switch and Data Facilities Inc., an international operator of convergent computer network centers. Ms. Higgins was Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999.

      Mr. William F. Reilly, a Class A Director, has been a director of the Company since August 1999. Mr. Reilly has been Chief Executive Officer of Aurelian Communications, a special interest publisher, since he founded it in February 2002. Mr. Reilly served as Chairman and Chief Executive Officer of Primedia Inc., a specialty media company, from February 1990 to 1999. Mr. Reilly is a member of the Board of Directors of FMC Corporation. Mr. Reilly serves on the Board of Trustees of the University of Notre Dame.

      Audit Committee. The Company has a separately designated Audit Committee. The current members of the Audit Committee are Mr. William F. Reilly, Mr. Jan-Michiel Hessels and Ms. Patricia Higgins. Each member of the Audit Committee meets the independence standards of the NASDAQ and the SEC. The Board of Directors has deferred making any determination with respect to the designation of an “audit committee financial expert” as defined by regulations promulgated by the SEC, pending the outcome of the Company’s contemplated merger with a subsidiary of Barnes & Noble.

      Code of Ethics. The Board of Directors has deferred finalizing a Code of Ethics applicable to the Company’s Senior Financial Officers, pending the outcome of the Company’s contemplated merger with a subsidiary of Barnes & Noble.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2003 its executive officers, directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements.

Item 11.	Executive Compensation

      The salaries and other compensation (other than long-term compensation) of the executive officers of the Company are paid by B&N.com. The following table summarizes the compensation paid or accrued by the Company and B&N.com for the year ended December 31, 2003 for the services rendered to the Company and B&N.com, to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”). Leonard Riggio, the Company’s Chairman and Stephen Riggio, the Company’s Vice Chairman, receive no salary or other cash compensation from the Company or B&N.com.

Summary Compensation Table

				Long-term
		Annual Compensation		Compensation

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Marie J. Toulantis	2003	$596,153	$273,000	—	$8,288
Chief Executive Officer	2002	485,577	325,000	500,000	8,288
	2001	350,000	113,750	2,000,000	7,088
David C. Willen	2003	293,269	63,000	100,000	3,488
Chief Technology Officer	2002	261,538	94,875	350,000	283
	2001	41,538	80,000	—	—
Kevin M. Frain	2003	225,000	47,250	25,000	8,259
Chief Financial Officer and	2002	212,981	87,625	300,000	8,243
Vice President, Operations	2001	167,308	41,875	75,000	6,992
David Gitow	2003	262,500	42,650	200,000	7,116
Vice President,	2002	212,500	70,200	—	94,281 (2)
Chief Marketing Officer	2001	41,538	—	200,000	38
Daniel A. Blackman	2003	225,000	47,250	100,000	5,371
Vice President and General Manager,	2002	210,000	87,625	200,000	8,082
Books, Music & Video	2001	181,354	26,250	100,000	7,008

(1)	Except as otherwise indicated in Note 2 below, these amounts represent payments made by the Company for life insurance premiums and for contributions to the respective Named Executive Officers’ accounts under the Company’s 401(k) Savings Plan.

(2)	Of this amount, $87,750 represents contractual forgiveness of a loan from the Company to Mr. Gitow.

Option Grants in 2003

      The following table sets forth certain information with respect to stock grants to the Named Executive Officers during the year ended December 31, 2003.

Option Grants in Last Fiscal Year

	Individual Grants(1)
					Potential Realizable
		% of Total			Value at Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees	Exercise		Option Term(2)
	Options	in Fiscal	Price per	Expiration
Name	Granted	Year	Share	Date	5.0%	10.0%

Marie J. Toulantis	—	—%	$—	—	$—	$—
David C. Willen	100,000	4.13	1.29	3/23/2010	52,516	122,385
Kevin M. Frain	25,000	1.03	1.29	3/23/2010	13,129	30,596
David Gitow	200,000	8.26	1.29	3/23/2010	105,032	244,769
Daniel A. Blackman	100,000	4.13	1.29	3/23/2010	52,516	122,385

(1)	All options were granted with an exercise price equal to or above the fair market value of the Common Stock at the date of grant.

(2)	In accordance with the rules of the SEC, the amounts shown on this table reflect hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5.0% and 10.0%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

Options Exercised in 2003 and Fiscal Year-End Option Values

      The following table sets forth certain information with respect to the value of options held by the Named Executive Officers at December 31, 2003.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at December 31, 2003		at December 31, 2003(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Marie J. Toulantis	—	$—	3,400,000	—	$4,312,400	$—
David C. Willen	—	—	450,000	—	705,465	—
Kevin M. Frain	—	—	462,000	—	709,340	—
David Gitow	—	—	400,000	—	754,000	—
Daniel A. Blackman	66,666	80,933	420,084	—	578,728	—

(1)	Based on the closing price of the Class A Common Stock on December 31, 2003 ($2.93 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

Employees’ Retirement Plan

      As of June 30, 2000, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of July 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. Subsequent service continues to be the basis for vesting of benefits not yet vested at June 30, 2000 and the Retirement Plan will continue to hold assets and pay benefits. The amendment was treated as a curtailment in fiscal 2000.

      A participant’s annual benefit was determined for an employee, including an officer, generally as (i) 0.7% of the participant’s average annual pay as determined in accordance with the Retirement Plan up to Social Security-covered compensation, multiplied by the participant’s years of credited service, plus (ii) 1.3% of the participant’s average annual pay as determined in accordance with the Retirement Plan in excess of Social Security-covered compensation, multiplied by the participant’s years of credited service. A participant’s maximum benefit is limited pursuant to Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) to $130,000 for 1999, indexed annually. Compensation recognized was limited to $170,000 in 2000.

      Credited years of service under the Retirement Plan as of June 30, 2000 for the Named Executive Officers are: Marie J. Toulantis — 2, David C. Willen — 0, Kevin M. Frain — 2, David Gitow — 0 and Daniel A. Blackman — 3.

      The following table illustrates the maximum annual amounts payable at age 65 under the Retirement Plan, based on various levels of highest average annual salary and years of credited service:

	Years of Credited Service

Assumed Highest Average Salary	15	20	25	30	35

$100,000	$16,260	$21,680	$27,100	$32,520	$37,940
$125,000	21,135	28,180	35,225	42,270	49,315
$150,000	26,010	34,680	43,350	52,020	60,690
$170,000 and above(1)	29,910	39,880	49,850	59,820	69,790

(1)	The benefits shown corresponding to this compensation reflect the compensation limit under Section 401(a)(17) of the Code. A participant’s compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1994 through 1996; a participant’s compensation in excess of $160,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1997 through 1999 and $170,000 in plan years beginning in 2000. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of $150,000 are preserved.

Compensation of Directors

      All directors at the time of the Company’s Initial Public Offering of Class A Common Stock (the “Offering”), other than Leonard Riggio and Stephen Riggio, received options to purchase 40,000 shares of Class A Common Stock at a per share exercise price equal to the per share Offering price. Such options vested in four equal annual installments on the first through fourth anniversary of the completion of the Offering. Directors taking office after the Offering received options to purchase 40,000 shares of Class A Common Stock at an exercise price equal to the market price on such date, with such options vesting in four equal annual installments on the first through fourth anniversaries of the date of grant. Directors who are not employees of the Company, B&N.com, Barnes & Noble or Bertelsmann receive an annual fee of $40,000 plus a fee of $2,500 for each committee meeting attended. In addition, members of the Special Committee formed in connection with the proposed merger with Barnes & Noble each receive a one-time fee of $75,000. Furthermore, all directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings, and Special Committee members are reimbursed for all expenses in connection with such service. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company or B&N.com do not receive additional compensation for their services as directors.

Employment Arrangements

      Ms. Marie J. Toulantis has an employment agreement (the “Agreement”) for her services as Chief Executive Officer entered into as of October 31, 2002 and expiring on October 31, 2005. The Agreement provides for a minimum annual salary of $600,000 and an annual bonus in accordance with the Company’s annual bonus compensation plan established by the Compensation Committee. The Agreement also provides for reimbursement for all expenses incurred in the performance of her duties and responsibilities under the Agreement, a car allowance, disability insurance and a severance arrangement. The Agreement also provided for the grant of options to purchase 500,000 shares of common stock of the Company at an exercise price of $1.15 per share (the fair market value at the date of grant).

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of William F. Reilly and Jan-Michiel Hessels, neither of whom is an officer or employee or former officer or employee of the Company or B&N.com.

Compensation Committee Report on Executive Compensation

      The Compensation Committee consists of William F. Reilly and Jan-Michiel Hessels. The Company offers compensation packages designed to attract and retain individuals whose skills are crucial to the long-term success of the Company. The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

      The Compensation Committee reviews and approves the Company’s executive compensation program each year. This includes a comparison of the Company’s executive compensation, corporate performance, stock performance and total return to the stockholders with that of peer companies, including other e-commerce companies. In addition, the Compensation Committee considers and reviews the full compensation package afforded by the Company to its executive officers, including pension, insurance and other benefits.

      The key elements of the Company’s executive compensation package consist of base salary, bonus and stock options. The Company’s policies with respect to each of these elements are discussed below. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company’s Chairman.

      Base Salaries. An executive officer’s base salary is determined primarily on the basis of the executive officer’s responsibility, qualification, experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at peer companies.

      Performance Bonus. The Company’s management is eligible for a performance bonus that is based on both the Company’s performance and the individual’s performance and is contingent on achieving certain pre-determined targets.

      Stock Options. Stockholder grants to executive officers promote success by aligning employee financial interests with long-term stockholder value. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Annual stock option grants are determined based on various subjective factors, primarily related to the individual’s performance and potential to improve stockholder value.

      Chief Executive Officer Compensation. The compensation of the Company’s Chief Executive Officer is determined pursuant to the principles noted above. Specific consideration is given to the Chief Executive Officer’s responsibilities and experience in the industry and the compensation package awarded to chief executive officers of peer companies.

      Section 162(m) of the Internal Revenue Code. The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its Named Executive Officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a compensation committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the compensation committee certifies that the performance goals were met.

Compensation Committee

William F. Reilly

Jan-Michiel Hessels

PERFORMANCE GRAPH

      The graph set forth below compares cumulative total return on the Common Stock of the Company with the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Retail Trade Index, adjusted for stock splits and stock dividends, resulting from an initial assumed investment of $100 in each for the period beginning on the date of the Company’s Offering of the Common Stock on May 25, 1999 and the years ending December 31, 1999, 2000, 2001, 2002 and 2003.

	barnesandnoble.com inc.	NASDAQ Stock Market	NASDAQ Retail Trade

05/25/99	100.00	100.00	100.00
12/31/99	78.82	171.38	96.82
12/31/00	7.29	103.36	59.43
12/31/01	8.56	82.04	82.13
12/31/02	6.39	56.72	69.81
12/31/03	16.28	84.80	97.20

Item 12.	Security Ownership of Certain Beneficial Owners and Management

      Equity Compensation Plan information for the year ended December 31, 2003 is as follows:

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-average	Under Equity
	Exercise of	Exercise Prices of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	14,942	$3.29	4,217
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	14,942	$3.29	4,217

Incentive Plan

      General. The Company’s 1999 Incentive Plan (the “Incentive Plan”) provides that options to acquire shares of Class A Common Stock (“Shares”) may be granted to key officers, employees, consultants, advisors and directors of the Company or any of its subsidiaries or affiliates as shall be selected from time to time by a committee of not fewer than two directors of the Company, as designated by the Board of Directors. The purpose of the Incentive Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company and B&N.com who will contribute to the Company’s success and to achieve long-term objectives that will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock. Awards under the Incentive Plan may take the form of stock options (“Options”), including corresponding share appreciation rights (“SARs”) and reload options, restricted stock awards and stock purchase awards.

      Share Authorization. The maximum number of Shares that may be the subject of awards under the Incentive Plan is 25,500,000 Shares and in any given year, the maximum number of Shares with respect to which awards may be granted to any employee is 7,000,000 Shares. Shares covered by any unexercised portions of terminated Options, Shares forfeited by participants and Shares subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the Incentive Plan. In the event the purchase price of the Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the Incentive Plan. Shares subject to Options, or portions thereof, with respect to which SARs are exercised, are not again available for the grant of awards under the Incentive Plan. The Shares to be issued or delivered under the Incentive Plan are authorized and unissued Shares, or issued Shares that have been acquired by the Company, or both.

      Incentive Plan Administration. The Compensation Committee of the Board of Directors administers the Incentive Plan. The Compensation Committee is authorized, subject to the provisions of the Incentive Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Incentive Plan. Subject to the provisions of the Incentive Plan, the Compensation Committee shall have authority, in its sole discretion, to grant awards under the Incentive Plan, to interpret the provisions of the Incentive Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the Incentive Plan or any award thereunder as it may deem necessary or advisable.

      Options. “Incentive Stock Options” meeting the requirements of Section 422 of the Code, and “Nonqualified Stock Options” that do not meet such requirements are both available for grant under the Incentive Plan. The term of each Option is determined by the Compensation Committee, but no Option can be exercisable prior to six months from the date of grant or more than 10 years after the date of grant (except in the case of Options that are not Nonqualified Stock Options, where the Compensation Committee can specify a longer period). Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Compensation Committee. In general, the exercise price for Incentive Stock Options must be at least equal to 100% of the fair market value of the Shares on the date of grant and the exercise price for Nonqualified Stock Options will be determined by the Compensation Committee at the time of the grant. The exercise price can be paid in cash, or if approved by the Compensation Committee, by delivery of a promissory note or tendering Shares owned by the participant. Options are not transferable except by will or the laws of descent and distribution and may generally be exercised only by the participant (or his or her guardian or legal representative) during his or her lifetime, provided, however, the Nonqualified Stock Options may, under certain circumstances, be transferable to family members and trust for the benefit of the participant or his or her family members.

      Share Appreciation Rights. The Incentive Plan provides SARs may be granted in connection with the grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. A SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from the Company, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Shares equal to the excess of (A) the fair market value of one Share on the date of such exercise over (B) the exercise price of any related Option, multiplied by the number of Shares in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with a SAR, such tandem SAR will terminate.

      Reload Options. The Compensation Committee may grant, concurrently with the award of any Option (an “Underlying Option”), a reload option (a “Reload Option”) to such participant to purchase for cash or Shares a number of Shares equal to the number of Shares delivered by the participant to the Company to exercise the Underlying Option and, to the extent authorized by the Compensation Committee, the number of Shares used to satisfy tax withholding obligations. Although an Underlying Option may be an Incentive Stock Option, a Reload Option is not intended to qualify as an Incentive Stock Option. A Reload Option has the same expiration date as the Underlying Option and an exercise price equal to the fair market value of the Shares on the date of the Reload Option. A Reload Option is exercisable six months from the date of grant. A Reload Option permits a participant to retain the potential Share appreciation in the number of already-owned Shares that are used to exercise an Underlying Option. Retention of such potential appreciation is accompanied by granting options for the number of Shares used to pay the exercise price of the Underlying Option or the related tax-withholding obligation. In this way, Reload Options provide a participant with the opportunity to build up ownership of Shares covered by an Underlying Option earlier during the Option term than through a single exercise at or near the end of the Option term.

      Restricted Stock. The Company may award restricted Shares under the Incentive Plan. Such a grant gives a participant the right to receive Shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the Shares may be based upon performance standards, length of service or other criteria as the Compensation Committee may determine. Until all restrictions are satisfied, lapsed or waived, the Company will maintain custody over the restricted Shares but the participant will be able to vote the Shares and will be entitled to all distributions paid with respect to the Shares, as provided by the Compensation Committee. During such restrictive period, the restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant forfeits the right to the Shares to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

      Antidilution Provisions. The number of Shares authorized to be issued under the Incentive Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar capitalization change.

      Change in Control. Upon the occurrence of a change in control of the Company, all Options and related SARs may become immediately exercisable and the restricted Shares may fully vest. All options currently outstanding vest upon a change in control of the Company.

      Termination and Amendment. The Incentive Plan will terminate by its terms and without any action by the Board of Directors in 2008. No awards may be made after that date. Awards outstanding on such termination date will remain valid in accordance with their terms.

      The Compensation Committee may amend or alter the terms of awards under the Incentive Plan, including to provide for the termination or modifications of the vesting or performance provisions of the grants of restricted Shares, but no such action shall in any way impair the rights of a participant under any award, without such participant’s consent.

Deferred Compensation Plan

      B&N.com’s Deferred Compensation Plan is a non-qualified plan, eligibility for which is limited to “Eligible Executives,” who include: (i) the Company’s employees who became B&N.com employees on November 1, 1998 and were eligible to participate in the Barnes & Noble deferred compensation plan on October 31, 1998; and (ii) the Company’s employees whose base salary for a calendar year exceeds $130,000. An Eligible Executive may elect in each year he or she is an Eligible Executive to defer no less than $5,000 and no more than 50% of his or her base salary to a Deferral Account. The Deferral Account of each Eligible Executive who elects to participate in the Deferred Compensation Plan (a “Participant”) is credited or debited with investment earnings or losses based upon the performance of the investment fund or index selected by the Participant from among alternatives selected by an Administrative Committee appointed by the Compensation Committee of the Board of Directors.

      A participant is entitled to a distribution of his or her Deferral Account upon retirement or following termination of employment, as elected by the Participant, but no later than the beginning of the year in which the Participant would attain age 70 1/2. A Participant may elect whether to receive the distribution in a lump sum or, at retirement, in annual installments over not more than fifteen (15) years.

      Amounts payable under the Deferred Compensation Plan are general unsecured obligations of B&N.com, payable out of B&N.com’s general assets to the extent not paid by a grantor trust that the Company may establish. The Company may amend or terminate the Deferred Compensation Plan at any time without affecting any of the rights granted prior to termination.

Defined Contribution Plan

      B&N.com is a participating employer in a defined contribution plan (the “401 (k) Savings Plan”), sponsored by Barnes & Noble, for the benefit of substantially all of its employees who meet certain eligibility requirements, primarily age and length of service. The 401(k) Savings Plan allows employees to invest up to 25%, not to exceed limits specified in the Internal Revenue Code, of their current gross cash compensation on a pre-tax basis. B&N.com’s contributions to the 401(k) Savings Plan are generally in amounts based upon a certain percentage of the employees’ pre-tax contributions. B&N.com provides matching contributions to participants in the amount of 100% of the first 3% of earnings and 50% of the next 2% contributed by them, which contributions are made consistent with the employees direction.

Beneficial Ownership of Shares

      The Company has three classes of Common Stock, par value $0.001 per share (the “Common Stock”). Each holder of the Company’s Class A Common Stock is entitled to one vote per share. Each holder of the Company’s Class B Common Stock or Class C Common Stock (collectively “High Vote Stock”) is entitled to the number of votes per share equal to: 10, multiplied by the sum of (a) the aggregate number of shares of High Vote Stock owned by such holder and (b) the aggregate number of Membership Units in B&N.com owned by such holder. Barnes & Noble is the beneficial owner of all of the Company’s outstanding Class B Common Stock and Class C Common Stock.

      The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 15, 2004 by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Class A Common Stock; (ii) each of the Company’s directors; (iii) the executive officers named in the Summary Compensation Table contained in “Executive Compensation”; and (iv) all current executive officers and directors as a group.

			Percentage of
	Number of Shares		Class A		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Common Stock(2)		Voting Power(2)(3)

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011	119,138,502	(4)	72.95	%(4)	96.3	%(4)
Leonard Riggio	2,014,437	(5)	4.17		*
Stephen Riggio	3,580,000	(6)	6.92		*
Marie J. Toulantis	3,818,000	(7)	7.38		*
David C. Willen	450,500	(8)	*		*
Kevin M. Frain	462,000	(9)	*		*
David Gitow	401,500	(10)	*		*
Daniel A. Blackman	420,084	(9)	*		*
Michael N. Rosen	100,000	(11)	*		*
Jan-Michiel Hessels	40,000	(9)	*		*
Patricia Higgins	40,000	(9)	*		*
William F. Reilly	90,000	(11)	*		*
All current executive officers and directors as a group (11 persons)	11,416,521	(12)	20.03		*

*	Represents less than 1%.

(1)	Except as indicated in the notes below, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days after March 15, 2004 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Excludes 4,158,088 shares issued to B&N.com in connection with the merger with Fatbrain.

(3)	Represents the percentage of voting power resulting from the effect of all outstanding High Vote Stock, assuming no conversion of that stock into Class A Common Stock.

(4)	Represents shares of High Vote Stock that are convertible into, and Membership Units that are exchangeable for, shares of Class A Common Stock on a one-for-one-basis at any time at the option of the holder thereof, together with 4,138,500 shares of Class A Common Stock, beneficially owned by Barnes & Noble through its wholly owned subsidiary B&N Holding.

(5)	Includes 600,000 shares each owned by B&N College and MBS. Does not include 119,138,502 shares of Class A Common Stock beneficially owned by Barnes & Noble. Mr. Riggio is Barnes & Noble’s Chairman of the Board and principal stockholder. Accordingly, he could be considered to beneficially own the shares owned by Barnes & Noble. Mr. Riggio disclaims any beneficial ownership of such shares.

(6)	Includes options granted by the Company to purchase 3,380,000 shares of Class A Common Stock.

(7)	Includes options granted by the Company to purchase 3,400,000 shares of Class A Common Stock.

(8)	Includes options granted by the Company to purchase 450,000 shares of Class A Common Stock.

(9)	All of these shares are issuable upon the exercise of options granted by the Company.

(10)	Includes options granted by the Company to purchase 400,000 shares of Class A Common Stock.

(11)	Includes options granted by the Company to purchase 40,000 shares of Class A Common Stock.

(12)	Includes options granted by the Company to purchase 8,672,084 shares of Class A Common Stock.

Item 13.	Certain Relationships and Related Transactions (in thousands)

      B&N.com has entered into agreements with Barnes & Noble, Bertelsmann and their affiliates. The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between B&N.com and its affiliates are at least as favorable to B&N.com as could be obtained from unaffiliated parties. The Board of Directors and the Audit Committee must approve in advance any proposed transaction or agreement with affiliates and will utilize procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of directors under Delaware law.

      B&N.com entered into a Supply Agreement, dated October 31, 1998, as amended, with Barnes & Noble (the “Supply Agreement”), whereby Barnes & Noble has agreed to supply inventory to B&N.com through Barnes & Noble’s distribution facilities and purchasing departments. Pursuant to the Supply Agreement, Barnes & Noble charges B&N.com its actual cost to acquire the inventory plus any incremental overhead incurred by Barnes & Noble in connection with providing such merchandise supply services. B&N.com purchased $114,172, $106,167 and $126,217 from Barnes & Noble representing 35%, 34% and 45% of its purchases for the years ended December 31, 2003, 2002 and 2001, respectively. The charges for incremental overhead for the years ended December 31, 2003, 2002 and 2001 were $3,705, $2,519 and $2,369, respectively.

      Under a Services Agreement, dated October 31, 1998, as amended, between B&N.com and Barnes & Noble (the “Services Agreement”), B&N.com receives various administrative services from Barnes & Noble, including, among other things, services for payroll processing, benefits administration, insurance (property and casualty, medical, dental and life) and tax administration. In accordance with the terms of the Services Agreement, B&N.com reimburses Barnes & Noble in an amount equal to the third-party expenses it incurs to fund and provide such services, plus any incremental internal costs. B&N.com was charged $1,990, $3,491 and $4,144 for such services during the years ended December 31, 2003, 2002 and 2001, respectively.

      B&N.com purchased merchandise directly from Calendar Club, L.L.C. (“Calendar Club”), a company engaged in the wholesaling and retailing of calendars, in which Barnes & Noble owns a 73.9% interest. B&N.com’s purchases from Calendar Club were $1,320, $1,740 and $1,110 for the years ended December 31, 2003, 2002 and 2001, respectively.

      B&N.com subleases from Barnes & Noble approximately one-third of a 300,000 square foot warehouse facility located in New Jersey. B&N.com was charged by Barnes & Noble $561, $498 and $486 for such subleased space during the years ended December 31, 2003, 2002 and 2001, respectively. The amount paid to Barnes & Noble by B&N.com approximates the cost per square foot paid by Barnes & Noble as tenant pursuant to its lease of the space from an unaffiliated third party.

      Since 1999, B&N.com has used AEC One Stop Group, Inc. (“AEC”) as its main music supplier, and as one of its suppliers of DVD/ video. AEC is among the largest wholesale distributors of music, videos and DVDs in the United States. AEC also provides B&N.com with a music, DVD and video product database. Subsequent to the initial supply arrangement between AEC and B&N.com, AEC’s parent corporation was acquired by an investor group in which Leonard Riggio, Chairman of the Board of the Company and B&N.com, became a minority investor. B&N.com was charged by AEC $52,257, $40,536 and $29,759 in connection with this agreement for merchandise purchased during the years ended December 31, 2003, 2002 and 2001, respectively. In addition, B&N.com was charged by AEC $490, $403 and $279 for database services during the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, $7,939 and $9,008, respectively, remained payable to AEC.

      B&N.com licenses the “Barnes & Noble” name under a royalty-free license agreement, dated October 31, 1998, as amended, between B&N.com and B&N College (the “License Agreement”), of which Leonard Riggio is the principal stockholder. Pursuant to the License Agreement, the Company has been granted an exclusive license to use the “Barnes & Noble” name and trademark for the purpose of selling books over the internet (excluding sales of college textbooks). Under a separate agreement dated as of January 2001, between the Company and Textbooks.com, Inc. (“Textbooks.com”), a corporation owned by Leonard Riggio, B&N.com was granted the right to sell college textbooks over the Internet using the “Barnes & Noble” name.

Pursuant to this agreement, B&N.com pays Textbooks.com a royalty on revenues (net of product returns, applicable sales tax and excluding shipping and handling) realized by the Company from the sale of books designated as textbooks. The term of the agreement is for five years and renews annually for additional one-year periods unless terminated 12 months prior to the end of any given term. For the years ended December 31, 2003, 2002 and 2001, the Company recorded royalty expense of $3,984, $3,485 and $5,981, respectively, under the terms of this agreement.

      B&N.com has various royalty-free non-exclusive licenses dated October 31, 1998, as amended, from Barnes & Noble, and Bertelsmann’s Books Online (“BOL”). B&N.com licenses from Barnes & Noble the right to use Barnes & Noble’s database of book bibliographic data as well as certain software applications. B&N.com licenses from BOL, the subsidiary through which Bertelsmann conducts its Internet business, its name and trademark for use in B&N.com’s operations. Under Technology Sharing License Agreements, B&N.com was granted a royalty-free license to view, access and use BOL’s computer technology and systems, and B&N.com granted BOL a license to view, access and use B&N.com’s computer technology and systems. All of the agreements described in this paragraph were terminated as of September 16, 2003.

      B&N.com and Barnes & Noble commenced a marketing program in November 2000, whereby a customer purchases a subscription to the Barnes & Noble Membership Program (formerly the “Readers’ AdvantageTM card”) for an annual membership fee of $25.00 which is non-refundable after the first 30 days of the membership term. With this membership card, customers can receive discounts of 10% on all Barnes & Noble purchases and 5% on all B&N.com purchases. B&N.com and Barnes & Noble have agreed to share the expenses, net of revenue from the sale of the cards, related to this program in proportion to the discounts customers receive on purchases with each company. B&N.com’s share of the card revenue generated from this program for the years ended December 31, 2003, 2002 and 2001 was $2,691, $1,359 and $636, respectively.

      In 2002, B&N.com entered into an agreement with Marketing Services (Minnesota) Corp. (“Marketing Services Corp.”), a wholly owned subsidiary of Barnes & Noble, for marketing services, which includes the issuance of gift cards. Under this agreement, B&N.com has received $10,568 and $2,669 as of December 31, 2003 and 2002, respectively from Marketing Services Corp., which represents reimbursement for purchases made with gift cards in a Barnes & Noble store and redeemed on the B&N.com Web site.

      B&N.com ships, through its fulfillment centers, customer orders on behalf of Barnes & Noble to Barnes & Noble retail stores as well as to Barnes & Noble customers’ homes. B&N.com charges Barnes & Noble the costs associated with such shipments plus any incremental overhead incurred by B&N.com to process these orders. For the years ended December 31, 2003, 2002 and 2001, B&N.com recorded $2,357, $1,792 and $987, respectively, as a reimbursement for shipping and handling from Barnes & Noble. In addition, during 2001, B&N.com and Barnes & Noble entered into an agreement whereby B&N.com receives a commission on all items ordered by customers at Barnes & Noble stores and shipped directly to customers’ homes by B&N.com. Commissions for these sales were recorded as revenue and amounted to $1,434, $1,280 and $383 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Barnes & Noble subleased warehouse space from B&N.com in Reno, Nevada. B&N.com charged Barnes & Noble $500 and $1,882 for such subleased space for the years ended December 31, 2002 and 2001, respectively. Additionally, Barnes & Noble reimbursed B&N.com $6,186 for fixed assets purchased on behalf of Barnes & Noble for the Reno warehouse. The equipment was sold to Barnes & Noble at its original cost. In January 2002, the Company determined it could not effectively utilize the full capacity of its Reno, Nevada distribution center. Accordingly, following Board approval on January 29, 2002, the Company agreed to transfer the Reno warehouse lease and sell B&N.com’s inventory located in Reno to Barnes & Noble. Barnes & Noble purchased the inventory from B&N.com at cost for approximately $9,877. The Board of Barnes & Noble also approved Barnes & Noble’s assumption of the lease obligation and the hiring of all of the employees at the Reno warehouse. The Reno lease assignment and the transfer of the operations of the Reno warehouse to Barnes & Noble was completed in April 2002. In connection with the transfer, B&N.com agreed to pay one-half of the rent charged for the facility through December 31, 2002. B&N.com paid $943 in relation to these expenses for the year ended December 31, 2002.

      In 2000, B&N.com began purchasing new and used textbooks directly from MBS Textbook Exchange, Inc. (“MBS”), a corporation majority-owned by Leonard Riggio and one of the nation’s largest wholesalers of college textbooks. B&N.com’s total purchases for the years ended December 31, 2003, 2002 and 2001 were $13,829, $17,223 and $13,206, respectively. In addition, B&N.com maintains a link on its Web site called “Sell Your Textbooks” which is hosted by MBS and through which B&N.com customers are able to sell used books directly to MBS. B&N.com is paid a commission based on the price paid by MBS to the consumer. Total commissions received and recorded as revenue for the years ended December 31, 2003, 2002 and 2001 were $75, $58 and $16, respectively.

      Under a Strategic Relationship Agreement, dated as of May 1, 2001 (the “Strategic Relationship Agreement”), between B&N.com and GameStop Corp. (“GameStop”), a majority-owned subsidiary of Barnes & Noble, B&N.com’s Web site refers customers to the GameStop Web site for purchases of video game hardware, software and accessories and PC entertainment software. GameStop pays B&N.com a referral fee based on its net sales revenue from certain eligible purchases made by customers as a result of the redirection from the B&N.com Web site. Either party may terminate the Strategic Relationship Agreement on 60 days’ notice. Commissions of $8, $65 and $33 were recorded as revenue for the years ended December 31, 2003, 2002 and 2001, respectively, under this agreement.

      B&N.com has an approximate 46.8% equity stake in enews, a company previously engaged in selling magazine subscriptions on the Internet, and accounted for this investment under the equity method. Substantially all of the balance of the shares are owned by Barnes & Noble. In July 2002, the Board of Directors and stockholders of enews approved the Liquidation Plan. As of December 31, 2003, the implementation of the Liquidation Plan had been substantially completed and was concluded by February 29, 2004. Prior to the implementation of the Liquidation Plan, B&N.com fulfilled a majority of orders for magazine subscriptions through enews and recorded a commission on these sales. B&N.com recorded commissions of $909 and $590 for the years ended December 31, 2002 and 2001, respectively, and was reimbursed $488, $524 and $295, respectively, for expenses incurred on behalf of enews for the years ended December 31, 2003, 2002 and 2001.

      At December 31, 2003 and 2002, $71,957 and $48,261, respectively, remained payable to Barnes & Noble in connection with the transactions described above.

      In July 2003, Barnes & Noble announced that it reached an agreement with DirectGroup Bertelsmann, the direct-to-customer division of German-based media company Bertelsmann, to acquire all of Bertelsmann’s interest in B&N.com for $164,000 in a combination of cash and notes, equivalent to $2.80 per share or Membership Unit. The transaction closed on September 15, 2003.

      Michael N. Rosen, a director and Secretary of the Company, is also a member of Bryan Cave LLP, outside counsel to the Company and B&N.com.

Item 14.	Principal Accountant Fees and Services

Independent Accountants

      During the fiscal year ended December 31, 2003, BDO Seidman, LLP (“BDO Seidman”) provided various audit and permissible non-audit services to the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO Seidman are compatible with maintaining the independence of BDO Seidman in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002. Set forth below are the aggregate fees billed for those services:

(a) Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q were $315,000 and $338,000, respectively.

(b) Audit-Related Fees: The aggregate fees billed by BDO Seidman for services rendered to the Company for the audit of the Company’s pension plan for the fiscal years ended December 31, 2003 and 2002 were $16,000 and $16,000, respectively.

(c) Tax Fees: No such fees were incurred by the Company for the fiscal years ended December 31, 2003 and 2002.

(d) All Other Fees: The aggregate fees billed by BDO Seidman for services rendered to the Company, other than the services described above under “Audit Fees” and “Audit-Related Fees,” for the fiscal years ended December 31, 2003 and 2002 were $15,000 and $7,000, respectively.

      The Audit Committee has determined that the provision of the services above are compatible with maintaining the independence of BDO Seidman. BDO Seidman does not provide consulting services to the Company in any capacity.

      Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has delegated to its Chairman, together with any other member of the Audit Committee, the authority to grant such pre-approvals during periods when the Audit Committee is not in session and a meeting cannot be readily convened. All fees paid to and or billed by our principal accountants were approved in accordance with the policy described above beginning May 6, 2003.

PART IV

Item 15.	Exhibits, Financial Statement Schedules and Reports on Form 8-K

      (a)(1)     Financial Statements:

      The following consolidated financial statements of the Company and subsidiaries and the related notes are filed as part of this report pursuant to Item 8:

Reports of Independent Certified Public Accountants

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statement of Stockholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

      (a)(2)     Financial Statement Schedules:

      None.

      All schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is given in the consolidated financial statements or notes thereto.

      (a)(3)     Exhibits:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of January 8, 2004, by and among the Company, Barnes & Noble, B&N.com Holding Corp. and B&N.com Acquisition Corp. (Incorporated herein by reference to Exhibit 2.1 in the Company’s Current Report on Form 8-K, filed January 9, 2004)
3.1	Amended and Restated Certificate of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
3.2	Amended and Restated By-laws of the Company. (Incorporated herein by reference to Exhibit 3.2 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.1	Second Amended and Restated Limited Liability Company Agreement of barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.1 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.2	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.30 in the Company’s Form 10-K for the year ended December 31, 1999, filed March 30, 2000)
10.3	Stockholders Agreement between Barnes & Noble, Inc. and Bertelsmann AG. (Incorporated herein by reference to Exhibit 10.3 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.4	1999 Incentive Plan of the Company. (Incorporated herein by reference to Exhibit 10.1 in Amendment No. 3 of the Company’s Registration Statement No. 333-64211, filed May 24, 1999)
10.5	Deferred Compensation Plan of the Company. (Incorporated herein by reference to Exhibit 10.25 in Amendment No. 3 of the Company’s Registration Statement No. 333-64211, filed May 24, 1999)
10.6	Retirement Plan of the Company. (Incorporated herein by reference to Exhibit 10.26 in Amendment No. 3 of the Company’s Registration Statement No. 333-64211, filed May 24, 1999)
10.7	Agreement of Lease, dated as of October 1, 1999, between 111 Chelsea LLC, as landlord, and barnesandnoble.com llc, as tenant. (Incorporated herein by reference to Exhibit 10.33 in the Company’s Form 10-K for the year ended December 31, 1999, filed March 30, 2000)
10.8	Indenture of Lease and Amendments thereto, dated as of June 7, 1994, between SDI Technologies, Inc., as Landlord, and B. Dalton Bookseller, Inc., as Tenant. (Incorporated herein by reference to Exhibit 10.22 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.9	Lease, dated as of June 30, 1997, between P.A. Building Company, as Landlord, and Barnes & Noble, Inc., as Tenant. (Incorporated herein by reference to Exhibit 10.23 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.10	Amended and Restated Industrial Lease Agreement effective as of July 27, 1999, between Industrial Developments International (Tennessee), L.P., as landlord, and barnesandnoble.com llc, as tenant. (Incorporated herein by reference to Exhibit 10.31 in the Company’s Form 10-K for the year ended December 31, 1999, filed March 30, 2000)
10.11	Supply Agreement, dated as of October 31, 1998, between barnesandnoble.com llc and Barnes & Noble, Inc. (Incorporated herein by reference to Exhibit 10.14 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.12	Amendment No. 1 to the Supply Agreement, between barnesandnoble.com llc and Barnes & Noble Inc. (Incorporated herein by reference to Exhibit 10.14 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.13	Amended and Restated Services Agreement, dated as of October 31, 1998, among the Company, barnesandnoble.com llc and Barnes & Noble, Inc. (Incorporated herein by reference to Exhibit 10.10 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)

Exhibit
No.	Description

10.14	Amendment No. 1 to the Amended and Restated Services Agreement, among the Company, barnesandnoble.com llc and Barnes & Noble, Inc. (Incorporated herein by reference to Exhibit 10.16 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.15	Technology Sharing and Licensing Agreement, dated as of October 31, 1998, between barnesandnoble.com llc, as Licensor and BOL.Global, Inc., as Licensee. (Incorporated herein by reference to Exhibit 10.8 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.16	Amendment No. 1 to the Technology Sharing and License Agreement, between barnesandnoble.com llc, as Licensor and BOL.Global, Inc., as Licensee. (Incorporated herein by reference to Exhibit 10.18 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.17	Technology Sharing and Licensing Agreement, dated as of October 31, 1998, between barnesandnoble.com llc, as Licensee and BOL.Global, Inc., as Licensor. (Incorporated herein by reference to Exhibit 10.9 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.18	Amendment No. 1 to the Technology Sharing and License Agreement, between barnesandnoble.com llc, as Licensee and BOL.Global, Inc., as Licensor. (Incorporated herein by reference to Exhibit 10.20 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.19	Amended and Restated Database and Software License Agreement, dated as of October 31, 1998, among the Company, barnesandnoble.com llc and Barnes & Noble, Inc. (Incorporated herein by reference to Exhibit 10.15 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.20	Amendment No. 1 to the Amended and Restated Database and Software License Agreement, among the Company, barnesandnoble.com llc and Barnes & Noble, Inc. (Incorporated herein by reference to Exhibit 10.22 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.21	Trademark License Agreement, dated as of October 31, 1998, between BOL.Global, Inc. and barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.13 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.22	Amendment No. 1 to the Trademark License Agreement, between BOL.Global, Inc. and barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.24 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.23	Amended and Restated Trademark License Agreement, dated as of October 31, 1998, between Barnes & Noble College Bookstores, Inc. and barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.12 in Amendment No. 1 of the Company’s Registration Statement No. 333-64211, filed March 18, 1999)
10.24	Amendment No. 1 to the Amended and Restated Trademark License Agreement, between Barnes & Noble College Bookstores, Inc. and barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.26 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.25	Web Site Agreement, dated as of January 31, 2001, between Textbooks.com, Inc. and barnesandnoble.com llc. (Incorporated herein by reference to Exhibit 10.27 in the Company’s Form 10-K for the year ended December 31, 2000, filed April 2, 2001)
10.26	Employment Agreement, dated as of October 31, 2002, between the Company and Marie J. Toulantis (Incorporated herein by reference to Exhibit 10.26 in the Company’s Form 10-K for the year ended December 31, 2002, filed March 27, 2003)
21.1	List of Subsidiaries
23.1	Consent of BDO Seidman, LLP

Exhibit
No.	Description

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

      (b) Reports on Form 8-K:

      On October 29, 2003, the Company furnished a Report on Form 8-K pursuant to Items 7 and 12 of such form announcing third quarter 2003 financial results.

      On November 12, 2003, the Company filed a Report on Form 8-K pursuant to Items 5 and 7 of such form relating to Barnes & Noble’s proposal to purchase in a merger transaction for $2.50 in cash each share of the Company’s common stock that Barnes & Noble does not currently own.

      Subsequent to the end of the fourth quarter, on January 9, 2004, the Company filed a Report on Form 8-K pursuant to Items 5 and 7 of such form announcing a definitive merger agreement with Barnes & Noble for $3.05 in cash per share of the Company’s common stock that Barnes & Noble does not currently own and the subsequent dismissal of lawsuits filed with respect to the proposed merger, subject to customary conditions.

      Subsequent to the end of the fourth quarter, on January 30, 2004, the Company furnished a Report on Form 8-K pursuant to Items 7 and 12 of such form announcing fourth quarter 2003 and fiscal year ended December 31, 2003 financial results.

      Subsequent to the end of the fourth quarter, on April 28, 2004, the Company furnished a Report on Form 8-K pursuant to Items 7 and 12 of such form announcing first quarter 2004 financial results.

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNESANDNOBLE.COM INC.

(Registrant)

By:	/s/ MARIE J. TOULANTIS

Marie J. Toulantis

Chief Executive Officer

Date: April 30, 2004

barnesandnoble.com inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patricia Higgins and Marie J. Toulantis, and each of them, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of barnesandnoble.com inc. held of record by the undersigned on April 23, 2004, at the Special Meeting of Stockholders to be held on May 27, 2004, at 10:00 a.m., local time, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on all matters as further described in the accompanying Proxy Statement.

     The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders dated May 3, 2004 and the accompanying Proxy Statement.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE AS TO THE PROPOSAL, WITH RESPECT TO SUCH PROPOSAL THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE MERGER CONTEMPLATED THEREBY. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

By executing this proxy, the undersigned hereby revokes all prior proxies.

(Continued, and to be signed and dated on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^   FOLD AND DETACH HERE   ^

Please Mark Here for Address Change or Comments (See Reverse Side)	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL.

1.	To approve and adopt the Agreement and Plan of Merger, dated as of January 8, 2004, among Barnes & Noble, Inc., B&N.com Holding Corp., B&N.com Acquisition Corp. and barnesandnoble.com inc. and approve the merger contemplated thereby.

☐	FOR	☐	AGAINST	☐	ABSTAIN

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You can view the 2003 Form 10-K/A and Proxy Statement on the Internet at http://www.barnesandnoble.com/ir